Exhibit 10.4

LEASE NO. WA-0067

LEASE

between

WTC TOWER 1 LLC,

a Delaware limited liability company

as Landlord

and

MOBO SYSTEMS, INC.,

a Delaware corporation d/b/a Olo

as Tenant

Dated as of June 11th , 2019

[Omitted]

Neither this draft lease, nor any other draft lease, nor any correspondence, writings, communications or other documents delivered or exchanged between Landlord and Tenant shall be deemed to be an offer or agreement to lease or to enter into a lease, on the terms set forth herein or otherwise and no lease, or agreement to lease, shall be binding on either party except and until as set forth in Section 30.11 of this draft.

THIS LEASE AND ALL DRAFTS OF THIS LEASE CONTAIN CONFIDENTIAL AND SENSITIVE INFORMATION. CONFIDENTIAL TREATMENT IS REQUESTED UNDER ALL APPLICABLE LEGAL REQUIREMENTS, INCLUDING THE PORT AUTHORITY’S FREEDOM OF INFORMATION POLICIES.

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LIST OF EXHIBITS

EXHIBIT A	FLOOR PLAN
EXHIBIT B	STANDARD FORM OF NON-DISTURBANCE AGREEMENT —NET LESSOR
EXHIBIT C	SALES TAX LETTER
EXHIBIT D	SUPPLEMENTAL AND OVERTIME HVAC RATES
EXHIBIT E	RULES AND REGULATIONS
EXHIBIT F	FORM OF LETTER OF CREDIT
EXHIBIT G	CLEANING SPECIFICATIONS

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INDENTURE OF LEASE (hereinafter referred to as this “Lease”) dated as of this 11th day of    June     2019 between WTC TOWER 1 LLC, a Delaware limited liability company having an office c/o Royal 1 WTC Management LLC, One Bryant Park, New York, New York 10036 (“Landlord”) and MOBO SYSTEMS, INC., a Delaware corporation d/b/a Olo having an office at 26 Broadway, 24th Floor, New York, New York 10004 (“Tenant”).

W I T N E S S E T H:

ARTICLE 1

DEFINITIONS; PREMISES; TERM

1.01 Defined Terms. As used in this Lease, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ADA” shall mean the Americans with Disabilities Act, Title III, 42 U.S.C.S. §§ 12181-12189 and any amendments thereto.

“Additional Rent” or “additional rent” shall have the meaning set forth in Section 3.02A hereof.

“Affiliate” shall have the meaning set forth in Section 8.06(4) hereof.

“After Hours HVAC Service” shall have the meaning set forth in Section 6.03 hereof.

“Agent” shall mean the managing agent for the Building (as of the Execution Date, the managing agent for the Building is Royal 1 WTC Management, LLC).

“Alterations” shall have the meaning set forth in Section 13.01A hereof.

“Arbitration Notices” shall have the meaning set forth in Section 36.04(iii) hereof.

“Assignment/Sublet Documentation” shall have the meaning set forth in Section 8.01 B hereof.

“Assignment/Sublet Notice” shall have the meaning set forth in Section 8.01B hereof.

“Bankruptcy Event” shall mean any of the following: (i) a general assignment by Tenant for the benefit of its creditors; (ii) the admission in writing by Tenant, or the determination by a court of competent jurisdiction, of the insolvency of Tenant or its inability to pay its debts as they become due; (iii) the voluntary commencement of any case or proceeding with respect to Tenant under any Bankruptcy Law or the filing by Tenant of a petition, application, motion or complaint seeking the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for itself or of or for a material part of its assets; (iv) the involuntary commencement of any case or proceeding with respect to Tenant under any Bankruptcy Law or the filing of a petition, application, motion or complaint seeking the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for Tenant or of or for a material part of its assets which case, proceeding, petition, application, motion or complaint is not both timely and diligently controverted and dismissed within sixty (60) days of its commencement or filing; (v) the appointment of or taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for Tenant or of or for a substantial part of its assets which is not both timely and diligently controverted and stayed or dismissed within sixty (60) days of its commencement; or (vi) the making of any levy on or judicial seizure or attachment of a substantial part of Tenant’s assets which is not both timely and diligently controverted and stayed or dismissed within sixty (60) days of its commencement.

“Bankruptcy Law” shall mean, collectively, Title 11 of the U.S. Code or any other present or future law of any jurisdiction which is applicable to Tenant for the relief, liquidation or rehabilitation of debtors, as amended.

“BID Charges” shall have the meaning set forth in Section 4.02A hereof.

“Broker” shall have the meaning set forth in Article 26 hereof.

“Building” shall mean the portions of that certain building that are leased by Landlord pursuant to the terms of the Net Lease, which building shall be known as One World Trade Center or 1 World Trade Center (subject to the terms of Section 34.02 hereof) and located on the Land.

“Building Common Areas” shall mean all of the common facilities of the Building and the Land designed and intended for use by tenants in the Building in common with Landlord and each other. None of the Building Common Areas shall be part of the Premises. In no event may Tenant have the right to perform work in, modify or repair the Building Common Areas.

“Building Office Space” shall mean the office space of the Building, which consists as of the Execution Date of the twentieth (20th) through ninetieth (90th) floors thereof. Landlord may at any time upon the delivery of a Notice to Tenant (but without the consent of Tenant), modify the above composition of the Building Office Space in any manner determined by Landlord in its sole and absolute discretion; provided that any such modification(s) shall not increase Tenant’s monetary or other obligations hereunder or adversely affect beyond a de minimis extent Tenant’s conduct of business in the Premises.

“Building Operations Documents” shall collectively include the rules and regulations, protocols and other operational procedures applicable to tenants of the Building, including, without limitation, the Rules and Regulations, any standard operating procedures issued by Agent (such as interim loading dock protocol), Building Access Control and Security Monitoring Plan, and the Information Security Handbook. Except as otherwise annexed hereto, the Building Operations Documents are available to Tenant and, upon written request of Tenant, Landlord agrees to promptly deliver to Tenant copies of any of the Building Operations Documents and any updates thereto. Tenant acknowledges that (i) all such documents may be amended from time to time by Landlord, in its sole discretion, and (ii) in the event Landlord makes changes in, or additions to, any of the Building Operations Documents, such changes and/or additions shall be binding upon Tenant with the same force and effect as if they were originally attached hereto and incorporated herein, provided that such changes and/or additions are not in a manner which would be discriminatory towards Tenant.

“Business Days” shall mean Monday through Friday exclusive of Holidays.

“CAM Amount” shall have the meaning set forth in Section 4.02D attached hereto.

“CAM Base Amount” shall have the meaning set forth in Section 4.02B attached hereto.

“CAM Expenses” shall have the meaning set forth in Section 4.02C attached hereto.

“Casualty Date” shall have the meaning set forth in Section 17.01 attached hereto.

“Casualty Rent Abatement Date” shall mean the date that is the earlier to occur of (i) fourteen (14) calendar days after the Full Casualty Restoration Work shall have been substantially completed or (ii) such date as Tenant moves into a material portion of the Premises for the normal conduct of its business.

“Casualty Termination Date” shall have the meaning set forth in Section 17.02B hereof.

“Cleaning Specifications” shall mean those cleaning services set forth in Exhibit G attached hereto.

“Commencement Date” shall mean the date which is the earlier to occur of: (a) the later to occur of (i) delivery of fully executed counterparts of this Lease, (ii) receipt of all necessary approvals, or (iii) June 1, 2019, or (b) the date Tenant or anyone claiming by, under or through Tenant shall first occupy any part of the Premises for any purpose.

“Commencement Date Agreement” shall have the meaning set forth in Section 2.03 hereof.

“Comparable Buildings” shall mean first-class office buildings located in downtown Manhattan that are comparable in quality and character to the Building.

“Conde Lease” shall mean that certain lease with respect to a portion of the Building dated as of May 25, 2011 between Landlord and Advance Magazine Publishers Inc., d/b/a Conde Nast, as the same may be assigned and/or amended from time to time.

“Confidential and Privileged Information” shall have the meaning set forth in the Information Security Handbook.

“Confidential Information” shall have the meaning set forth in the Information Security Handbook.

“Consequential Damages” shall mean any incidental, consequential, indirect, punitive, speculative, special or exemplary damages, or damages on account of lost profits, unrealized expectations or other similar claims. For the purposes of Section 22.02B only, the definition of Consequential Damages shall not include punitive, speculative, special or exemplary damages.

“Damage Statement” shall have the meaning set forth in Section 17.02A hereof.

“DAS” shall have the meaning set forth in Section 30.23 hereof.

“DAS Parties” shall have the meaning set forth in Section 30.23 hereof.

“DAS Related Work” shall have the meaning set forth in Section 30.23 hereof.

“Disclosing Party” shall having the meaning set forth in Section 30.13B hereof.

“DX Units” shall mean base Building condenser water-cooled direct expansion packaged air conditioning units on the floor on which the Premises are located.

“Electric Rates” shall have the meaning set forth in Section 7.04 hereof.

“Election Notice” shall have the meaning set forth in Section 36.01 hereof.

“Electrical Work” shall have the meaning set forth in Section 7.03 hereof.

“Embargoed Person” shall have the meaning set forth in Section 30.16A hereof.

“Environmental Laws” shall have the meaning set forth in Section 32.02 hereof.

“Engineering Area” shall mean the gross area of the floor on which the Premises is located, measured from the inside of the glass, less all core elements (both within and outside of the concrete core, e.g., structure, mechanical rooms and shafts) thereon, except for the net inside area of the following items which shall not be deducted therefrom: core toilet rooms, core janitor closets, core electrical closets, core telecommunication closets,the passenger elevator landing, cross corridors and the service elevator corridor.

“Equity Financing” shall have the meaning set forth in Section 8.06(2) hereof.

“Estimated Tax Statement” shall have the meaning set forth in Section 4.05G hereof.

“Estimated Tenant’s Expense Payment(s)” shall have the meaning set forth in Section 4.03B(a) hereof.

“Execution Date” shall mean the date upon which this Lease is fully executed and unconditionally delivered by both parties hereto.

“Executive Suite Competitor” shall have the meaning set forth Section 5.01(ii) hereof.

“Existing AC Units” shall have the meaning set forth in Section 6.04 hereof.

“Existing FF&E” shall have the meaning set forth in Section 2.02A hereof.

“Existing L/C” shall have the meaning set forth in Section 28.06 hereof.

“Existing Tenant” shall have the meaning set forth in Section 37.03A hereof.

“Expense Base” shall have the meaning set forth in Section 4.02F hereof.

“Expense Base Period” shall have the meaning set forth in Section 4.02G hereof.

“Expense Estimate” shall have the meaning set forth in Section 4.03B(a) hereof.

“Expense Year” shall have the meaning set forth in Section 4.02H hereof.

“Expense Statement” shall have the meaning set forth in Section 4.03D hereof.

“Expenses” shall have the meaning set forth in Section 4.02E hereof.

“Expiration Date” shall mean the final day of the calendar month in which the ten (10) year anniversary of the final day of the Fixed Rent Abatement Period occurs, (or the date upon which the Term shall sooner terminate pursuant to any of the terms of this Lease).

“Final Tax Statement” shall have the meaning set forth in Section 4.05G hereof.

“First Full Occupancy Year” shall have the meaning set forth in Section 4.02F hereof.

“First Tax Year” shall mean the first full fiscal tax year following the PILOT Termination.

“Fixed Rent” shall have the meaning set forth in Section 3.01A hereof.

“Fixed Rent Abatement Period” shall mean the period commencing on the Commencement Date and ending at 11:59 P.M. on the day before the date which is the eleven (11) month anniversary of the Commencement Date.

“Fixtures” shall have the meaning set forth in Section 13.03A hereof.

“First Offer Space” shall have the meaning set forth in Section 37.01 hereof.

“Floor Plan” shall mean the floor plan with respect to the Premises annexed hereto as Exhibit A.

“FOI Policy” shall mean the Port Authority’s Freedom of Information policies as set forth by the Commissioners of the Port Authority from time to time.

“Force Majeure” shall mean any delays resulting from any causes beyond Landlord’s reasonable control, including governmental regulation, governmental restriction, strike, accident, labor dispute, riot, insurrection, terrorism, emergency, inability to obtain materials, acts of God or of a public enemy, acts of the United States of America, fires or other casualties, floods, epidemics, quarantine restrictions, freight embargoes, unusually severe weather, or delays of subcontractors or suppliers at any tier arising from unforeseeable causes beyond the control and without the fault or negligence of Landlord and other like circumstances. Under no circumstances shall the nonpayment of money or a failure attributable to lack of funds be deemed to be (or to have caused) an event of Force Majeure.

“Freight Operating Hours” shall have the meaning set forth in Section 6.01A(2) hereof.

“Full Casualty Restoration Work” shall mean all repair and restoration work to the core and shell of the Premises (subject to the provisions of Article 17 hereof, but excluding Tenant’s Insurable Property) and the Building (including base Building construction) that shall be required following a casualty so that the Premises (other than Tenant’s Insurable Property) and the Building shall be repaired and restored to substantially the same condition as existed prior to the damage (including base Building construction).

“GAAP” shall mean generally accepted accounting principles (consistently applied).

“Governmental Authority” shall mean the United States of America, the State of New York, the State of New Jersey, the City of New York, and the Port Authority and any political subdivision, agency, department, commission, board, bureau or instrumentality thereof and any of any of the foregoing, now existing or hereafter created, having jurisdiction over the Building and/or the Land or any portion thereof or the curbs, sidewalks, and areas adjacent thereto, other than the Port Authority in its capacity as an occupant of the Building, the lessor under the Net Lease, or a member of the limited liability company constituting Landlord hereunder (as contrasted with its governmental capacity).

“Gross Up Provisions” shall have the meaning set forth in Section 4.02E hereof.

“Hazardous Material(s)” shall have the meaning set forth in Section 32.02 hereof.

“Holidays” or “holidays” shall mean all Building Service Employees Union Contract holidays of general applicability to all employees.

“HVAC” shall mean heating, ventilation and air conditioning.

“HVAC System” shall have the meaning set forth in Section 6.01B hereof.

“Information Security Handbook” shall mean the handbook issued by the Port Authority relating to the procedures and practices that must be followed by all parties concerning Confidential Information and/or Confidential and Privileged Information with respect to the Building and/or the World Trade Center, as the same may be modified or supplemented from time to time without the approval of Tenant. A copy of the current edition of the Information Security Handbook is available online at http://wwvv.panynj.gov/business-opportunities/pdf/Corporate-Information-Security-Handbook.pdf.

“Interest Rate” shall mean, for any (i) late payments, including without limitation, late payment of Rent, invoices, or Additional Rent, for any period of time during the Term, the greater of (a) nine percent (9%) per annum or (b) five percent (5%) per annum above the then published annual prime interest rate upon unsecured loans charged by JPMorgan Chase Bank (or (x) Citibank, if JPMorgan Chase Bank shall not then have an announced prime rate or (y) another national bank designated by Landlord, if neither JPMorgan Chase Bank nor Citibank shall then have an announced prime rate) on loans of ninety (90) days; or (ii) events of default beyond any applicable notice and cure period or the specific date for payment, sixteen percent (16%) per annum. Notwithstanding anything to the contrary contained herein, if the applicable rate above would be greater than the maximum rate of interest allowable by law, then the maximum rate of interest allowable by law shall be the interest rate charged.

“IPO” shall have the meaning set forth in Section 8.06(2) hereof.

“Issuing Bank” shall have the meaning set forth in Section 28.02 hereof.

“JAMS” shall mean JAMS, the Resolution Experts or any organization which is the successor thereto.

“JAMS Rules” shall have the meaning set forth in Section 35.01 hereof.

“Land” shall mean the land underneath and/or directly adjacent to the Building in which Landlord has an interest.

“Landlord” shall mean WTC Tower 1 LLC, a Delaware limited liability company, and its successors and assigns.

“Landlord Entity” shall mean the named Landlord herein (i.e., WTC Tower 1 LLC), its constituent members, and its parent companies, affiliates, subsidiaries and successors.

“Landlord Party” or “Landlord Parties” shall mean any of Landlord, any Landlord Entity, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives.

“Landlord’s Charge” shall mean, in connection with the performance by Landlord and/or Agent (or any third party designated by Landlord or Agent) of any work or service on behalf of Tenant pursuant to the terms of this Lease (including to the extent applicable pursuant to the Building Operations Documents) (i) in the case of any work or service performed by Landlord’s employees (or the employees of a Landlord Party or of Agent), the then Building standard charge for such work or service (which charge shall not be assessed against Tenant in a discriminatory manner), or (ii) in the case of services for which the amount to be paid to Landlord is expressly set forth in this Lease, the amount so stated, or (iii) in the case of any work or service performed by, or materials and supplies provided by, an independent third party designated by Landlord and/or Agent, the amount paid to such independent third party in connection with such work or service or such materials and supplies (together with a mark-up of eighteen percent (18%); it being agreed that (I) the foregoing mark-up shall only be applicable to the extent Landlord actually engages an independent third party to perform such work or service or provide materials and supplies, and that the foregoing mark-up of such third party costs shall be inclusive of and in consideration for any of Landlord’s, Agent’s and any general contractor’s/construction manager’s (A) so-called “general conditions”, (B) overhead and profit, and (C) liability insurance, and not duplicative of any other mark-up by such general contractor/construction manager only) and (II) to the extent Landlord or Agent actually engages an independent third party to perform such work or service or provide materials and supplies, Landlord shall (or Landlord shall cause Agent, as applicable) to use commercially reasonable efforts to obtain market rates for such work, service, materials and supplies (as applicable).

“Landlord’s First Offer Notice” shall have the meaning set forth in Section 37.02 hereof.

“Leasehold Improvements” shall mean all improvements made to the Premises as of the Execution Date but excluding the core and shell of the Premises.

“Legal Requirements” shall mean any and all applicable past, present and future laws, regulations, and codes, extraordinary as well as ordinary, of all Governmental Authorities, including the ADA, the Port Authority Manual and any law of like import, any requirements of QAD, any memoranda and letter agreements between the Port Authority and the New York City Fire Department, the New York City Police Department and the New York City Department of Buildings, and all rules and regulations with respect thereto and any of the foregoing relating to environmental matters. Hazardous Materials, public health and safety matters, and any fire rating organizations or insurance entities performing substantially similar functions to the New York Board of Underwriters and the New York Fire Insurance Rating Organization (while such organizations were in existence). in each case, affecting the Building, Land, or the Premises or the maintenance, use or occupation thereof. or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Building or Land.

“Letter of Credit” shall have the meaning set forth in Section 28.02 hereof.

“Limited Casualty Restoration Work” shall mean all repair and restoration work to the Premises (other than Tenant’s Insurable Property) and the Building that shall be required following a casualty so that Tenant and its contractors shall be reasonably able in accordance with good construction practice to perform their construction, repair and restoration work to Tenant’s Insurable Property (e.g., reasonable access to the damaged portions of the Premises for the delivery of contractors’ work materials and access by contractors’ employees and the delivery of all required services thereto solely for the performance of construction, repairs, restoration and other services in connection therewith, including the operation and testing of systems).

“Litigation Legislation” shall mean the concurrent legislation of the State of New York and the State of New Jersey set forth at Chapter 301 of the Laws of New York of 1950, as amended by Chapter 938 of the Laws of New York of 1974 (McKinney’s Unconsolidated Laws §§ 7101-7112), and Chapter 204 of the Laws of New Jersey of 1951 (N.J.S.A. §§ 32:1-157 to 168). as each of them may be amended from time to time.

“Material Alterations” means any Alteration that (a) affects the Building’s structure, (b) affects the Building’s exterior, (c) adversely affects the mechanical or utility systems of the Building or any space occupied by another tenant, (d) adversely affects the provision of services to other Building tenants, (e) includes work that requires the removal of a portion of the floor slab in any portion of the Premises, or access to, or penetration of the floor slab adjacent to, any space occupied by any other tenant or occupant of the Building other than Tenant’s subtenants or (f) provides for the installation of wet pipes above or in close proximity to an existing sensitive area(s) of another tenant.

“Necessary Equipment” shall have the meaning set forth in Section 7.05 hereof.

“Net Lease” shall mean that certain Second Amended and Restated Agreement of Lease, dated as of July 16, 2001, by and between the Port Authority, as lessor, and Landlord, as lessee, as the same may hereafter be modified, amended, revised, restated or supplemented from time to time.

“Net Lessor” shall mean the Port Authority, or any successor thereto, in either case in its capacity as lessor under the Net Lease.

“Network” shall have the meaning set forth in Section 13.04H hereof.

“Non-Abated Period” shall have the meaning set forth in Section 6.06 hereof.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 9.11 hereof.

“Non-Renewal Notice” shall have the meaning set forth in Section 28.02B hereof.

“Notice” shall mean any written notice, statement, certificate, request or demand permitted or required to be given by Landlord or Tenant to the other in accordance with the terms and provisions of this Lease. Notices shall be delivered (and deemed delivered) in the manner set forth in Article 24 hereof.

“NYPA” shall mean the New York Power Authority.

“OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation.

“Operating Hours” shall mean between 8:00 A.M. and 6:00 P.M. New York City time on Business Days.

“Other Party” shall have the meaning set forth in Section 30.13B hereof.

“Parent Company” shall have the meaning set forth in Section 8.06(4) hereof.

“Partial Occupancy Years” shall have the meaning set forth in Section 4.03C hereof.

“Partial Occupancy Years Overpayment” shall have the meaning set forth in Section 4.03D hereof.

“Partial Occupancy Years Underpayment” shall have the meaning set forth in Section 4.03D hereof.

“Permitted Licensee” shall have the meaning set forth in Section 8.08 hereof.

“PILOT” shall have the meaning set forth in Section 4.05A(i) hereof.

“PILOT Agreement” shall have the meaning set forth in Section 4.05A(ii) hereof.

“PILOT Base Rate” shall have the meaning set forth in Section 4.05A(iii) hereof.

“PILOT Estimate Statement” shall have the meaning set forth in Section 4.05C hereof.

“PILOT Rate” shall have the meaning set forth in Section 4.05A(v) hereof.

“PILOT Semi-Annual Period” shall have the meaning set forth in Section 4.05A(vi) hereof.

“PILOT Space” shall have the meaning set forth in Section 4.05A(vii) hereof.

“PILOT Square Feet” shall have the meaning set forth in Section 4.05A(viii) hereof.

“PILOT Statement” shall have the meaning set forth in Section 4.05C hereof.

“PILOT Termination” shall have the meaning set forth in Section 4.05G hereof.

“Plans and Other Documentation” shall have the meaning set forth in Section 13.01E hereof.

“Port Authority” shall mean The Port Authority of New York and New Jersey or any successor thereto.

“Port Authority Manual” shall mean, collectively, (i) the Tenant Construction Review Manual dated December 2008, (ii) the Tenant Construction and Alteration Process Manual dated July 2013, (iii) World Trade Center Site Rules and Regulations effective October, 2009 and (iv) the Security Guidelines (it being acknowledged that the Security Guidelines have not yet been promulgated by the Port Authority and will automatically become part of the Port Authority Manual upon their promulgation), as all of the foregoing items shall exist as of the Execution Date and as the same may be modified or supplemented from time to time following the Execution Date without the approval of Tenant.

“Premises” shall mean the entire leasable area of the eight-second (82nd) floor of the Building Office Space (other than the Building Common Areas located thereon) as shown on the Floor Plan and any additional space in the Building leased by Tenant (including the First Offer Space), taking into account any reduction in the space comprising the Premises pursuant to the terms of Article 8 hereof or otherwise. The parties acknowledge that all core toilet rooms and service elevator corridors located on any floor of the Building on which Tenant shall lease all of the leasable area are part of the Premises and are Tenant’s Insurable Property for all purposes of this Lease, including for the purposes of Articles 7, 11, 12, 13, 16 and 17 hereof, it being agreed that (a) subject to the terms of clause (b) below, Landlord shall perform all repair and maintenance with respect thereto at Tenant’s expense equal to Landlord’s Charge therefor, (b) Tenant shall be obligated to use materials, standards and finishes of Building standard quality, quantity, color and design in connection with its repair and restoration obligations with respect thereto pursuant to the terms of Article 17 hereof and (c) any Alteration performed by or on behalf of Tenant to such core toilet rooms or service elevator corridors shall be deemed to be a Material Alteration hereunder. Floor references are designated rental floor numbers, there being no rental floors below the twentieth (20th) floor or above the ninetieth (90th) floor. Each reference in this Lease to a “full floor” (or words of similar import) shall be deemed to include the eight-second (82nd) floor of the Building, unless the context clearly indicates otherwise.

“Prime Rate” shall mean the then published annual prime interest rate upon unsecured loans charged by JPMorgan Chase Bank (or (x) Citibank, if JPMorgan Chase Bank shall not then have an announced prime rate or (y) another national bank designated by Landlord, if neither JPMorgan Chase Bank nor Citibank shall then have an announced prime rate) on loans of ninety (90) days.

“Prohibited Person” shall have the meaning set forth in Section 30.16B hereof.

“Prohibited Work” shall mean any Alterations creating excessive noise or fumes (including, any Alteration(s) involving (a) demolition; (b) cutting, chopping and drilling of floor slabs; (c) shooting fasteners to the floor slabs or demising walls; (d) spraying of paint or other coatings; (e) disconnects or shutdowns affecting other tenants or other parts of the Building; (f) burning or welding of steel which causes fumes to be transmitted to other parts of the Building; or (g) the use of air-hammers or concrete saws), together with any other Alterations so designated in the Rules and Regulations Regarding Alterations.

“Proposed Subleased Space” shall have the meaning set forth in Section 8.01C hereof.

“QAD” shall mean, collectively, the departments and/or divisions within the Port Authority that are responsible for enforcing government oversight relating to the Port Authority Manual and compliance with Legal Requirements related to design and construction, including the Quality Assurance Division (QAD) and the Resident Engineer’s Office (RED).

“Real Property” shall mean, collectively, the Building, the Land and the Appurtenances (as defined in Section 2.1.1 of the Net Lease).

“Recurring Additional Rent” shall mean (i) payment for condenser water pursuant to the terms of Section 6.05 of this Lease, (ii) After Hours HVAC Service charges (if any and to the extent any of the same is put on a standard recurring schedule), (iii) any charges in respect of electricity pursuant to Sections 7.01A and 7.01B hereof, (iv) Tenant’s CAM Payment, (v) Tenant’s Expense Payment, (vi) Tenant’s PILOT Payment, and (vii) Tenant’s Tax Payment, to the extent same becomes applicable in accordance with Article 4 hereof.

“Related Entity” shall mean any Successor to Tenant or Successor to a Tenant Entity (as the case may be) or any Subsidiary or Affiliate of Tenant or a Tenant Entity (as the case may be) with respect to which the direct or indirect ownership relationship between Tenant or a Tenant Entity, as the case may be, and such Subsidiary or Affiliate is fifty-one percent (51%) or more of the beneficial interest in such entity or any Parent Company of Tenant or a Tenant Entity (as the case may be) which owns, directly or indirectly, at least fifty-one percent (51%) of the beneficial interest in Tenant or a Tenant Entity (as the case may be).

“Renewal Option” shall have the meaning set forth in Section 36.01 hereof.

“Renewal Term” shall have the meaning set forth in Section 36.01 hereof.

“Rent” or “rent” shall mean all Fixed Rent, additional rent or other charges payable under this Lease (including, without limitation, Recurring Additional Rent).

“REOA” shall mean that certain Reciprocal Easement and Operating Agreement of the West Portions of the World Trade Center dated as of November 16, 2006 by and among the Port Authority, 1 World Trade Center LLC and WTC Retail LLC, as the same may be amended, modified, revised or supplemented from time to time.

“Replacement L/C” shall have the meaning set forth in Section 28.06 hereof.

“Replacement Notice” shall have the meaning set forth in Section 28.06 hereof.

“Restoration Period” shall have the meaning set forth in Section 17.02 hereof.

“Revised Estimate” shall have the meaning set forth in Section 4.03B hereof.

“Right of First Offer” shall have the meaning set forth in Section 37.02 hereof.

“ROFO Commencement Date” shall have the meaning set forth in Section 37.04 hereof.

“Rules and Regulations” means, collectively, (i) the Rules and Regulations Regarding Alterations, a copy of which is available upon request from the Building management office, and (ii) the Rules and Regulations attached hereto and incorporated herein as Exhibit E (unless the context refers specifically to only one or the other), in either case as the same may be revised in accordance with the definition of Building Operations Documents above.

“Secure Information” shall have the meaning set forth in Section 30.13B hereof.

“Security Deposit” shall mean that sum of money equal to [Omitted] Dollars ($[Omitted]), subject to Section 28.07.

“Specific Competitor” shall have the meaning set forth in the Conde Lease.

“Subsidiary” shall have the meaning set forth in Section 8.06(4) hereof.

“Successor” shall have the meaning set forth in Section 8.06(4) hereof.

“Superior Holder” shall have the meaning set forth in Section 9.11 hereof.

“Superior Lease” or “Superior Leases” shall have the meaning set forth in Section 9.02A hereof.

“Superior Lessor” shall mean the lessor under a Superior Lease.

“Superior Mortgagee” shall mean the holder of a Superior Mortgage.

“Superior Mortgage” or “Superior Mortgages” shall have the meaning set forth in Section 9.02A hereof.

“Supplemental HVAC System” shall have the meaning set forth in Section 6.04 hereof.

“Tax Base Amount” shall have the meaning set forth in Section 4.05A(ix) hereof.

“Tax Year” shall have the meaning set forth in Section 4.05A(x) hereof.

“Taxes” shall have the meaning set forth in Section 4.05A(xi) hereof.

“Temporary Offer Space Rate” shall have the meaning set forth in Section 37.10 hereof.

“Temporary Rate” shall have the meaning set forth in Section 36.06 hereof.

“Tenant” shall mean Mobo System, Inc., a Delaware corporation d/b/a Olo, and its successors and permitted assigns.

“Tenant Entity” shall mean the named Tenant herein (i.e., Mobo System, Inc., a Delaware corporation d/b/a Olo) and its Related Entities.

“Tenant Party” shall mean Tenant, any Tenant Entity, any subtenant, assignee or other occupant of the Premises, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, vendors and service providers, licensees, agents and representatives.

“Tenant’s CAM Payment(s)” shall have the meaning set forth in Section 4.04A hereof.

“Tenant’s Communications Equipment” shall have the meaning set forth in Section 13.04H hereof.

“Tenant’s Expense Payment(s)” shall have the meaning set forth in Section 4.03A hereof.

“Tenant’s First Offer Acceptance Notice” shall have the meaning set forth in Section 37.03B hereof.

“Tenant’s Insurable Property” shall have the meaning set forth in Section 17.01 hereof.

“Tenant’s Maintenance Items” shall have the meaning set forth in Section 12.01 hereof.

“Tenant’s PILOT Payment(s)” shall have the meaning set forth in Section 4.05B hereof.

“Tenant’s Property” shall have the meaning set forth in Section 13.04A hereof.

“Tenant’s Share” and “Tenant’s Expense Share” shall have the meaning set forth in Section 4.02I hereof.

“Tenant’s Tax Payment” shall have the meaning set forth in Section 4.05G(a) hereof.

“Term” shall mean the term of this Lease commencing on the Commencement Date and ending on Expiration Date, or such sooner date as this Lease shall terminate pursuant to any of the terms of this Lease.

“Third PILOT Semi-Annual Period” shall have the meaning set forth in Section 4.05B hereof

“Wi-Fi” shall have the meaning set forth in Section 13.04H hereof.

“Wiring” shall have the meaning set forth in Section 13.03B hereof.

“Workers Comp Coverage” shall have the meaning set forth in Section 16.02 hereof.

“World Trade Center” shall mean that certain facility of commerce commonly and colloquially known as the “World Trade Center” and located in the Borough of Manhattan, City, County and State of New York, comprised of approximately 16 acres.

1.02 Leasing of the Premises. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises.

The leasing of the Premises by Tenant shall include the right of Tenant to (a) access the Building Common Areas in common with other tenants in the Building and (b) use all fixtures, improvements and betterments owned or leased by Landlord which, at any time during the Term, are attached to or installed in the Premises, all subject to such restrictions, rules, regulations, security arrangements and charges (if any) as are provided for in this Lease.

TO HAVE AND TO HOLD unto Tenant, its successors and permitted assigns, for the Term, YIELDING AND PAYING the rents and additional rents hereinafter set forth, all on the covenants, conditions and agreements hereinbefore and hereinafter stated.

ARTICLE 2

COMMENCEMENT OF TERM; AS-IS

2.01 Commencement of Term. The Term shall commence on the Commencement Date and, except as otherwise expressly provided herein (including as set forth in Section 3.01), the payment of Fixed Rent and additional rent (if any) shall commence on the Commencement Date.

2.02 As-is.

A. Tenant has examined the Premises, and agrees that on the Commencement Date, the Premises will be in its “as is”, “where is” condition as of the Execution Date, having all furniture, fixtures and equipment serving and located in the Premises, including all workstations, chairs, conference tables, audio video equipment, voice and data cabling, all vertical and horizontal data and communication wiring, racks, Existing AC Units, kitchen appliances and equipment, light fixtures and reception area furnishings (collectively, the “Existing FF&E”).

B. On the Commencement Date, the Existing FF&E shall (a) be in its “as-is” condition and (b) become the property of Tenant pursuant to a separate agreement. Landlord shall have no liability or duty with respect to the Existing FF&E (i.e., Landlord shall not be responsible for any damage to any Existing FF&E).

2.03 Commencement Date Agreement. Promptly after the occurrence of the Commencement Date, Landlord and Tenant, at Landlord’s or Tenant’s request, will execute an agreement in recordable form stating, among other things, as applicable, the Commencement Date, the expiration of the Fixed Rent Abatement Period, the tons of condenser water to be furnished by Landlord, if any, pursuant to Section 6.05 hereof and/or the Expiration Date (and other dates, obligations or rights of the parties which may be affected by the determination of such dates) (the “Commencement Date Agreement”) with respect to the above date. Tenant’s or Landlord’s failure or refusal to sign same shall in no event affect the determination by Landlord of such dates in accordance with the terms of this Lease.

2.04 Section 223 Waiver. The parties agree that Tenant expressly waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and the right to recover any damages, direct or indirect, which may result from Landlord’s failure to timely deliver possession of any portion of the Premises. Tenant agrees that the provisions of this Section are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a to the extent herein provided.

ARTICLE 3

RENT

3.01 Fixed Rent.

A. During the Term, Tenant agrees to pay to Landlord an annual fixed minimum rent, in lawful money of the United States, in the amounts as set forth below (collectively, the “Fixed Rent”):

(a) [Omitted] ($[Omitted]) per annum ($[Omitted] per month) from the Commencement Date through the last day of the month preceding the month in which the fifth (5th) anniversary of the final day of the Fixed Rent Abatement Period occurs; and

(b) [Omitted] Dollars ($[Omitted]) per annum ($[Omitted] per month) from the first day of the month in which the fifth (5th) anniversary of the final day of the Fixed Rent Abatement Period occurs through the Expiration Date.

B. Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term commencing upon the Commencement Date, subject to the last sentence of this Section 3.01B, without any setoff or deduction whatsoever. In the event that the Commencement Date shall occur on a day other than the first day of a calendar month, the Fixed Rent for such month shall be prorated on a per diem basis. Notwithstanding anything herein to the contrary, so long as Tenant shall not be in default under any of the terms and provisions of this Lease, Tenant shall receive a deduction in Fixed Rent (i) in the amount of $[Omitted] for each month of the Fixed Rent Abatement Period, such amount not to exceed an aggregate of $[Omitted], provided, however, that in the event the beginning of the Fixed Rent Abatement Period shall occur on a date other than the first day of a calendar month, such monthly amount shall be prorated on a per diem basis and (ii) in the amount of $[Omitted] for the month following the month in which the expiration of the Fixed Rent Abatement Period occurs.

C. Recurring Additional Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term commencing upon the date(s) set forth herein without any setoff or deduction whatsoever (except as otherwise expressly provided herein). In the event that any of such dates shall occur on a day other than the first day of a calendar month, such Recurring Additional Rent for such month shall be prorated on a per diem basis.

D. All Fixed Rent and Recurring Additional Rent that are payable under this Lease shall be payable in lawful money of the United States by wire transfer or electronic payments made through the Automated Clearing House network of immediately available funds to such account as Landlord may from time to time direct in writing. All Additional Rent (other than Recurring Additional Rent) shall be payable in lawful money of the United States and shall be paid either by (a) wire transfer or electronic payments made through the Automated Clearing House network of immediately available funds to such account as Landlord may from time to time direct in writing or (b) a check of Tenant drawn on a bank which is a member of The Clearing House Payments Company L.L.C. (or any successor thereto) which is remitted to such address as Landlord may from time to time direct in writing. Failure to pay Fixed Rent and/or Additional Rent in the manner set forth above shall be deemed a material default by Tenant under this Lease.

3.02 Additional Rent.

A. All adjustments of rent, costs, charges and expenses which Tenant is obligated to pay to Landlord pursuant to this Lease (including, without limitation, Recurring Additional Rent) shall be deemed additional rent (the “Additional Rent” or “additional rent”), which Tenant covenants to pay when due. In the event of nonpayment, Landlord shall have all the rights and remedies with respect thereto as is herein provided for in case of nonpayment of Fixed Rent. All rent shall be payable by Tenant to Landlord, except as otherwise expressly provided herein, without offset, reduction, counterclaim and/or deduction.

B. If any clause in this Lease providing for the payment by Tenant to Landlord of any additional rent shall not state a time period upon which such payment shall be due to Landlord, such payment shall be payable by Tenant to Landlord within twenty (20) days after delivery of an invoice therefor together with (to the extent available or applicable) reasonable supporting documentation.

3.03 Legal Requirements. If any of the rent payable under the terms of this Lease shall be or become uncollectible; reduced or required to be refunded because of any rent control, federal, state or local law, regulation, proclamation or other Legal Requirement not currently in effect, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant, the acceleration of any expense by Tenant or any other adverse effect on Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rent which, from time to time, during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease). Upon the termination of such legal rent restriction, (a) the Fixed Rent and additional rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall promptly pay in full to Landlord, unless expressly prohibited by applicable Legal Requirements, an amount equal to (i) rentals which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rent actually paid by Tenant during the period such legal rent restriction was in effect.

3.04 Late Charge. If any installment of Fixed Rent or additional rent is not paid within five (5) Business Days of when due, Tenant shall also pay Landlord interest thereon from the due date until paid at the Interest Rate.

ARTICLE 4

EXPENSE PAYMENTS, CAM PAYMENTS, PILOT PAYMENTS, TAX PAYMENTS

4.01 General. In addition to the Fixed Rent hereinbefore set forth, Tenant shall pay to Landlord, as additional rent, at the times and in the manner hereinafter set forth, (a) Tenant’s Expense Payments, (b) Tenant’s CAM Payments, (c) Tenant’s PILOT Payments, and (d) to the extent same become applicable in accordance with this Article 4, Tenant’s Tax Payments.

4.02 Certain Defined Terms. For purposes of this Article 4:

A. “BID Charges” shall mean all charges paid by Landlord with respect to the Real Property to any Governmental Authority or to Net Lessor on account of any business improvement district or similar charges or assessments, including all such amounts payable under the Net Lease.

B. “CAM Base Amount” shall mean the sum of $[Omitted] for the calendar year 2020, increased as of January 1, 2021 (and as of January 1 of each calendar year thereafter) to the final day of the Expense Base Period by three and one-half percent (3.5%) percent per annum, compounded annually.

C. “CAM Expenses” shall mean any costs and expenses incurred by Landlord or any Landlord Entity with respect to the ownership, operation, maintenance, repair and/or replacement of any portions of the World Trade Center (other than the Land and the Building) and any facilities or areas outside of the Real Property, including any such costs and expenses incurred pursuant to the REOA and any costs paid by Landlord under the REOA. Any expenses which are incurred with respect to the World Trade Center and which are partially attributable to the Land and the Building shall be reasonably apportioned between (i) the World Trade Center and (ii) the Land and the Building.

D. “CAM Amount” shall mean, for each Expense Year, the product obtained by multiplying (i) the CAM Base Amount, by (ii) one (1) plus the percentage of increase in the Expenses for such Expense Year over the Expense Base (which percentage increase, for each Partial Occupancy Year, shall be conclusively deemed to be by three and one-half percent (3.5%) per annum compounded annually).

E. “Expenses” shall mean, except as otherwise expressly provided herein, the total of all costs and expenses consistently determined and paid, incurred, or borne by or on behalf of Landlord with respect to the operation and maintenance of the Land and Building and all appurtenances thereto, and the services provided to the tenants thereof, including the costs and expenses incurred for and with respect to: electricity furnished to non-leasable and non-leased portions of the Building (and specifically excluding electricity purchased by or for individual tenants for consumption in such tenants’ space or by such tenants’ equipment or furnished to any other leasable space in the Building); BID Charges; steam, gas and any other fuel utilized to provide service generally to tenants of the Building and for operation and maintenance of the Building; water and sewer charges; air conditioning (or condenser water, as applicable), ventilation and heating to the non-leasable portions of the Building and to tenants of the Building during Operating Hours; maintenance of metal, glass, stone, elevators and elevator cabs, the Building lobbies and sidewalks and plaza areas; equipment, services and personnel for protection and security; main ground floor lobby and sky lobby decoration and interior and exterior landscape maintenance; sprinkler maintenance and alarm service; maintenance and repairs which are appropriate for the continued operation of the Building as a first-class office building; painting and decoration of non-leasable areas; normal and customary testing and monitoring of air and water quality, antennae emissions and of all other similar types of environmental concerns in the Building; cleaning and window washing (interior and exterior) of the Building by contract or otherwise; garbage and trash removal; premiums for fire and extended coverage insurance, special extended coverage insurance, terrorism insurance (with respect to both liability and property damage), owner’s protective insurance, and other casualty insurance coverage, boiler and machinery insurance, sprinkler apparatus insurance, public liability and umbrella liability insurance, property damage insurance, rent or rental value insurance, plate glass insurance and any other insurance that is customarily carried by owners of Comparable Buildings or that is required by any Superior Lessor and/or any Superior Mortgagee; Building supplies; supplies, wages, salaries, disability benefits, pensions, hospitalization, retirement plans, and group insurance and other direct or indirect expenses respecting employees of Landlord up to and including the grade of Building manager; purchase or rental of uniforms and working clothes for such employees and the cleaning thereof; expenses imposed on Landlord (or its managing agent on behalf of Landlord) pursuant to laws, orders, rules, regulations, and other Legal Requirements or pursuant to any collective bargaining agreement with respect to such employees; worker’s compensation insurance, payroll, social security, unemployment, and other similar taxes with respect to employees of Landlord (or its managing agent on behalf of Landlord) employed at the Building up to and including the level of

Building manager; telephone and other Building office expenses (other than rent); legal, accounting, consultant and appraiser fees in connection with any application, proceeding or settlement for the reduction or refund of PILOT or Taxes to the extent consistent with Expense exclusion item (vi) below; accounting fees in connection with the preparation of annual (audited or unaudited) operating expense statements; cleaning, security, messenger and delivery services; and an annual fee for management of the Building in the sum of $[Omitted] for the calendar year 2020. The management fee shall be increased for each calendar year after the 2020 calendar year as follows: (A) the management fee for each calendar year subsequent to the 2020 calendar year through the First Full Occupancy Year shall be equal to 103.5% of the management fee for the immediately preceding calendar year, and (B) the management fee for each Expense Year subsequent to the First Full Occupancy Year shall be equal to the management fee for the First Full Occupancy Year increased annually on a compounding basis by the same percentage by which the Expenses for each Expense Year (without regard to the management fee) increase over the Expenses for the previous Expense Year (without regard to the management fee), in both cases as finally determined. Any expenses which are incurred and charged to the Building and to other buildings owned by a Landlord Entity shall be fairly and equitably allocated to the Building and such other buildings as appropriate.

Anything to the contrary set forth above notwithstanding, Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

(i) all leasing costs, including brokerage commissions, obligations and similar costs;

(ii) salaries of personnel above the grade of Building manager (except for any personnel regardless of grade employed by any Landlord Entity or Landlord’s managing agent which provides services typically performed by a third party in Comparable Buildings such as cleaning, security and messenger services to the Building and/or other buildings owned by other Landlord Entities (provided that the cost of such services, including the salaries, fringe benefits, payroll taxes, and other compensation for such personnel, does not exceed competitive market rates charged by independent third parties for services comparable to such services being provided at the Building) in which case such salaries, fringe benefits, payroll taxes and compensation shall be equitably apportioned among all such buildings);

(iii) expenditures for capital improvements except (a) capital expenditures or expenses for equipment designed to result in savings or reduction of Expenses (e.g., energy saving devices), and (b) capital expenditures required by Legal Requirements enacted after the Commencement Date (or by amendments enacted after the date hereof to any Legal Requirements enacted prior to the Commencement Date solely to the extent required by such amendments); in the case of both clauses (a) and (b) above the cost thereof shall be included in Expenses for the Expense Year in which the costs are incurred and subsequent Expense Years, calculated to reflect depreciation over an appropriate period, but not more than ten (10) years, on a straight line basis inclusive of an annual interest factor equal to the Prime Rate at the time of Landlord’s having incurred said expenditure. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the Expense Year in which they are incurred;

(iv) cost of repairs or replacements incurred by reason of fire or other casualty or by the exercise of the right of eminent domain (other than (x) the amount of any deductible to which Landlord is actually subject pursuant to the terms of its insurance policies, or (y) in the event Landlord self-insures, an amount not in excess of the amount which would have applied under clause (x) hereof in the event Landlord had carried the coverage in question with third-party carriers);

(v) advertising, entertaining and promotional expenditures as well as other expenses relating to the leasing of space;

(vi) legal, accounting and auditing fees, other than (A) accounting and auditing fees reasonably incurred in connection with the preparation of statements required pursuant to additional rent or rental escalation provisions of this Lease, (B) reasonable legal, accounting, consulting and appraisal fees incurred in protesting (or seeking a refund or reduction of) PILOT, Taxes and/or utility charges to the extent such protests result in a savings to Tenant in PILOT, Taxes and/or utility charges that Tenant would have otherwise paid to Landlord and (C) legal, accounting and consulting fees incurred in defending a non-criminal audit relating to the operation of the Building (e.g., sales tax audit, utility tax audit, etc.) conducted by a governmental entity (whether or not Landlord prevails in such audit);

(vii) costs incurred in performing work or furnishing services to or for individual tenants (including Tenant) other than work or services of a kind and scope which Landlord is obligated to furnish to Tenant and tenants generally in the Building without charge;

(viii) the cost incurred by Landlord in performing work or furnishing any service to or for a tenant of space in the Building (including Tenant) for which a separate charge is made (other than through provisions similar to this Article 4), including the supply of overtime air-conditioning, ventilation and heating, and extra cleaning services, at Landlord’s cost and expense, regardless of the amount billed or received by Landlord for performing such work or furnishing such service;

(ix) PILOT or Taxes, in either case payable to any Governmental Authority or to the Net Lessor;

(x) any expenses incurred in connection with any mortgage or other financing securing any ground or land lease of the Real Property, including mortgage interest or amortization or any interest rate swap agreements, or in connection with any refinancing thereof, including legal, accounting, consultant, mortgage, brokerage or other expenses related thereto;

(xi) any expenses incurred in connection with any ground or land lease, including ground rent or any other charges pursuant to the Net Lease (except to the extent such other charges are payment for expenses which are otherwise includible in Expenses);

(xii) any cost incurred in connection with the preparation of any space in, or as part of, the Building for any tenant’s (including Tenant’s) or other occupant’s occupancy (or occupancy by any potential tenant, including Tenant, or any potential other occupant) and any other contribution by Landlord to the cost of tenant improvements;

(xiii) costs for which Landlord receives compensation through the proceeds of insurance or for which Landlord receives compensation from any other source (other than through provisions similar to this Article 4);

(xiv) the cost of installing, operating and maintaining any specialty facility such as any co-generation plant(s) and related equipment (other than the cost of operating and maintaining any such co-generation plant(s) and related equipment, but only if same provides electricity to the Building, and only the Building, for no additional charge), the observation deck, broadcasting facilities (but not the cost of maintaining and operating the satellite antennae facility for use by Building tenants), luncheon club, athletic or recreational club, child care facility, auditorium, restaurant, cafeteria or dining facility, conference center or similar facilities (but not the cost of maintaining and operating the Building messenger center);

(xv) costs incurred in connection with (a) the initial construction, decoration and landscaping of the Building or the remedying of any violations of Legal Requirements relating to, or any defects (including any latent defects) in, base Building construction or any other work performed by Landlord in connection therewith and (b) the making of any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building;

(xvi) CAM Expenses, it being acknowledged that Tenant is paying Tenant’s CAM Payment in lieu of including CAM Expenses in Expenses;

(xvii) fines and penalties incurred because of violations of Legal Requirements that arise by reason of Landlord’s failure to construct, maintain or operate the Building or any part thereof in compliance with such Legal Requirements (excluding the costs of permits and approvals required to comply with Legal Requirements in the ordinary course of the operation or maintenance of the Building and excluding fines and penalties that are reasonably unavoidable in the operation of a first-class office building in Manhattan including by way of example and not by limitation, sidewalk violations); and

(xviii) costs resulting from the negligence or willful acts of Landlord, any Landlord Entity or any such party’s agents, contractors, employees or representatives.

In determining the amount of Expenses for any Expense Year (including the First Full Occupancy Year), if less than 95% of the rentable area of the Building Office Space shall have been occupied by tenant(s) at any time during any such Expense Year, Expenses shall be determined for such Expense Year to be an amount equal to the like expenses which would normally be expected to be incurred had 95% of the rentable area of the Building Office Space been occupied throughout such Expense Year. If in any Expense Year (including the First Full Occupancy Year) Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Expense) to a tenant of the Building Office Space who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Expenses shall be deemed to be increased by an amount equal to the additional Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant, subject to the 95% deemed occupancy rate described herein. The provisions of this paragraph are herein sometimes referred to as the “Gross Up Provisions.”

F. “Expense Base” shall mean the Expenses for the Expense Base Period, which Landlord and Tenant agree shall be calculated as follows: (i) the Expenses for the first Expense Year in which 85% of the rentable area of the Building Office Space shall have been occupied by tenant(s) for the conduct of business for the entire such Expense Year (the “First Full Occupancy Year”), shall be calculated in accordance with Section 4.02E hereof (including the Gross Up Provisions), and (ii) such Expenses for the First Full Occupancy Year shall be reduced at the rate of three and a half percent (3.5%) per annum compounded annually for each Expense Year from the last day of the First Full Occupancy Year to the last day of the Expense Base Period.

G. “Expense Base Period” shall mean the 2020 calendar year.

H. “Expense Year” shall mean each calendar year starting with the 2021 calendar year.

I. “Tenant’s Share” or “Tenant’s Expense Share” shall be 1.205%.

4.03 Tenant’s Expense Payments.

A. For each Expense Year all or a portion of which occurs in or during the Term, if the Expenses for such Expense Year shall be greater than the Expense Base, Tenant shall pay to Landlord, as Recurring Additional Rent for such Expense Year, in the manner hereinafter provided, an amount equal to Tenant’s Expense Share of the excess of the Expenses for such Expense Year over the Expense Base (such amount being herein called the “Tenant’s Expense Payment(s)”).

B. (a) Landlord shall, prior to or following the commencement of each Expense Year after the First Full Occupancy Year, deliver to Tenant a reasonably itemized statement of Landlord’s reasonable good faith estimate (an “Expense Estimate”) of the projected Expenses for such Expense Year. Tenant shall pay on the first day of each month commencing in the first Expense Year after the First Full Occupancy Year, as Recurring Additional Rent, together with payment of Fixed Rent, an “Estimated Tenant’s Expense Payment(s),” which shall be equal to one-twelfth (1/12th) of Tenant’s Expense Share of the amount by which such projected Expenses exceed the Expense Base. Until a new Expense Estimate of projected Expenses is rendered, except as provided in Section 4.03C with respect to Partial Occupancy Years, the Estimated Tenant’s Expense Payment for any Expense Year shall be deemed to be 104% of one-twelfth (1/12th) of the total Estimated Tenant’s Expense Payment for the preceding Expense Year, if any. During any Expense Year, Landlord shall have the right at any time to deliver a revised estimate (a “Revised Estimate”) of projected Expenses to reflect, if Landlord can reasonably so estimate, known increases in Expenses for the then current Expense Year applicable to the categories involved in computing Expenses that would further increase the percentage increase in Expenses for such Expense Year over Landlord’s prior good faith estimate of such Expenses and, as of the first day of the month following delivery of such Revised Estimate, Tenant shall pay the new amount for such month and each subsequent month of the then current Expense Year.

(b) To the extent that at the time of furnishing of any Expense Estimate or Revised Estimate the aggregate monthly payments made during the preceding months of the Expense Year in question are less than the amount that would have been paid if the installment required pursuant to such Expense Estimate or Revised Estimate had been made for such preceding months, the deficiency shall be due and payable in full as additional rent within twenty (20) days of Landlord’s statement to Tenant therefor. To the extent that there is an overpayment of such aggregate monthly payments by Tenant, Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such overpaid amount without interest to Tenant. The provisions of this Section 4.03B(b) shall survive the expiration or earlier termination of this Lease.

C. Notwithstanding the provisions of Section 4.03B to the contrary, for each Expense Year after the Expense Base Period through and including the First Full Occupancy Year (collectively, the “Partial Occupancy Years”), all Expense Estimates shall be calculated, and Tenant shall pay Estimated Tenant’s Expense Payments, in each case subject to reconciliation as hereinafter provided, based on the assumptions that:

(a) the Expenses for the Expense Base Period are $[Omitted] for the calendar year of 2020 (inclusive of the Building management fee) (the “Tentative Expense Base”), and

(b) the Expenses for each Expense Year are equal to the Tentative Expense Base, increased by three and a half percent (3.5%) per annum compounded annually.

D. Following the expiration of the First Full Occupancy Year, Landlord shall submit to Tenant an unaudited statement (an “Expense Statement”) prepared by Landlord or its managing agent setting forth (A) the Expenses for the First Full Occupancy Year, (B) the calculation, in accordance with Sections 4.02E and 4.02F hereof, of the Expense Base, and (C) a calculation of Tenant’s Expense Payment for each Partial Occupancy Year. In the event that Tenant’s Expense Payment due to Landlord for any Partial Occupancy Year shall be greater than the aggregate of the Estimated Tenant’s Expense Payments made by Tenant for such Partial Occupancy Year, the total amount of any such underpayments for all Partial Occupancy Years is herein called the “Partial Occupancy Years Underpayment.” In the event the aggregate of the Estimated Tenant’s Expense Payments made by Tenant for any Partial Occupancy Year shall be more than the Tenant’s Expense Payment, the total amount of any such overpayments for all Partial Occupancy Years is herein called the “Partial Occupancy Years Overpayment.” If the Partial Occupancy Years Underpayment exceeds the Partial Occupancy Years Overpayment, then, within twenty (20) days after receipt of such Expense Statement, Tenant shall make payment of the excess amount. If the Partial Occupancy Years Overpayment exceeds the Partial Occupancy Years Underpayment, then Landlord, at Landlord’s election, shall permit Tenant to credit such excess amount without interest against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such excess amount without interest to Tenant.

E. (a) Following the expiration of each Expense Year after the First Full Occupancy Year, Landlord shall submit to Tenant an Expense Statement, setting forth the Expenses for the preceding Expense Year and the Tenant’s Expense Payment, if any, due to Landlord from Tenant for such Expense Year. In the event that Tenant’s Expense Payment due to Landlord for such Expense Year shall be greater than the aggregate of the Estimated Tenant’s Expense Payments made by Tenant for such Expense Year, then, within twenty (20) days after receipt of such Expense Statement, Tenant shall make payment of any unpaid portion of the Tenant’s Expense Payment. In the event the aggregate of the Estimated Tenant’s Expense Payments made by Tenant for such Expense Year shall be more than the Tenant’s Expense Payment for such Expense Year, then, Landlord, at Landlord’s election, shall permit Tenant to credit such excess amount without interest against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such excess amount without interest to Tenant.

(b) The failure by Landlord to deliver an Expense Statement at any time shall not prejudice Landlord’s right to deliver same to Tenant or to receive Tenant’s Expense Payments.

(c) The Expense Statements furnished to Tenant (including the Expense Statement for the First Full Occupancy Year) shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant, within one hundred eighty (180) days after they are furnished (the“Dispute Deadline Date”), shall give a Notice to Landlord that it disputes the accuracy or appropriateness of any of same, which Notice shall specify the particular respects in which the disputed Expense Statement is inaccurate or inappropriate. Pending the resolution of such dispute, Tenant shall pay to Landlord both the Tenant’s Expense Payment in dispute and all Estimated Tenant Expense Payments due in accordance with the latest Expense Estimate (or latest Revised Estimate, as the case may be) furnished by Landlord in accordance with Section 4.03B hereof. Tenant shall have the right, during Operating Hours and upon not less than ten (10) Business Days’ prior Notice to Landlord, to examine Landlord’s books and records with respect to any disputed Expense Statement, provided (a) such examination is commenced within thirty (30) days and concluded within sixty (60) days following the end of the Dispute Deadline Date, (b) such examination may only be conducted by full-time, regular employees of an independent and reputable, certified public accounting firm, and such firm is not being compensated by Tenant for such services on a contingency or success fee basis and (c) Tenant delivers a confidentiality agreement to Landlord with respect to such dispute and such examination in form and substance reasonably satisfactory to Landlord. If following such examination, the parties shall agree in writing, or it shall be ultimately determined by a final non-appealable judgment of a court of competent jurisdiction, that (i) Tenant overpaid the Tenant’s Expense Payment for any Expense Year, then such excess without interest shall be, at Landlord’s option, either refunded to Tenant or credited against the payment(s) of Rent next coming due, or (ii) Tenant underpaid the Tenant’s Expense Payment for any Expense Year, then such shortfall without interest shall be paid by Tenant within twenty (20) days thereafter.

F. If the date of expiration or termination of this Lease, whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of an Expense Year, then the Tenant’s Expense Payment shall be prorated based upon the number of days of the applicable Expense Year within the term. With respect to the year in which the term expires or terminates, such pro rata portion shall, within twenty (20) days of Landlord’s rendition of an Expense Statement therefor together with the annual statements of the Expenses for that Expense Year, become due and payable by Tenant to Landlord, if it has not theretofore already been paid. Prior to the receipt by Tenant of the aforementioned Expense Statement from Landlord, Tenant shall continue to make Estimated Tenant’s Expense Payments to Landlord in accordance with the other applicable terms of this Article 4 To the extent that there is an overpayment of such aggregate monthly payments by Tenant, Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such overpaid amount without interest to Tenant. The provisions of this Section 4.03F shall survive the expiration or earlier termination of this Lease.

4.04 Tenant’s CAM Payments.

A. For each Expense Year all or a portion of which occurs in or during the term, if the CAM Amount for such Expense Year shall be greater than the CAM Base Amount, Tenant shall pay to Landlord, as Recurring Additional Rent for such Expense Year, in the manner hereinafter provided, an amount equal to the excess, if any, of (1) the CAM Amount for such Expense Year, over the (2) CAM Base Amount (such amount being herein called the “Tenant’s CAM Payment(s)”).

B. Tenant shall pay Tenant’s CAM Payment and estimated payments on account thereof at the same time and in the same manner as Tenant makes payments of Tenant’s Expense Payment, Tenant’s Expense Estimates, and Revised Estimates pursuant to Section 4.03 hereof. Each Expense Estimate and Revised Estimate delivered pursuant to Section 4.03B and 4.03C hereof, and each Expense Statement delivered pursuant to Section 4.03D and 4.03E hereof, shall include a separate calculation of Tenant’s CAM Payment, with the increases in the CAM Amount in each such Expense Estimate, Revised Estimate and Expense Statement to be calculated using the Expenses (or estimates of Expenses) that are reported in such Expense Estimate, Revised Estimate and Expense Statement, as the case may be. Tenant’s CAM Payment shall be subject to reconciliation, dispute and adjustment pursuant to Sections 4.03B and 4.03E hereof, and Landlord and Tenant shall make the same credits or payments provided for therein on account of overpayments or underpayments of Tenant’s CAM Payment as are applicable to Tenant’s Expense Payments, at the same time and in the same manner as provided for therein with respect to Tenant’s Expense Payments; provided, however, that Tenant acknowledges that (i) since the CAM Base Amount is established as the sum of $[Omitted] for calendar year 2020 (subject to increase as provided in Section 4.02B hereof), there shall be no reconciliation of Tenant’s CAM Payments for Partial Occupancy Years in accordance with Section 4.03D hereof, and (ii) Tenant’s right to dispute Tenant’s CAM Payment shall be limited to the mathematical calculation of Tenant’s CAM Payment based upon the calculation set forth in Section 4.04A hereof (it being understood and agreed that if and to the extent Expenses for any Expense Year are adjusted by reason of the resolution of a Tenant dispute or otherwise, the CAM Amount for any Expense Year affected by such adjustment shall be recalculated using such adjusted Expense amount), and neither Landlord nor Tenant shall have the right to dispute whether the CAM Amount accurately reflects site-wide expenses at the World Trade Center. To the extent that any such adjustment is necessary due to an overpayment for such period previously made by Tenant, Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease or, if no further Rent is payable under this Lease, promptly refund such overpaid amount without interest to Tenant. The provisions of this Section 4.04B shall survive the expiration or earlier termination of this Lease.

C. If the date of expiration or termination of this Lease, whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of an Expense Year, then the Tenant’s CAM Payment shall be prorated based upon the number of days of the applicable Expense Year within the term. With respect to the year in which the term expires or terminates, such pro rata portion shall, within twenty (20) days of Landlord’s rendition of an Expense Statement therefor, become due and payable by Tenant to Landlord, if it has not theretofore already been paid. To the extent that there is an overpayment based on any estimated Tenant’s CAM Payments for such period previously made by Tenant, Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease or, if no further Rent is payable under this Lease, promptly refund such overpaid amount without interest to Tenant. The provisions of this Section 4.04C shall survive the expiration or earlier termination of this Lease.

4.05 Tenant’s PILOT Payments; Tenant’s Tax Payments.

A. For purposes of this Section 4.05:

(i) “PILOT” shall mean the computation of payments in lieu of taxes pursuant to the PILOT Agreement.

(ii) “PILOT Agreement” shall mean that certain Restated and Amended Agreement between the Port Authority and the City of New York, dated as of November 24, 2004, as the same has been and may hereafter be amended from time to time.

(iii) “PILOT Base Rate” shall mean the average of the PILOT Rates for the four (4) PILOT Semi-Annual Periods that occur immediately following July 1, 2019 (i.e. the period of July 1, 2019 through June 30, 2021). Until the PILOT Rates for such PILOT Semi-Annual Periods shall have been finally determined, Landlord shall, for purposes of computing Tenant’s PILOT Payment hereunder, reasonably estimate such PILOT Rates, and, promptly after such PILOT Rates shall have been finally determined, Landlord shall recalculate any Tenant’s PILOT Payments which were previously billed based upon such estimates and deliver Notice to Tenant of such recalculation. If such recalculation indicates that any Tenant’s PILOT Payments previously made by Tenant are less than the amount actually due, then, within twenty (20) days after receipt of such recalculation, Tenant shall make payment of the shortfall. If such recalculation indicates that any Tenant’s PILOT Payments previously made by Tenant exceed the amount actually due, then Landlord, at Landlord’s election, shall permit Tenant to credit such excess against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such excess to Tenant. The provisions of this Section 4.05A(iii) shall survive the expiration or earlier termination of this Lease.

(iv) “PILOT Escalator” shall mean the “Escalator” (as such term is defined in the PILOT Agreement), as finally determined in accordance with the PILOT Agreement.

(v) “PILOT Rate(s)” shall mean, for each PILOT Semi-Annual Period, the product obtained by multiplying (x) the PILOT Escalator for such PILOT Semi-Annual Period as finally determined in accordance with the PILOT Agreement, by (y) $[Omitted] (i.e., the Base Amount, as defined in the PILOT Agreement), and dividing the product by 11,400,000 (i.e., the Full Buildout, as defined in the PILOT Agreement).

(vi) “PILOT Semi-Annual Period” shall mean each “Semi-Annual Period” (as such term is defined in the PILOT Agreement).

(vii) “PILOT Space” shall mean the Premises.

(viii) “PILOT Square Feet” shall mean the number of “Gross Square Feet” (as such term is defined in the PILOT Agreement) of any PILOT Space, as finally determined between Landlord (or the Port Authority) and the City of New York pursuant to the PILOT Agreement.

(ix) “Tax Base Amount” shall mean the amount of the Taxes payable, as finally determined, for the First Tax Year.

(x) “Tax Year” shall mean each successive fiscal year commencing on July 1st and expiring on June 30th. If the present use of July 1 to June 30 for New York City real estate tax year shall change, then such changed tax year shall be used with appropriate adjustment for the transition.

(xi) “Taxes” shall mean (a) the amount finally determined to be legally payable, by legal proceedings or otherwise, of all real estate taxes which shall be levied, assessed or imposed, or become due and payable or become liens upon, or arise in connection with the use, occupancy or possession of, the Real Property or any part thereof or interest therein during the term of this Lease (without taking into consideration any abatement, exemption and/or deferral applicable to the Real Property), (b) any assessments, special and extraordinary assessments, and government levies imposed upon or with respect to the Real Property, other than business improvement district charges (exclusive of any abatements, exemptions and/or deferrals) and (c) any franchise, income, profit, value added, use, or other tax imposed in whole or partial substitution for, or in lieu of an increase (in whole or part) in such real estate taxes, whether due to a change in the method of taxation or otherwise, exclusive of any abatements, exemptions and/or deferrals, it being understood and agreed that the portion of the Taxes so computed hereunder may be a different amount than the real estate taxes actually payable by Landlord in any Tax Year because of any such abatements, exemptions and/or deferrals. The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Taxes. Notwithstanding anything herein to the contrary, (i) any interest charges, administrative fees, penalties or surcharges due on account of Landlord’s failure to timely pay Taxes shall be borne by Landlord and shall not be included in computing Tenant’s Tax Payment and (ii) except in instances where clause (c) above is applicable, Taxes shall not include any inheritance, estate, unincorporated business, succession, transfer, gift, franchise, corporation, value-added, income, revenue or profit tax or capital levy that is or may be imposed upon Landlord.

B. Commencing with the first PILOT Semi-Annual Period (the “Third PILOT Semi-Annual Period”) to occur following the PILOT Semi-Annual Periods used to calculate the PILOT Base Rate (i.e., commencing on January 1, 2021), all or a portion of which occurs in or during the term of this Lease, if the PILOT Rate for the Third PILOT Semi-Annual Period and any subsequent PILOT Semi-Annual Period shall be greater than the PILOT Base Rate, then Tenant shall pay to Landlord, as Recurring Additional Rent for such PILOT Semi-Annual Period, in the manner hereinafter provided, an amount equal to one-half of the product obtained by multiplying (x) the PILOT Square Feet contained in the PILOT Space as of the first day of the previous PILOT Semi-Annual Period, by (y) the excess, if any, of (1) the PILOT Rate for such PILOT Semi-Annual Period, over the (2) PILOT Base Rate (such amount being herein called the “Tenant’s PILOT Payment(s)”).

C. Landlord shall, prior to or following the commencement of each PILOT Semi-Annual Period commencing with the Third PILOT Semi-Annual Period (i.e., January 1, 2021), deliver to Tenant a statement (a “PILOT Statement”) setting forth Landlord’s calculation of Tenant’s PILOT Payment for such PILOT Semi-Annual Period. Tenant’s PILOT Payment (or the balance thereof remaining after crediting Tenant for any estimated payments made by Tenant for such period as hereinafter in this Section 4.05C provided) shall be due and payable within twenty (20) days after Landlord shall have submitted to Tenant a PILOT Statement with respect thereto. Commencing with the first PILOT Semi-Annual Period for which Tenant’s PILOT Payment is due hereunder and for each subsequent PILOT Semi-Annual Period during the term of this Lease (but not sooner than ten (10) days following receipt of a PILOT Estimate Statement, from Landlord), Landlord shall deliver to Tenant a reasonable estimate of Tenant’s PILOT Payment for the following PILOT Semi-Annual Period, such estimate to be set forth in a written statement prepared by Landlord or its managing agent and furnished to Tenant (a “PILOT Estimate Statement”). Tenant shall pay one-sixth of the estimated Tenant’s PILOT Payment set forth in such PILOT Estimate Statement, as Recurring Additional Rent, in equal monthly installments on the first day of each calendar month thereafter until a new PILOT Estimate Statement is furnished to Tenant. In the event the total estimated payments made by Tenant for any PILOT Semi-Annual Period shall exceed the actual amount of Tenant’s PILOT Payment due from Tenant for such PILOT Semi-Annual Period, then Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such overpaid amount without interest to Tenant.

D. In the event that, following the delivery of a PILOT Statement by Landlord, either (x) the PILOT Square Feet comprising the Premises applicable to the PILOT Semi-Annual Period covered thereby, or (y) the PILOT Rates used to calculate either the Pilot Escalator for such PILOT Semi-Annual Period or the PILOT Base Rate, are modified pursuant to the PILOT Agreement (e.g., by reason of an appeal by the Port Authority and/or Landlord, a change in the assessed valuation of any property used in calculating the PILOT Escalator, or otherwise), Landlord shall promptly deliver to Tenant a revised PILOT Statement. If the amount of Tenant’s PILOT Payment previously paid by Tenant for such PILOT Semi-Annual Period is less than the amount of Tenant’s PILOT Payment shown on such revised PILOT Statement, Tenant shall, within twenty (20) days after its receipt of such revised PILOT Statement, pay to Landlord the amount of the shortfall. If the amount of Tenant’s PILOT Payment previously paid by

Tenant for such PILOT Semi-Annual Period is greater than the amount of Tenant’s PILOT Payment shown on such revised PILOT Statement, Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease or, if no further Rent is payable under this Lease, promptly refund such overpaid amount without interest to Tenant.

E. Subject to Section 4.05D hereof, each PILOT Statement furnished to Tenant shall constitute a final determination as between Landlord and Tenant of Tenant’s PILOT Payment for the PILOT Semi-Annual Period represented thereby, unless Tenant, within forty-five (45) days after it is furnished, shall give a Notice to Landlord that it disputes the accuracy of Landlord’s calculation of Tenant’s PILOT Payment set forth therein. Tenant’s failure to raise any such dispute within such forty-five (45) day period shall not affect Tenant’s right to a credit pursuant to the terms of Section 4.05D hereof. Pending the resolution of such dispute, Tenant shall continue to pay Tenant’s PILOT Payment in accordance with Landlord’s PILOT Statement and estimated payments in respect thereof in accordance with Section 4.05C hereof. In the event it is determined in connection with the resolution of such dispute that Tenant has overpaid Tenant’s PILOT Payment, Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease or, if no further Rent is payable under this Lease, promptly refund such overpaid amount without interest to Tenant. In no event may Tenant dispute the calculation of the amount of the PILOT Escalator absent manifest mathematical error. The provisions of this Section 4.05E shall survive the expiration or earlier termination of this Lease.

F. If the date of expiration or termination of this Lease, whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of a PILOT Semi-Annual Period, then Tenant’s PILOT Payment shall be prorated based upon the number of days of the applicable PILOT Semi-Annual Period within the term. With respect to the PILOT Semi-Annual Period in which the term expires or terminates, such prorata portion shall, within twenty (20) days of Landlord’s rendition of a PILOT Statement therefor, become due and payable by Tenant to Landlord, if it has not theretofore already been paid. To the extent that there is an overpayment based on any estimated Tenant’s PILOT Payments for such period previously made by Tenant, Landlord, at Landlord’s election, shall permit Tenant to credit such overpaid amount without interest against the next installment(s) of Rent payable under this Lease or, if no further Rent is payable under this Lease, promptly refund such overpaid amount without interest to Tenant. The provisions of this Section 4.05F shall survive the expiration or earlier termination of this Lease.

G. (a) Notwithstanding anything to the contrary contained in this Section 4.05, in the event that at any time during the term the Real Property shall become subject to Taxes by reason of the termination of the PILOT Agreement, the transfer of the Real Property (or any interest therein) to a non-governmental entity, or otherwise (in any event, a “PILOT Termination”), Tenant shall thereafter pay, in lieu of Tenant’s PILOT Payment, an amount (“Tenant’s Tax Payment(s)”) equal to Tenant’s Share (which shall be adjusted for purposes of calculating Tenant’s Tax Payment to add any space in the Building or the Premises which is subject to Taxes but was not included in the computation of Tenant’s Share for the calculation of Tenant’s Expense Payment or to subtract any space in the Building or the Premises which is not subject to Taxes but was included in the computation of Tenant’s Share for the calculation of Tenant’s Expense Payment) of the amount by which the Taxes for the Real Property for any Tax Year exceed the Tax Base Amount. In such event, Landlord shall make reasonable estimates of Tenant’s Tax Payment with respect to the then current or any forthcoming Tax Year and Tenant shall be required to pay such estimated amounts in such installments and amounts as Landlord may reasonably require (or as may otherwise be required by a taxing authority, mortgagee or otherwise), in advance, on the first day of each month, based upon delivery of an “Estimated Tax Statement.” If there shall be any increase in Taxes for any Tax Year, prior to or during such Tax Year, Landlord may deliver to Tenant a revised Estimated Tax Statement, and Tenant’s Tax Payment for such Tax Year shall be appropriately adjusted. In the event of any increase in Taxes, Tenant shall, within twenty (20) days of rendition of such revised Estimated Tax Statement, pay to Landlord the amount of any underpayment of Tenant’s Tax Payment with respect to such Tax Year. In the event of any decrease in Taxes for any Tax Year for which Tenant has made a Tenant’s Tax Payment, Landlord shall either pay to Tenant, or at Landlord’s election, credit against subsequent payments of Rent, the amount of any overpayment. At any time after, during or prior to the end of each

Tax Year, Landlord shall cause the actual amount of Tenant’s Tax Payment to be computed and a “Final Tax Statement” to be given to Tenant. If such Final Tax Statement shall show a deficiency, Tenant shall pay such amount to Landlord within twenty (20) days; if it shall show that Tenant has made an overpayment, Landlord shall either pay to Tenant, or at Landlord’s election, credit against subsequent payments of Rent, the amount of such overpayment.

(b) The Final Tax Statements furnished to Tenant, which shall include the tax bill, shall constitute a final determination as between Landlord and Tenant of the Taxes for the periods represented thereby, unless (i) the Taxes for any such period are subsequently reduced by tax certiorari proceedings or otherwise (in which event the Final Tax Statement for such adjusted Taxes shall be conclusive and binding, subject to subsection (ii) of this Section), or (ii) Tenant, within forty-five (45) days after they are furnished, shall give a Notice to Landlord that it disputes the accuracy or appropriateness of any of same, which Notice shall specify the particular respects in which the disputed Final Tax Statement is inaccurate or inappropriate. Pending the resolution of such dispute, Tenant shall pay Tenant’s Share of any increase in Taxes over the Tax Base Amount to Landlord in accordance with the Estimated Tax Statements and/or Final Tax Statements furnished by Landlord. Tenant shall have the right to receive a copy of any tax bill or statement from the applicable taxing authority upon which the disputed Final Tax Statement is based within twenty (20) days after demand therefor. Tenant may not dispute Estimated Tax Statements.

H. An appropriate proration shall be made as between Tenant’s PILOT Payment and Tenant’s Tax Payment in respect of the Tax Year in which the Real Property first becomes subject to Taxes. If the date of expiration or termination of this Lease (except for termination for Tenant’s default), whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of a Tax Year, then Tenant’s Tax Payment shall be prorated based upon the number of days of the applicable Tax Year within the period. With respect to the year in which the term of this Lease expires or terminates, such pro rata portion shall be payable by Tenant to Landlord within twenty (20) days following delivery of an invoice together with reasonable supporting documentation therefor if it has not theretofore already been paid, and Landlord, as soon as reasonably practicable, shall cause the annual statements of the Taxes for that Tax Year to be prepared and furnished to Tenant. Landlord and Tenant thereupon shall make appropriate adjustments of all amounts then owing.

4.06 Survival. The executory provisions of this Article 4 shall survive the expiration or earlier termination of the Term. In no event shall the Fixed Rent under this Lease be reduced by virtue of any provision of this Lease.

ARTICLE 5

USE

5.01 Permitted Uses.

(a) Tenant shall use and occupy the Premises for executive and general and administrative offices consistent with a first-class Manhattan office building and no other use shall be permitted, including, without limitation the following uses, which shall be prohibited: (i) an executive office suite business; (ii) an executive search firm or employment agency (other than solely for the purpose of the hiring by Tenant of its employees at the Building); (iii) offices of a governmental agency, or government (including an autonomous governmental corporation or any entity having diplomatic or governmental immunity), or a diplomatic or trade mission; (iv) reservation centers for airlines or for travel agencies, (v) any use prohibited by the Building Operations Documents, including, without limitation, the Rules and Regulations attached hereto and made part hereof as Exhibit E; (vi) offices of any public or private utility company; (vii) co-working and shared office uses; (viii) any other uses prohibited or requiring consent in Section 8.01D hereof and (ix) hosting events, panel discussions, symposiums, and the like which are open to attendance by the general public.

(b) Notwithstanding anything in this Lease to the contrary, Tenant shall, in order to induce Landlord to execute and deliver this Lease, fully comply with the following terms: (A) neither Tenant, nor any assignee thereof, nor any subtenant, nor any licensee of any portion of the Premises, shall (i) be a Specific Competitor (as such term is defined in the Conde Lease), (ii) operate a business in any portion of the Premises under the name of a Specific Competitor or (iii) be an entity (an “Executive Suite Competitor”) whose primary business consists of pre-built short term office space (including the provision of services typical of business centers and the provision of “virtual office” services), (B) Tenant hereby represents and warrants to Landlord that Tenant is not a Specific Competitor or an Executive Suite Competitor and (C) Tenant shall cause each subtenant and licensee (as the case may be) of any portion of the Premises to fully incorporate the foregoing terms of clauses (A) and (B) above into its sublease or license (as the case may be). Failure of Tenant to fully comply with the foregoing terms shall be deemed to be a material default by Tenant hereunder.

5.02 Prohibited Items. Tenant shall not use, occupy, suffer or permit the Premises (or any part thereof) to be used in any manner, or suffer or permit anything to be brought into or kept therein, which would (a) make unobtainable at standard rates from a reputable insurance company authorized to do business in New York State fire insurance or liability, elevator, boiler, umbrella or other insurance customarily carried by landlords of first-class office buildings in Manhattan, (b) cause, or be likely to cause, injury or damage to the Building or to any Building equipment or to the Premises, (c) constitute a public or private nuisance, (d) emit objectionable fumes, vibrations, heat, chilled air, vapors or odors into or from the Building or the Building equipment, (e) interfere with any of the Building services (except if such interference is temporary, is coordinated with Landlord and does not affect any other tenant of the Building), including the furnishing of electrical energy, or the proper and economical cleaning, heating, ventilating, air conditioning or other services servicing the Building (other than the Premises) or (f) constitute a lodging or residential use or for any illegal purposes. In addition, Tenant shall not create any noise or vibration which, in Landlord’s reasonable discretion, would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

5.03 Licensing. Except as set forth in Section 8.08 of this Lease, no licensing of desk space shall be permitted.

5.04 Labor Harmony. Without limiting the terms of Section 13.04F of this Lease, the conduct of Tenant’s business in the Premises (including all maintenance, operation and repair obligations and other services performed by Tenant on its own behalf pursuant to the terms of this Lease, including the terms of Article 6 hereof, and the use of any materials in connection therewith) shall not be done in a manner which would (i) disturb harmony with any trade engaged in performing any other work in the Building (including the creation of any work slowdown, sabotage, strike, picket or jurisdictional dispute) or (ii) create any actual interference with the operation of the Building and/or the operations of other occupants. Tenant shall immediately stop the performance of such aspect of Tenant’s business in the Premises if Landlord delivers Notice to Tenant that such aspect of Tenant’s business in the Premises would trigger a violation of clauses (i) and/or (ii) above. Tenant shall cooperate with Landlord in all reasonable respects to avoid such breach. Landlord shall use commercially reasonable efforts to cooperate with Tenant to avoid such breach. Except to the extent arising from the negligence or willful misconduct of Landlord or its employees, agents or contractors, Tenant hereby agrees to defend, save and hold Landlord harmless from all loss arising as a result of such breach, including any actual, reasonable, out-of-pocket attorneys’ fees and any claims made by occupants of the Building and/or other third parties. Tenant may at any time utilize Tenant’s employees to conduct its business whether or not such employees shall be unionized; provided, however, that such employees shall be properly licensed and qualified to perform such task and shall not trigger a violation of clauses (i) and/or (ii) above.

ARTICLE 6

SERVICES AND EQUIPMENT

6.01 From and after the Commencement Date (except as otherwise expressly provided in this Section 6.01), Landlord shall, at its cost and expense:

A. Elevators and Loading Docks.

(1) Provide non-exclusive passenger elevator service during Operating Hours to the Premises through the “G” bank (which shall provide service from the main ground floor lobby to the sixty-fourth (64th) floor of the Building) and the “H” bank (which shall provide service from the sixty-fourth (64th) floor of the Building to the Premises). In addition to providing the foregoing passenger elevator service during Operating Hours, Landlord will provide at all other times passenger elevator service to the Premises that is sufficient in Landlord’s reasonable discretion (but in no event fewer than two (2) passenger elevator cars in each applicable elevator bank).

(2) Provide freight elevator service and loading dock availability from 7:00 a.m. to 5:00 p.m. on Business Days (“Freight Operating Hours”) on a first-come, first served basis. Outside of Freight Operating Hours, Tenant may reserve, on a “first come first served” basis, one (1) freight elevator and one (1) loading dock for its exclusive use, subject to availability. Tenant shall pay Landlord’s Charge for the use of the freight elevator and for loading dock personnel during such times outside of Freight Operating Hours. Notwithstanding anything herein contained to the contrary, in connection with Tenant’s move in to the Building and the delivery of furniture and equipment thereto outside of Freight Operating Hours, Landlord shall provide thirty-six (36) car-hours of free overtime freight and passenger elevator service and use of the loading dock in connection therewith.

B. Maintain and keep in good order and repair the Building’s central heating, ventilating and air conditioning system installed by Landlord, collectively the “HVAC System”. The aforesaid system will be operated by Landlord during Operating Hours on Business Days. Landlord shall not be liable to Tenant if the HVAC System fails to perform, if such failure is the result of any act (including any Alteration) or negligence by Tenant or the result of Landlord’s compliance with any Legal Requirement enacted after the Execution Date. Tenant understands that if the electricity demand load exceeds an average of five (5) watts demand load per square foot of Engineering Area for the Premises, that the HVAC System will not be able to perform within the Building’s design limits and Landlord shall have no liability or obligation as a result thereof.

C. Provide cleaning services to the Premises and the public portions of the Building, including to Building Common Areas, on Business Days in accordance with the Cleaning Specifications attached hereto and made a part hereof as Exhibit G.

D. Furnish domestic water for ordinary lavatory, drinking, pantry (other than dishwashers) and normal office cleaning purposes, which shall include (i) furnishing hot and cold water to the core toilet rooms and janitorial closet and (ii) furnishing cold water to all plumbing installations (other than as provided for in (i) above) which are installed by or on behalf of Tenant. If Tenant elects to install in the Premises an item such as a dishwasher, private bathroom and the like which (in Landlord’s discretion) requires, uses or consumes water, Tenant agrees that Landlord may, or may require Tenant to, install a meter or meters or other means to measure Tenant’s water consumption for those specific items (and not to meter the entire Premises), and Tenant further agrees to reimburse Landlord for the cost of the meter or meters and the installation thereof (or, upon Landlord’s request, to perform, at Tenant’s cost, the installation thereof), and to pay for the maintenance of said meter equipment and/or to pay Landlord’s costs of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed as measured by said meter or meters or as otherwise measured, including sewer rents, plus an additional three percent (3%).

E. Maintain the Building in accordance with the standard for Comparable Buildings and promptly and diligently repair and maintain the Building in a good and workmanlike manner as reasonably required, subject to the other provisions of this Lease.

F. Subject to the Building’s security procedures and applicable rules and regulations, provide Tenant with access to the Premises twenty-four (24) hours a day, seven (7) days a week (unless prohibited by applicable Legal Requirement).

G. Tenant shall at all times comply with, and cause its employees, contractors and invitees to the Premises to comply with, any security guidelines adopted by Landlord, a current copy of which shall be available to Tenant upon request by Tenant from the Building’s management office. Tenant acknowledges that security standards adopted by the Landlord may exceed those for Comparable Buildings. Landlord will develop and implement an emergency action plan in accordance with applicable Legal Requirements (currently specified by the New York City Fire Department to be a “Comprehensive (combined) Fire Safety/Emergency Action Plan” pursuant to 3 RCNY Sections 404-01 & 02), and, to the extent not otherwise covered in such emergency action plan, Landlord will prepare and implement a supplement thereto, in consultation with (but without the approval of) Tenant, which supplement will address emergency notification procedures of the Building engineer or manager, Building security personnel, local emergency personnel and Tenant personnel. The risk that any safety or security device, service or program provided by Landlord, if any, with respect to the Building, may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s Property, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses. In addition, Tenant acknowledges that Landlord is providing the foregoing emergency action plan and supplement without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from any and all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to, or caused by, the failure or inability of such emergency action plan and/or supplement to provide emergency notification service to Tenant even if caused by Landlord’s acts or negligence. Tenant acknowledges that Landlord may request, and Tenant shall designate, an employee of Tenant to serve as a Fire Warden or Assistant Fire Warden for the floor.

H. Permit the cable television company serving the area in which the Building is located to provide (at Tenant’s cost and expense and through facilities designated by Landlord) cable television service to the Premises.

I. Provide an emergency life safety generator system for emergency evacuation of the Building. Tenant acknowledges that (i) such emergency generator back-up to Tenant is being provided without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from any and all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to, or caused by, the failure or inability of such system to provide service to Tenant and (ii) once the Building has been fully evacuated, Landlord may elect in its sole and absolute discretion to cease the operation of such emergency generator back-up to Tenant. Tenant acknowledges and agrees that such emergency power shall be used only to provide power to the path of egress emergency lighting in the Premises.

6.02 Landlord reserves the right to temporarily interrupt, curtail or suspend the services required to be furnished by Landlord under this Article 6 or elsewhere under this Lease at any time when the necessity therefor arises by reason of Force Majeure, repairs and maintenance, mechanical breakdown, when required by any Legal Requirement and/or on account of alterations or improvements reasonably deemed necessary or desirable by Landlord for the benefit of the Building or any portion(s) thereof. Landlord shall endeavor to provide Tenant with a Notice not less than five (5) Business Days prior to all scheduled repairs and maintenance affecting the Premises and Tenant’s use thereof. Except as otherwise in this Lease expressly provided, Landlord shall have no liability to Tenant as a result thereof. Landlord shall use commercially reasonable efforts to coordinate all scheduled repairs and maintenance with Tenant so as to minimize interference with Tenant’s operations.

6.03 If Tenant shall require HVAC service at any time other than during Operating Hours, Landlord shall furnish such service (herein called “After Hours HVAC Service”) upon advance written notification from Tenant as specified below and Tenant shall pay, as additional rent the rates for After Hours HVAC Service on a per hour basis equal to Landlord’s Charge therefor on Landlord’s demand, as set forth in Exhibit D attached hereto. Requests for After Hours HVAC Service may be made through the base Building management office by a person(s) designated by Tenant as authorized to make such requests before 4:00 p.m. on a non-holiday weekday for such weekday and at least twenty-four (24) hours prior to a holiday or weekend. Subject to union requirements, there shall be no minimum number of hours for which After Hours HVAC Service is required.

6.04 Landlord agrees that Tenant may install, subject to Landlord’s election right set forth in the following sentence, at Tenant’s sole cost and expense, in accordance with, and subject to, the applicable provisions of this Lease, an additional HVAC system (hereinafter referred to as the “Supplemental HVAC System”) in the Premises to service the same. Notwithstanding the foregoing, Landlord may elect (at its sole discretion and upon notice from Tenant of its desire to install a Supplemental HVAC System) to install the Supplemental HVAC System, at Tenant’s sole cost and expense, and in which case such installation shall be at a cost equal to Landlord’s Charge in all other cases. The costs (as applicable) of installation (including connection to any condenser water source), maintenance and operation (including, without limitation, electricity costs in accordance with Section 7.01 below) of any Supplemental HVAC System (including the Existing AC Units) shall be borne by Tenant. Landlord agrees that it shall not charge any fee to Tenant for connecting into the Building’s condenser water system, except as provided in Section 6.05 below. Any Supplemental HVAC System shall be located wholly within the Premises, except for any connection to any condenser water source. All facilities, equipment, machinery and ducts installed by (or on behalf of) Tenant in connection with any Supplemental HVAC System shall (a) be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed, (b) comply with Landlord’s reasonable requirements as to installation, maintenance and operation, and (c) comply with all other applicable terms, covenants and conditions of this Lease. Landlord shall provide to Tenant without additional charge such space in the core or within ceiling plenums solely for the purpose of running pipes from the Supplemental HVAC System to the Building’s condenser water risers. Landlord shall have no liability to Tenant for any interruption in service of the Supplemental HVAC System (including the Existing AC Units) for any cause whatsoever, except as otherwise expressly provided in this Lease. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges that there are currently three (3) supplemental air conditioning units (the “Existing AC Units”) serving the Premises. Landlord makes no representations as to the condition of the Existing AC Units and Tenant shall accept the same in “as is” condition. Tenant acknowledges that the Existing AC Units being provided without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from any and all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to, or caused by, the failure or inability of such system to provide service to Tenant even if caused by Landlord’s acts or negligence.

6.05 Landlord shall make condenser water available to support any Supplemental HVAC System, including the Existing AC Units, in the amount of up to twenty (20) tons, and Tenant acknowledges that if it elects to install an additional Supplemental HVAC System, it shall pay for such tons of condenser water actually furnished, in the amount of the connected tonnage of such Supplemental HVAC System, at a rate set forth in Exhibit D attached hereto. As of the Execution Date, the Existing AC Units utilize nine (9) tons of condenser water and Tenant shall pay Landlord for all such nine (9) tons of condenser water at the rate set forth in Exhibit D attached hereto. If Tenant requires more than the number of tons made available for its use pursuant to the foregoing, Tenant shall deliver a written Notice to Landlord with respect thereto, provided such additional tonnage above twenty (20) is then available in Landlord’s sole and absolute discretion, taking into account the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord’s existing and future needs in the operation of the Building. Commencing on the Commencement Date, Tenant shall pay to Landlord, as Recurring Additional Rent, one twelfth (1/12th) of the annual charge hereunder for the nine (9) tons of condenser water furnished by Landlord as set forth above. In no event shall the aggregate amount of tons of condenser water furnished to Tenant pursuant to the foregoing be less than the cumulative connected tonnage of any Supplemental HVAC System (including the Existing AC Units).

6.06 Notwithstanding anything herein to the contrary, if solely due to (a) Landlord’s curtailment or interruption of services pursuant to Sections 6.02, 7.03(ii) and Article 12 hereof or (b) Landlord’s effecting repairs or other work in the Building or Premises or (c) Landlord’s failure to perform any of its obligations set forth in Articles 6, 7 or 12 hereof (and except to the extent subsections (a) through (c) above are due to any act or omission of Tenant or Tenant Party), (i) any utility or service required under the terms of this Lease is not provided to all or part of the Premises (except if such utility or service is not provided due to the failure of the utility company or service provider) and (ii) as a result thereof, Tenant is unable to access the Premises and/or operate its business within the Premises, and therefore Tenant for ten (10) consecutive Business Days cannot and does not use all or any part of the Premises for the uses expressly permitted hereunder for such entire ten (10) consecutive Business Day period (the “Non-Abated Period”), Tenant shall be entitled to a pro rata abatement of Fixed Rent and additional rent attributable to the portion of the Premises that Tenant cannot and does not so use for each day after the Non-Abated Period (as such period may be extended as provided below), until such required utility, service, or access, as the case may be, is restored and Tenant can use the entire Premises for the uses expressly permitted hereunder. Tenant acknowledges and agrees that the foregoing shall not be applicable in the case of any casualty, which shall be governed by the provisions of Article 17 hereof. Notwithstanding the foregoing or anything to the contrary provided in this Lease, the Non-Abated Period shall be extended to the extent that such utility, service or access, as the case may be, is not provided due to Force Majeure.

ARTICLE 7

ELECTRIC

7.01 Electrical Service.

A. Subject to the other provisions of this Article 7, Landlord shall furnish to the Premises, beginning upon the Commencement Date, through the distribution facilities serving the Building, an electricity demand load of seven (7) watts per usable square foot, exclusive of electricity required to operate the base Building systems (including the HVAC System, both in the central plant and to the DX Units). Such services shall be provided at an electrical panel in the base Building electrical closets on the floor of the Premises. Landlord shall furnish to the Premises DX Units through the distribution facilities installed by Landlord in the Building, alternating electric current in a type and amount required to operate the DX Units.

B. The electric current for the Premises, the DX Units, core toilet rooms, core electrical closets, core telecommunication closets, core janitor closets, service elevator lobbies and DX Units mechanical equipment room(s) (any supplemental bus duct taps, separate risers and/or any other items installed in accordance with the terms of the second (2nd) sentence of Section 7.02 hereof) shall be measured by submeter(s) with coincident demand (and shall be billed as if there was only one (1) submeter provided therefor in the aggregate), installed by Landlord, at its cost and expense, at such location(s) reasonably selected by Landlord, and maintained by Landlord, at Tenant’s cost and expense; and beginning upon the Commencement Date Tenant shall pay monthly to Landlord such amounts (which shall be computed by using the Electric Rates), on the basis of Tenant’s consumption of/demand for alternating current in the foregoing areas. Notwithstanding the foregoing, (a) Tenant shall not be obligated to pay any electricity charges for any emergency power in accordance with the terms of Section 6.01I hereof and (b) the submeter(s) for any supplemental bus duct taps, separate risers and/or any other items installed in accordance with the terms of the second (2nd) sentence of Section 7.02 hereof may not be measured with coincident demand (it being agreed that Tenant shall pay Landlord as Additional Rent the cost of the installation and maintenance thereof, which cost shall be equal to Landlord’s Charge therefor).

C. Subject to the terms of Article 10 hereof, Landlord and its agents shall have the right to enter the Premises (and all other accessible parts of the core on the floor of the Premises) to access the electric closets and the meters at reasonable times after delivery of a reasonable prior Notice to Tenant, which may be oral (except in the event of an emergency, when no such Notice or oral Notice shall be required). Tenant shall supply, at Tenant’s cost, adequate electric lighting and electric power to Landlord or Landlord’s contractors to clean and make repairs in the Premises.

7.02 Capacity. Tenant’s use of electrical energy shall never exceed the capacity of the then existing feeders to the Building or the then existing risers or wiring installation serving the Premises set forth in Section 7.01 hereof. In order that personal safety and property of Landlord and the tenants and occupants of the Premises and the Building may not be imperiled by the overtaxing of the capacity of the electrical distribution system of the Premises or the Building, and to avert possible adverse effect upon the Building’s electrical system, Tenant shall not, without prior consent of Landlord upon and subject to the applicable terms of this Lease, make or perform or permit any changes in or Alterations to wiring installations or other electrical facilities in or serving the Premises. Landlord, its agents, engineers and consultants may survey Tenant’s electrical use from time to time, upon prior Notice and in coordination with Tenant so as to minimize interference with Tenant, and at Landlord’s expense, to determine whether Tenant is complying with its obligations under this Article 7. At such time as Tenant shall surrender any portion of the Premises to Landlord, including pursuant to the terms of Article 8 hereof, Tenant at its expense shall redistribute any electricity to the extent necessary so that such portion has an electrical capacity proportional to the reconfigured Premises in compliance with the terms of this Article 7.

7.03 Limitation on Liability.

(i) Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the electrical energy furnished to the Premises or if the quantity or character of the electrical energy is no longer available or suitable for Tenant’s requirements, except for any actual damage suffered by Tenant by reason of any such failure, inadequacy or defect to the extent caused by Landlord’s negligence or willful acts, and then only after prior actual Notice has been given to Landlord.

(ii) In addition to the foregoing, Landlord shall have the right, by the delivery of five (5) Business Days’ prior Notice to Tenant (except in the event of an emergency, in which event such Notice to Tenant shall be delivered if and to the extent reasonably feasible under the circumstances) to “shut down” electrical energy to the Premises when necessitated by the need for repairs, Alterations, connections or reconnections, with respect to the Building electrical system (singularly or collectively, “Electrical Work”), regardless of whether the need for such Electrical Work arises in respect of the Premises, any other tenant space, or any Building Common Areas. Except as set forth in Section 6.06 above, Landlord shall have no liability to Tenant for any loss, damage, or expense which Tenant may sustain due to such “shut down” or Electrical Work. Landlord shall use commercially reasonable efforts to coordinate all scheduled shut downs with Tenant.

7.04 Electric Rates. As used in this Lease the term “Electric Rates” shall mean:

(a) so long as the Net Lessor purchases electricity from the NYPA, the NYPA SC-69 low tension rate (or the low tension rate under any successor NYPA tariff to SC-69) plus an additional three percent (3%). Landlord is deemed the agent of Net Lessor to collect any payments due hereunder on account of electricity purchased from NYPA. Landlord agrees that it will not arbitrarily terminate (and will cause the Port Authority not to arbitrarily terminate) the agreements by which the Building obtains electricity from NYPA.

(b) at any time the Net Lessor does not purchase electricity from NYPA, one hundred three percent (103%) of the rates at which Landlord then purchases electrical energy from the public utility or any other entity supplying electrical service to the Building (if Landlord currently purchased electrical energy from Consolidated Edison, such rate would be the SC-9 II time of day low tension rate), including any surcharges or charges incurred, or utility taxes or sales taxes or other taxes payable by or imposed upon Landlord in connection therewith, or increase thereof by reason of fuel adjustment, or any substitutions for such rate or additions thereto. At any time the Net Lessor does not purchase electricity from NYPA, if thereafter Landlord (in Landlord’s reasonable opinion) finds it necessary to hire an electrical consultant to interpret and/or compute Tenant’s electric bills, Tenant shall pay to Landlord Landlord’s Charge with respect to the hiring of such consultant. Landlord and Tenant acknowledge that they understand that the electric rates, charges, taxes and other costs may be changed by virtue of peak demand, time of day rates, or other methods of billing, and that the foregoing reference to changes in methods or rules of billing is intended to include any such change.

7.05 Termination of Service. Landlord reserves the right to terminate the furnishing of electrical energy at any time solely if required to do so by applicable Legal Requirements, upon the delivery of sixty (60) days’ prior Notice to Tenant unless such Notice is not feasible under the circumstances, in which event Landlord will give Tenant such reasonable Notice as is possible. If Landlord shall so discontinue the furnishing of electrical energy, (a) Tenant shall arrange to obtain electrical energy directly from the utility company or other provider furnishing electrical energy to the Building, (b) Landlord shall permit the existing feeders, risers, wiring and other electrical facilities serving the Premises to be used by Tenant for such purpose to the extent that they are available, suitable and safe, (c) from and after the effective date of such discontinuance Landlord shall not be obligated to furnish electric energy to Tenant, (d) such discontinuance shall be without liability of Landlord to Tenant, and (e) Landlord shall, at Tenant’s expense equal to Landlord’s Charge therefor (provided, however, such expense shall be prorated between Landlord and Tenant based on the remainder of the Term in the Lease (such expense of the Necessary Equipment to be amortized over their useful life in accordance with GAAP)), install and maintain at locations in the Building selected by Landlord any necessary electrical meter equipment, panel boards, feeders, risers, wiring and other conductors and equipment (collectively, “Necessary Equipment”) which may be required to obtain electrical energy directly from the utility company or other provider supplying the same. Landlord, at its option, before commencing any work to be paid for by Tenant hereunder or at any time thereafter, may require Tenant to furnish to Landlord such security, whether by surety bond issued by a corporation licensed to do business in New York State or otherwise, reasonably satisfactory to Landlord, in form and amount as Landlord shall deem reasonably necessary to assure the payment for such work by Tenant. Tenant shall promptly provide Landlord with a copy of each electric utility bill of Tenant if Tenant should become a direct customer of the utility company or other provider servicing the Building. If Landlord shall discontinue furnishing electrical energy to Tenant pursuant to the terms of this Section 7.05, provided that Tenant is using diligent efforts to obtain electrical energy directly from the utility company or other provider furnishing electrical energy to the Building, Landlord shall not terminate the furnishing of electrical energy to Tenant until Tenant succeeds in procuring same directly, unless Landlord is prohibited from doing so by any Legal Requirements.

7.06 Taxes. In the event that any tax (exclusive of any income taxes) shall be imposed upon Landlord’s receipts from the sale, use or resale of electrical energy to Tenant and paid by Landlord, the pro rata share allocable to the electrical energy service received by Tenant shall be passed onto, included in the bill of, and paid by Tenant if and to the extent not prohibited by applicable Legal Requirements.

7.07 Bulbs, Ballasts, Etc. Landlord shall, at Tenant’s request, furnish and install all replacement lighting, tubes, lamps, starters, bulbs and ballasts required in the Premises and Tenant shall pay to Landlord (or its designated contractor) Landlord’s Charge therefor as additional rent within twenty (20) days after delivery of an invoice therefor together with (if applicable) reasonable supporting documentation.

ARTICLE 8

ASSIGNMENT, SUBLETTING, MORTGAGING

8.01

A. General Clause. Except as otherwise expressly provided herein, Tenant or its legal representatives will not by operation of law or otherwise, assign (in whole or in part), mortgage or encumber this Lease, or sublet or permit the Premises or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. Landlord’s consent to any assignment or subletting, whether by Tenant or any other tenant in the Building, shall not be a waiver of or constitute a diminution of Landlord’s right to withhold its consent to any other assignment or subletting and shall not be construed to relieve Tenant from obtaining Landlord’s express written consent to any other or further assignment or subletting (to the extent that such consent shall be expressly required hereunder). Such reasonable third party attorneys’ fees as may be incurred by Landlord in connection with any proposed or actual assignment or subletting (whether or not Landlord’s consent thereto shall be required) shall be paid by Tenant.

B. Notice to Landlord. If Tenant or its legal representatives desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall, in all events prior to any marketing of such space, deliver Notice to the then Agent of its desire to assign or sublet, and such Notice shall set forth all of the financial and other material terms and conditions of the proposed transaction by which Tenant is prepared to enter into an assignment or sublease (the “Assignment/Sublet Notice”). Promptly after Landlord’s receipt of the Assignment/Sublet Notice (and provided that such Assignment/Sublet Notice shall expressly request that Landlord furnish such information), Landlord shall furnish to Tenant a Notice setting forth with reasonable specificity the uses and proposed occupants that do not then comply with the terms of any other direct lease of any portion of the Building Office Space. Upon obtaining a proposed assignee or subtenant upon acceptable terms, Tenant shall submit to Landlord in writing: (i) the identity and address of such assignee or sublessee and its shareholders, members, partners, principals, and officers or managers; (ii) the nature and character of the business which the proposed assignee or sublessee will conduct in the Premises; (iii) the most recent two (2) years of financial statements from such proposed assignee or sublessee in a form acceptable to Landlord; (iv) a fully executed copy of the proposed assignment or sublease setting forth all of the material financial terms and conditions of the proposed transaction, which assignment or sublease shall expressly state that such transaction is conditioned upon Landlord’s rights and consent as provided in this Article 8; and (v) any other information concerning the assignment or sublease which Landlord may reasonably request (collectively the “Assignment/Sublet Documentation”). For the purposes of this Article 8, the phrase “marketing of space” or words of similar import shall mean the circulating of information with respect to such space and the terms of its availability to any third party (including listing such space with brokers or a listing company such as Costar or distributing a broker flyer by electronic mail or otherwise).

C. Recapture. Landlord shall have the option, to be exercised within thirty (30) days from the receipt of all of the Assignment/Sublet Documentation (i) to cancel this Lease (A) in its entirety if the Tenant’s request is for an assignment of this Lease or a sublease of all or substantially all of the Premises (which for purposes of this Section 8.01C(i) shall mean at least ninety (90%) percent of the rentable square footage of the Premises) for all or substantially all of the balance of the term of this Lease (which for purposes of this Section 8.01C shall mean that at the expiration of the term of the proposed sublease, less than twelve (12) months shall remain in the term of this Lease) or (B) solely with respect to the proposed portion of the Premises to be sublet (“Proposed Subleased Space”) if the proposed transaction in the Assignment/Sublet Documentation shall be a sublease for less than all or substantially all of the Premises for all or substantially all of the balance of the term of this Lease and in such event the parties shall work together in good faith to amend the applicable provisions of this Lease to reflect the removal of the Proposed Subleased Space from the remainder of the Premises; or (ii) solely with respect to a sublease for all or any portion of the Premises for all or any portion of the balance of the term of this Lease, to require Tenant to execute and deliver a sublease to Landlord (or its designee) with respect to the proposed portion of the Premises to be sublet upon the same financial terms (and the same effective date) as submitted by Tenant to Landlord (except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary herein) pursuant to a form prepared by Landlord’s counsel, except that (solely with respect to clause (ii) above) (a) Landlord shall have the unrestricted right to assign such sublease or further sublet and/or alter the Premises or such portion thereof, it being agreed that Landlord and any assignee or sub-sublessee thereof of any tier shall have no obligation to restore any such alterations, (b) Tenant shall not be entitled to any portion of any profit, rent or other sums received by Landlord or its designee in connection with the subleasing thereof, (c) Landlord shall have no obligation to furnish any security deposit to Tenant, (d) any assignment or subletting by Landlord or its designee may be for any purpose or purposes that Landlord shall deem suitable or appropriate, (e) if, as determined by Landlord, Fixed Rent and

Recurring Additional Rent and other additional rent payments under the proposed sublease are greater than the Fixed Rent and Recurring Additional Rent and other additional rent payments under this Lease for the term of the proposed sublease with respect to the sublet space (prorated on a rentable square foot basis if the proposed sublease is for less than all of the Premises), then the Fixed Rent and Recurring Additional Rent and other additional rent payments under the sublease to Landlord (or its designee) pursuant to clause 8.01C(ii) above shall be at the rates set forth in this Lease for the term of the proposed sublease with respect to the sublet space (prorated on a rentable square foot basis if the proposed sublease is for less than all of the Premises) and (f) during the term of such sublease Landlord shall issue a monthly credit to Tenant hereunder equal to the monthly Fixed Rent and Recurring Additional Rent payable to Tenant by Landlord or its designee pursuant to the terms of such sublease, although Tenant shall continue to be responsible for any balance of the Fixed Rent, Recurring Additional Rent and additional rent due hereunder during the term of such sublease. Tenant may not assign this Lease, nor sublet all or any portion of the Premises, if Tenant is then in default under this Lease beyond applicable notice or cure periods. In addition, Tenant may not request Landlord to consider and/or approve any proposed assignment or subletting if Tenant is then in default under this Lease beyond applicable notice or cure periods. In the event that Tenant proposes to sublet a portion of the Premises, such portion must be configured in such a way that it may be legally separated from the balance of the Premises with direct access to the elevators, stairs and core toilet rooms on such floor. Tenant acknowledges that Landlord’s recapture right set forth in Section 8.01(C)(ii) above shall be applicable for the entire Term, notwithstanding the fact that Tenant’s request to sublease may be for a period which is less than the Term.

D. Consent of Landlord. If Tenant has complied with the provisions of Section 8.01B hereof and Landlord has not exercised any of its foregoing options within the time period set forth above, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed, and shall be given within thirty (30) days of expiration of such time period; provided, however, that Landlord’s rejection of a proposed assignment or subletting that does not comply with the terms of any other direct lease of any portion of the Building Office Space shall be deemed to be reasonable. Notwithstanding anything to the contrary contained herein, Landlord may withhold consent thereto if in the reasonable exercise of its judgment Landlord determines that:

(1) The financial condition of the proposed assignee or sublessee (taking into account any security deposit and/or guaranties delivered in connection therewith and any other relevant factors) is insufficient or not consistent with the obligation and responsibility undertaken by the proposed assignment or sublease;

(2) The proposed business to be conducted in the Premises is not appropriate for the Building or in keeping with the character of the existing tenancies, or the use does not comply with the terms of Section 5.01 of this Lease or the terms of any other direct lease of any portion of the Building Office Space or the proposed occupant (or its affiliate) is a competitor of Landlord or another Landlord Entity in the ownership and/or management of office buildings;

(3) The nature of the occupancy of the proposed assignee or sublessee will cause a greater density of employees or traffic or make greater demands on the Building’s services or facilities than that made by Tenant;

(4) Tenant proposes to assign or sublet to (x) one who at the time is a tenant (or subsidiary or affiliate of a tenant) or a party in possession of premises in the Building or (y) one with whom Landlord is negotiating for a lease of space in the Building, or has delivered to, or received from, within the immediately preceding ninety (90) day period, a written offer, proposal, term sheet, letter of intent or draft lease;

(5) The assignee or sublessee shall have or enjoy diplomatic immunity;

(6) The assignee or subtenant (or its affiliate) is a competitor of Landlord or an affiliate thereof in the ownership and/or management of office buildings;

(7) Such proposed subletting would result in the Premises being divided into more than four (4) rental units in the aggregate; or

(8) Any combination of the foregoing conditions exists.

8.02 Further Assignment and Sublease. If this Lease shall be assigned or the Premises or any portion thereof sublet in accordance with this Article 8, (a) any assignee of Tenant and any permitted subtenant and sub-subtenant hereunder shall be permitted to further assign this Lease or its sublease, respectively, without limitation upon and subject to the applicable terms of this Article 8 (including the terms of Section 8.06(4) hereof) and (b) any direct subtenant of Tenant and any direct sub-subtenant of such subtenant may further sublease its subleased premises in accordance with the terms of this Article 8 (including the terms of Section 8.06(4) and clause (7) of Section 8.01D hereof), it being agreed that (i) Landlord shall grant or deny any such proposed further assignment or subletting using the same criteria as are applicable hereunder to a proposed assignment or subletting by Tenant (if consent thereto is required hereunder with respect thereto), (ii) such proposed further assignment or subletting shall be subject to all of the applicable terms and conditions set forth in this Article 8 other than Section 8.08 hereof and (iii) it is the intent of Landlord and Tenant that at no time during the term of this Lease shall there be more than two (2) tiers of subtenants (i.e., two (2) levels beneath Tenant). In the event of any such further assignment or subletting in accordance with the foregoing terms of this Section 8.02 other than pursuant to the terms of Section 8.06(4) hereof, fifty (50%) percent of any rentals and/or consideration paid or payable by the assignee or sublessee in excess of the rentals reserved and/or payable under this Lease or its sublease, as the case may be (but net of any reasonable expenses incurred thereby), shall be paid to Landlord as additional rent hereunder (and shall be calculated in accordance with the applicable terms of Section 8.05 hereof).

8.03 Collection of Rent. If the Premises shall be sublet or occupied by any person or persons other than Tenant, Landlord may, after default by Tenant beyond applicable notice or cure periods, collect rent from the sublessee or occupant and apply the net amount collected to the rent herein reserved, but no such subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance of the sublessee or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

8.04 Assignments of this Lease. Except as otherwise expressly provided in Section 8.06(4) hereof, (a) each permitted assignee shall assume, and be deemed to have assumed, this Lease as to all liability accruing hereunder from and after the effective date of such assignment and shall be and remain liable jointly and severally with Tenant for the payment of the Fixed Rent and additional rent due hereunder from and after the effective date of such assignment and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term from and after the effective date of such assignment and (b) no assignment shall be effective unless Tenant shall promptly deliver to Landlord a duplicate original of the instrument of assignment, in form reasonably satisfactory to Landlord, containing a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent prior thereto. If this Lease shall be assigned, or if the Premises (or a portion thereof) shall be sublet or occupied by any person or persons other than Tenant, no such assignment or sublease shall be deemed a waiver of the covenants in this Article, nor shall it be deemed a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

8.05 Profit Sharing. Fifty percent (50%) of any rentals and/or consideration paid or payable by the assignee or sublessee in excess of the rentals reserved and/or payable under this Lease shall be paid by Tenant as and when received by Tenant to Landlord as additional rent, deducting from such excess, the reasonable expenses proven to have been incurred by Tenant in effecting the assignment or sublease. Said reasonable expenses shall include (i) marketing and brokerage fees, (ii) attorneys’ fees and disbursements, (iii) reasonable concessions to the assignee or sublessee, including free rent and work contributions to the assignee or subtenant, (iv) the costs incurred in connection with alterations, decorations and installations made by Tenant pursuant to its subject assignment or sublease to prepare the space for occupancy by the assignee or sublessee, and (v) any costs paid to Landlord in obtaining Landlord’s consent to the assignment or sublease. Consideration paid to Tenant shall include any consideration paid for or on account of any leasehold improvements, furnishings, equipment and/or other personal property in the Premises which are in excess of the then unamortized costs thereof as shown on Tenant’s books and records. Such unamortized cost shall be determined in accordance with GAAP. If part of the consideration for such sublease or assignment shall be payable in other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

8.06 Miscellaneous. Anything herein contained to the contrary notwithstanding:

(1) Tenant shall not market its space for assignment or subletting setting forth a rental rate lower than the then Building rental rate for such space. The foregoing shall not preclude Tenant from consummating a transaction at a rental rate lower than the then Building rental rate for such space. All marketing materials utilized in connection with any assignment or sublease of all or any portion of the Premises shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

(2) Subject to the terms of Section 8.06(4) hereof, a transfer of fifty percent (50%) or greater interest (whether stock, partnership or otherwise) of Tenant or any permitted sublessee or assignee of this Lease shall be deemed to be an assignment of this Lease or such sublease, however accomplished, and whether in a single transaction or in any series of transactions, related or unrelated, to which the provisions this Article shall apply; provided that the foregoing shall not include any such transfers made in connection with (i) an initial public offering pursuant to the Securities Act of 1933 (an “IPO”) or (ii) any bona fide private equity financing (“Equity Financing”), the principal purpose of which is not to transfer this Lease or circumvent the provisions of this Article 8. In the case of an IPO or Equity Financing Tenant shall provide prompt written notice thereof to Landlord but for avoidance of doubt, Tenant shall not have to seek Landlord’s prior consent in connection with an IPO or Equity Financing and the termination and recapture rights of Landlord set forth in Section 8.01C hereof and the profit-share rights of Landlord set forth in Section 8.05 hereof shall not be applicable with respect to any IPO or Equity Financing. The transfer of outstanding capital stock of any corporate tenant, for purposes of this Article, shall not include sale of such stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended, and which sale is effected through “over-the-counter market” or through any recognized stock exchange.

(3) A so-called “take-over” agreement (i.e., an agreement executed in connection with the delivery by Tenant of another lease where another entity agrees to become responsible for all or a portion of Tenant’s obligations under this Lease without actually entering into an assignment or sublease) shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 8, including the requirement that Tenant obtain Landlord’s prior consent thereto in each instance.

(4) Tenant may, without the consent of Landlord, and without being subject to Landlord’s right of termination or recapture, (A) sublet the Premises (or any portion thereof) or assign this Lease to any Subsidiary, Parent Company or Affiliate of Tenant or (B) assign this Lease (it being agreed that any assignment of this Lease by the consummation of any merger, consolidation or purchase pursuant to the terms of this clause (B) shall be pursuant to a deemed assignment of this Lease by operation of applicable Legal Requirements) to any Subsidiary, Affiliate, or successor by merger or consolidation or to a purchaser of all or substantially all of Tenant’s stock (or other equity interests) or assets (such successor or purchaser being herein called a “Successor”), but only if (x) in the case of an assignment to a Successor, such Successor has a net worth (exclusive of intangibles, including goodwill) on the date immediately following the effective date of such assignment computed in accordance with GAAP equal to or greater than the net worth (exclusive of intangibles, including goodwill) of Tenant on the date immediately prior to the effective date of such assignment computed in accordance with GAAP, which shall be evidenced by certified financial statements prepared by Tenant’s and such Successor’s independent certified public accountants (if such certified financial statements are regularly prepared therefor by a certified public accountant) or reasonably detailed uncertified financial statements (if certified financial statements are not regularly prepared therefor by a certified public accountant), and (y) in the case of a merger, consolidation or transfer of assets, such merger, consolidation or transfer of assets is not effected for the primary purpose of transferring this Lease. The reorganization (including tax restructuring) of Tenant or a sale or transfer by the majority shareholder of Tenant of all or any part of such majority shareholder’s interest in Tenant to an Affiliate of the majority shareholder, provided that in each instance (aa) the underlying principals of Tenant do not change and (bb) the principal purpose of such reorganization or transfer is not to transfer the Lease or circumvent the provisions of this Article 8, shall not be deemed an assignment hereunder and shall be permitted without the consent of Landlord. For purposes of this Section, a “Subsidiary,” “Parent Company” and “Affiliate” of Tenant shall mean the following: (a) “Subsidiary” shall mean a corporation or other entity not less than fifty-one percent (51%) of whose outstanding capital and voting stock (or other equity interest therein, as the case may be) shall, at the time, be owned directly or indirectly, by Tenant; (b) “Parent Company” shall mean any corporation or other entity which shall own, directly or indirectly, at least fifty-one percent (51%) of the outstanding capital and voting stock (or other equity interest therein, as the case may be) of Tenant at the time; and (c) “Affiliate” shall mean any corporation or other entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant. For this purpose, “control” shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the outstanding stock if a corporation, or other equity interest if not a corporation, and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise. No such assignment or sublease shall be permitted or effective if Tenant is then in default under this Lease beyond the expiration of any applicable notice or cure periods and unless (i) Tenant delivers to Landlord at least ten (10) days’ prior Notice of such assignment or sublease (it being agreed that in the case of an assignment to a Successor, (X) Tenant shall endeavor to deliver to Landlord at least ten (10) days’ prior Notice of such assignment subject to any applicable confidentiality requirements and applicable Legal Requirements, and subject to the foregoing, Tenant shall deliver such Notice to Landlord promptly following such transaction and (Y) such Notice shall be accompanied by the proof set forth above that the net worth of such Successor is in compliance with the terms of this Section 8.06(4)), (ii) in the case of an assignment or subletting to a Subsidiary, Parent Company or Affiliate, (1) such Notice shall be accompanied by proof reasonably acceptable to Landlord that such assignee or sublessee (as the case may be) is then a Subsidiary, Parent Company or Affiliate of Tenant and (2) such assignee or sublessee (as the case may be) remains a Subsidiary, Parent Company or Affiliate of Tenant for at least twenty four (24) consecutive months immediately following such assignment or sublease; it being agreed that the rights granted to Tenant pursuant to this Section 8.06(4) shall only be granted on the condition that such assignee or sublessee (as the case may be) shall remain a Subsidiary, Parent Company or Affiliate of Tenant for at least twenty four (24) consecutive months immediately following such assignment or sublease, and if such assignee or sublessee (as the case may be) shall fail to remain a Subsidiary, Parent Company or Affiliate of Tenant for at least twenty four (24) consecutive months immediately following such assignment or sublease, the rights accorded to Tenant by this Section 8.06(4) shall not apply and Tenant shall promptly comply with all of the terms and conditions of this Article with respect to such assignment or subletting, (iii) such assignee assumes all of Tenant’s obligations hereunder (other than in connection with any deemed assignment of this Lease pursuant to the terms set forth above) pursuant to an agreement in form and substance reasonably satisfactory to Landlord and (iv) Tenant gives Landlord a signed copy of the final assignment or sublease within ten (10) days after it is fully executed and delivered by all parties thereto (other than in connection with any deemed assignment of this Lease pursuant to the terms set forth above). No such assignment or sublease by Tenant shall be deemed to release Tenant from any of its obligations and liabilities hereunder or to release any guarantor from any of its obligations or liabilities under any guaranty given with respect to this Lease. The termination and recapture rights of Landlord set forth in Section 8.01C hereof and the profit-share rights of Landlord set forth in Section 8.05 hereof shall not be applicable with respect to any assignment or sublease effected pursuant to the terms of this Section 8.06(4).

8.07 Subleases. With respect to each and every sublease or subletting pursuant to the provisions of this Lease, it is further agreed as follows:

(i) no subletting shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease;

(ii) no sublease shall be valid, and no sublessee shall take possession of the Premises (or any portion thereof), until an executed counterpart of such sublease has been delivered to Landlord and approved by Landlord (where such approval is required), which approval shall not be unreasonably withheld or delayed;

(iii) each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, either terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such sublessee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (I) be liable for any previous act or omission of Tenant under such sublease, (II) be subject to any offset, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (III) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent; and

(iv) any modification, amendment or extension of a sublease previously consented to by Landlord (except for a termination of the sublease, a decrease in the length of the term thereof or a de minimis modification or amendment not altering any of the material financial terms of such sublease) shall be deemed to be a new sublease subject to all of the terms and conditions of this Article 8.

8.08 Licensing. Notwithstanding anything herein to the contrary, upon not less than ten (10) days’ prior notice to Landlord and provided that Tenant is not then in default hereunder beyond the expiration of any applicable notice and cure periods, Tenant may license up to fifteen percent (15%) of the rentable square footage of the Premises in the aggregate at any one time to clients of Tenant, entities who furnish services to Tenant, entities to whom Tenant furnishes services or to any entity with which Tenant maintains a continuing business relationship (other than through the occupancy contemplated in this Section) (each a “Permitted Licensee”) without Landlord’s consent and without being subject to the recapture and termination rights of Landlord set forth in Section 8.01C hereof or the profit-share rights of Landlord set forth in Section 8.05 hereof, provided that (i) such party shall not then be a tenant or occupant of any portion of the Building; (ii) Tenant’s notice shall set forth the names of such party or parties; (iii) any such licensing agreement (whether or not in writing) shall be subject and subordinate to the terms of this Lease; (iv) such arrangement will terminate automatically upon a default by Tenant occurring and continuing beyond the expiration of any applicable notice and cure period under this Lease; (v) any such party shall use the Premises in conformity with all applicable provisions of this Lease; (vi) in no event shall the use of any portion of the Premises by any such party create or be deemed to create any right, title or interest in or to the Premises for such party; (vii) the portion(s) of the Premises occupied by any such party(ies) and the portion of the Premises occupied by Tenant shall not be, and shall not be required by law to be, separated by demising walls so as to create separate entrances from the elevator landing or public corridors; (viii) there shall be no separate identification of any such party in the elevator landing or on the entrance door to the Premises or elsewhere in the Building other than within the Premises; (ix) the named Tenant herein or its Successor shall then be the tenant under this Lease and shall occupy the Premises simultaneously with such licensees for the conduct of its business; (x) no such licensing shall be deemed to release Tenant from any of its obligations and liabilities hereunder or to release any guarantor from any of its obligations or liabilities under any guaranty given with respect to this Lease; (xi) Tenant shall furnish to Landlord, prior to such party’s occupancy of any portion of the Premises, proof reasonably acceptable to Landlord that such party is then a client of Tenant, an entity who furnish services to Tenant, an entity to whom Tenant furnishes services or an entity with which Tenant maintains a business relationship; (xii) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in excess of the pro rata portion of the rent payable by Tenant hereunder with respect to such space and (xiii) Tenant shall have provided to Landlord such information and documentation with respect to the proposed licensee as required by Landlord to conduct a background screening (which background screening shall be at Tenant’s expense) and Landlord has confirmed that such proposed licensee has passed such screening. In no event shall Tenant engage in the marketing of space in the Premises (as such term is defined in Section 8.01B hereof), including, without limitation, the space to be licensed pursuant to this Section, to the public or any entity or individual that is not a Permitted Licensee.

8.09 Indemnity. Subject to the applicable terms of Section 16.01 hereof, Tenant hereby indemnifies Landlord from and against any liability asserted against Landlord and all other Landlord Parties (a) for any brokerage commission with respect to any assignment or sublease (or proposed assignment or sublease) by Tenant or any party claiming through Tenant and (b) following the exercise by Landlord of its termination or recapture rights hereunder with respect to any proposed assignment or sublease by Tenant or any party claiming through Tenant. This Section shall survive the expiration or sooner termination of this Lease.

8.10 Transactions with other Tenants. Notwithstanding anything herein to the contrary, in no event may another tenant or occupant of the Building assign its lease to Tenant, sublet all or any portion of its space in the Building to Tenant or otherwise permit Tenant to occupy all or any portion of its space in the Building without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion, and any such purported assignment, sublease or occupancy without such consent shall be null and void.

8.11 Trademark Issues. Notwithstanding anything herein to the contrary, all subtenants and other occupants of all or any portion of the Premises shall be subject to the terms of Section 30.15 hereof.

8.12 Identification of Assignees and Subtenants. Notwithstanding anything herein to the contrary, the parties hereto agree that there shall be no separate identification of any assignee of this Lease or any subtenant or other occupant of all or any portion of the Premises outside the Premises.

ARTICLE 9

SUBORDINATION, ESTOPPEL CERTIFICATE

9.01 Landlord’s right, title and interest in and to its leasehold estate and to the Building are derived from and under the Net Lease.

9.02

A. Subject to the other terms of this Section 9.02, this Lease is and shall be subject and subordinate in all respects to (a) the REOA, (b) the Net Lease and any other ground leases, overriding leases and underlying leases of the Land and/or the Building hereafter existing, (c) all mortgages which may now or hereafter affect the Land and/or the Building and/or such leases, and to each and every advance made or hereafter to be made under such mortgages, and (d) all renewals, modifications, consolidations, replacements and extensions of such leases or mortgages. As of the Execution Date, the Net Lease is not subject to any leasehold mortgage. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant agrees to promptly execute and deliver any reasonable instrument that Landlord and/or any present or future Superior Mortgagee and/or Superior Lessor may request to evidence such subordination. The lease(s) to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article are hereinafter sometimes called “Superior Lease(s),” and references to Superior Lessors are intended to include the successors in interest of Superior Lessors and their successors in interest as may be appropriate. The mortgage(s) to which this Lease is, at the time referred to, subject and subordinate and any modifications, extensions or replacements thereof are hereinafter sometimes collectively called “Superior Mortgage(s),” and references to Superior Mortgagees are intended to include the successors in interest of Superior Mortgagees and their successors in interest as may be appropriate. Notwithstanding anything to the contrary set forth herein, Tenant shall not be obligated to pay any rent or additional rent under the Net Lease.

B. Except for security deposits, any other amounts deposited with Landlord or with any mortgagee in connection with the payment of insurance premiums and other similar charges or expenses having a billing period in excess of one (1) month but not more than twelve (12) months, and except for any prepayments of additional rent made in accordance with the terms of Article 4 of this Lease, Tenant shall not pay Fixed Rent or additional rent due hereunder for more than one (1) month in advance.

9.03 In the event of a termination of the Net Lease or any other Superior Lease, or if the interests of Landlord under this Lease are transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any Superior Mortgage or if any Superior Mortgagee acquires a lease in substitution therefor, then (i) this Lease shall not terminate or be terminable by Tenant and (ii) this Lease shall not terminate or be terminable by any subtenant or successor thereto unless Tenant is specifically named and joined in any such action and unless a judgment is obtained therein against Tenant. Nothing contained herein shall be deemed to limit or qualify the rights of any Superior Mortgagee, including its right to request a new lease pursuant to the Net Lease.

9.04 Subject to the terms of (and the delivery of) any Non-Disturbance Agreement, in the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, Tenant shall not exercise such right (i) until it has given written notification of such act or omission to each Superior Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (ii) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notification (which reasonable period shall be the later of sixty (60) days following the giving of such notification or the period to which Landlord would be entitled under this Lease or otherwise, after similar Notice), to effect such remedy, provided, that such Superior Mortgagee or Superior Lessor shall promptly give Tenant written notification of intention to, and commence and with due diligence continue to, remedy such act or omission. For the purposes of this Section 9.04 only, the term “Superior Lessor” shall not include the Net Lessor (i.e., the Port Authority or any successor thereto) so long as the Port Authority has any direct or indirect ownership interest in both Landlord and the Net Lessor.

9.05 In the event of a termination of any Superior Lease, or if the interests of Landlord under this Lease are transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any such mortgage, or if the holder of any such mortgage acquires a lease in substitution therefor, then Tenant under this Lease will, at the option to be exercised in writing by the lessor under said Superior Lease or such purchaser, assignee or lessee, as the case may be, (i) attorn to it and will perform for its benefit all the executory terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if said lessor or such purchaser, assignee or lessee, were the landlord originally named in this Lease, or (ii) enter into a new lease with said lessor or such purchaser, assignee or lessee, as landlord, for the remaining portion of the Term and otherwise on the same terms and conditions and with the same executory options then remaining.

9.06 In the event of the enforcement by any Superior Mortgagee of the remedies provided for by law or by any security instrument, Tenant will, upon request of any person succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of said successor in interest, without change in the terms or other provisions of this Lease provided, however, that said successor in interest shall not be bound by (i) any payment of Fixed Rent or additional rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) any amendment or modification of this Lease made without the consent of the holder of such Superior Mortgage or such successor in interest, (iii) any obligation or liability of Landlord thereunder arising prior to the date the holder of such Superior Mortgage shall succeed to the interest of Landlord, (iv) any offset or defense which Tenant may have against any prior landlord, or (v) any work or payment obligation of Landlord. Upon request by said successor in interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment. Anything to the contrary in the foregoing notwithstanding, any cancellation, abridgment, surrender, modification or amendment of this Lease not expressly provided for under the terms of this Lease, and made without the prior written consent of the holder of any Superior Mortgage, except as may be permitted by the provisions of any such Superior Mortgage or assignment of leases and rents granted in connection with such Superior Mortgage shall be voidable as against the holder of the Superior Mortgage, at its option.

9.07 If, in connection with obtaining financing for (or condominiumizing of) the Land and/or Building, or of any Superior Leases, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing (or condominiumizing), Tenant will not unreasonably withhold, delay or defer its consent thereto, provided, that such modifications do not, except in an immaterial way, (i) increase the obligations of Tenant hereunder or decrease Tenant’s rights hereunder or (ii) adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Premises.

9.08 Tenant agrees, at any time and from time to time, upon not more than ten (10) days’ prior Notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing addressed to the Landlord that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fixed Rent, additional rental and other charges have been paid, and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge, and such other information which may, from time to time, be reasonably requested by a Superior Mortgagee or a Superior Lessor or a subtenant or a proposed assignee, it being intended that any such statement delivered pursuant hereto may be relied upon by the Landlord and by any mortgagee or prospective mortgagee of any mortgage affecting the Building or the Building and the Land, and by any landlord under a ground or underlying lease affecting the Land or Building, or both or by any proposed assignee or subtenant.

9.09 Within thirty (30) days following a written request by Landlord from time to time, Tenant shall submit to Landlord a copy of the latest annual financial statement solely of Tenant (i.e., the financial results of Tenant shall not be consolidated with those of any other entity), which financial statements shall be certified by Tenant’s independent certified public accountant if such certified financial statements are regularly prepared for Tenant by a certified public accountant, it being agreed that Tenant may deliver to Landlord reasonably detailed uncertified financial statements if certified financial statements are not regularly prepared for Tenant by a certified public accountant. At the request of Tenant, Landlord shall deliver a confidentiality agreement to Tenant with respect thereto prepared by Tenant’s counsel and reasonably satisfactory to Landlord.

9.10 Landlord and Tenant hereby acknowledge and agree that Net Lessor, after an event of default under the Net Lease shall have occurred and be continuing, may collect rent and all other sums due under this Lease, and apply the net amount collected to the rental payable under the Net Lease, but no such collection shall be, or be deemed to be, a waiver of any agreement, term, covenant or conditions of the Net Lease, the acceptance by the Net Lessor of Tenant as the lessee under the Net Lease, or a release of Landlord from performance of its obligations under the Net Lease.

9.11 Landlord shall use commercially reasonable efforts to obtain from the Net Lessor, any future Superior Mortgagee and any future Superior Lessor (collectively, a “Superior Holder”) for the benefit of Tenant a Non-Disturbance Agreement in the form which is customarily used by such party (subject to any reasonable modifications thereto requested by Tenant and approved by such Superior Holder), it being agreed that the parties hereto have approved the form of Non-Disturbance Agreement from Net Lessor attached hereto as Exhibit B. Subject to the other terms of this Section 9.11, in no event shall Landlord be required to (i) make any payment to any Superior Holder, (ii) alter any of the terms of its financing with any Superior Mortgagee or (iii) obtain a Non-Disturbance Agreement from a Superior Holder. Landlord shall be solely responsible for the payment of any costs imposed by a Superior Holder, including reasonable attorneys’ fees and disbursements, in connection with the review of this Lease and the preparation of such party’s standard form of Non-Disturbance Agreement. Tenant shall be responsible for any reasonable attorneys’ fees and disbursements incurred by a Superior Holder in connection with the negotiation, if any, of such party’s standard form of Non-Disturbance Agreement. Tenant at its expense shall cooperate in connection therewith and shall comply with any request by a Superior Holder, including the furnishing by Tenant of financial statements. The term “Non-Disturbance Agreement” shall mean an agreement in recordable form between Tenant and a Superior Holder, which shall provide in substance that (among other things), as long as Tenant is not then in default under this Lease beyond applicable notice and cure periods, such Superior Holder will not name or join Tenant as a party defendant or otherwise (unless Tenant is deemed a necessary party under any then applicable law) in any suit, action or proceeding to enforce such Superior Mortgage or Superior Lease, as the case may be, nor will this Lease be terminated by enforcement of any rights given such Superior Holder pursuant to the terms contained in such Superior Mortgage or Superior Lease, as the case may be. Landlord shall have no liability to Tenant if a Superior Holder does not abide by the terms of a Non-Disturbance Agreement. Notwithstanding anything herein to the contrary but subject to Tenant’s full compliance with the terms of this Section 9.11, if (x) Landlord shall not obtain a Non-Disturbance Agreement from Net Lessor for the benefit of Tenant in the form attached hereto as Exhibit B and deliver it to Tenant for its signature within thirty (30) days following the Execution Date, then Tenant may, as its sole and exclusive remedy, cancel and terminate this Lease at any time within twenty (20) days following such date by Notice to Landlord, unless such Non-Disturbance Agreement shall have been delivered to Tenant prior to the delivery of such cancellation and termination Notice and (y) Landlord shall not obtain a Non-Disturbance Agreement from any future Superior Holder for the benefit of Tenant in the form which is customarily used by such Superior Holder (subject to any reasonable modifications thereto requested by Tenant and approved by such Superior Holder) and deliver it to Tenant for its signature, then as Tenant’s sole and exclusive remedy, this Lease shall not be subject or subordinate to such mortgage or ground lease (as the case may be). In the event of such cancellation and termination pursuant to the terms of clause (x) of the preceding sentence, this Lease (other than any provisions of this Lease which are expressly stated to survive the sooner termination hereof) shall be null and void and of no force or effect, and Landlord shall promptly return to Tenant the Letter of Credit furnished to Landlord pursuant to the terms of Article 29 hereof.

ARTICLE 10

ENTRY; RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING;

10.01 Work and Access by Landlord. Subject to the provisions of this Article 10, Tenant shall permit Landlord from time to time to (a) erect, use and maintain pipes, conduits and supports in and through the Premises in concealed locations beneath existing floors, behind or adjoining existing core or perimeter walls or within or adjoining existing column enclosures and above existing ceilings provided the same do not have a material and adverse effect on Tenant’s use of the Premises or access thereto and (b) recapture a de minimis portion of the Premises immediately adjacent to existing floors, walls, column enclosures or ceilings to erect, use and maintain pipes, conduits and supports in and through the Premises. Subject to the provisions of this Article 10, Landlord or its agents or designees shall have the right to enter the Premises (and the cross-corridor and all other accessible parts of the core on the floor of the Premises) in an emergency at any time, and, at other reasonable times upon prior reasonable Notice, for the purpose of making such repairs or alterations to the Premises as Landlord may reasonably deem necessary or desirable or that Landlord shall otherwise have the right to make pursuant to the provisions of this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required for the repairs or alterations above mentioned without liability to Tenant except as otherwise expressly provided herein. Subject to the provisions of this Article 10, Landlord also shall have the right on reasonable prior Notice to enter the Premises during Operating Hours for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the Building or to prospective mortgagees or to prospective assignees of any such mortgagees. Landlord and/or its agents or designees shall have the right to enter the Premises at reasonable times to conduct non-intrusive periodic Indoor Air Quality (1AQ) testing in the Premises. Notwithstanding anything herein to the contrary, if at any time during the Term, Landlord and Tenant shall be engaged in litigation of any nature relating to a default by Tenant hereunder, Landlord shall have the right, during the entire period of such litigation, to enter the Premises at any time, whether or not Tenant or its agent or representative is present, for the purpose of showing same to prospective tenants. If Tenant is not present to open and permit an entry into the Premises in the event of an emergency, Landlord or Landlord’s agents may (subject to the applicable terms hereof) enter the same whenever such entry shall be necessary by master key or forcibly and, provided reasonable care is exercised to safeguard Tenant’s Property, such entry shall not render Landlord or its agents liable therefor. Tenant hereby accepts the conditions set forth in this Article 10 as modifications and limitations on its right to use the Premises and Tenant hereby waives any and all claims for damages to its business which may be caused by the effects of any such work or entry contemplated hereunder.

10.02 Exhibiting of the Premises. During the twelve (12) months prior to the expiration of the Term, if the Term shall not have been extended or renewed, Landlord may exhibit the Premises to prospective tenants, upon prior reasonable Notice to Tenant.

10.03 Additional Work by Landlord. Landlord (i) shall have the right at any time without incurring any liability to Tenant therefor, to change the arrangement or location of entrances, passageways, doors and doorways, corridors, stairs, toilets and other parts of the Building Common Areas and (ii) may, at any time and from time to time during the Term, perform substantial renovation work in and to the Building and/or the mechanical systems serving the Building (which work may include the repair and/or replacement of the Building’s exterior façade, setbacks, elevators, electrical systems, heating, air conditioning and ventilating systems and plumbing system and/or the installation, modification and/or removal of the interim loading dock), any of which work may require in Landlord’s reasonable discretion access to the same from within the Premises and/or the erection and maintenance of sidewalk bridges, scaffolding and/or other temporary safety measures whether or not required by applicable Legal Requirements (it being agreed that such work shall be performed by Landlord upon and subject to all of the terms of this Lease).

10.04 Additional Conditions. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access and use or occupancy of the Premises in making any repairs, alterations, additions or improvements to the Premises or the Building and in inspecting and exhibiting the Premises; it being agreed that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates in connection therewith.

10.05 Right of Access by Tenant. Tenant (or its subtenants of any tier, as applicable) shall have, throughout the Term, a right of access through other tenant spaces (and other tenants and their subtenants of any tier, as applicable, shall have a right of access through the Premises) as necessary (including to the cross-corridor and all other accessible parts of the core), to install, service, maintain and repair cables, conduits, risers, piping, etc. running through the Building for which Tenant (or other tenants or subtenants of any tier, as applicable) is (or are) permitted or required to install, service, maintain and repair, provided, that the party desiring access (i.e., Tenant or other tenants or subtenants of any tier, as applicable) shall (a) provide Landlord with a reasonable prior Notice (and the party whose space is affected with reasonable prior written notice) of the need for such access, (b) schedule such access so as not to interfere with the affected party’s business or inconvenience other tenants of the Building, (c) repair, at the accessing party’s expense, any damage to the Building or the accessed space arising out of such access and (d) indemnify and hold Landlord and the party whose space is affected harmless from and against any cost, claim, liability, damage or expense (including, reasonable attorneys’ fees) incurred by such party as a result of permitting such access and work. Landlord shall use commercially reasonable efforts to provide access through the Building Common Areas (rather than tenantable areas) on all floors of the Building.

ARTICLE 11

LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES

11.01 Compliance by Tenant. Except as expressly provided in this Lease, Tenant shall (or at Landlord’s election, Landlord shall after Notice to Tenant and Tenant’s failure to comply with same after receipt of such Notice), at Tenant’s expense (equal to Landlord’s Charge therefor, if applicable), comply with all Legal Requirements which shall (i) impose any violation, order or duty relating to the Premises upon Landlord or Tenant arising from Tenant’s particular manner of use of the Premises (in contrast to use by Tenant for customary office purposes) or any Alterations (or installations made therein by or at Tenant’s request or required by reason of a breach of any of Tenant’s covenants or agreements hereunder) or (ii) require any improvements or Alterations within the Premises (other than alterations to or replacements of any equipment or facilities installed as part of base Building construction, the costs of which shall be Landlord’s sole responsibility).

11.02 Notice to Landlord. If Tenant receives written notification of any violation of Legal Requirements applicable to the Premises, it shall endeavor to give prompt Notice thereof to Landlord, but no inadvertent failure to do so shall cause Tenant to suffer any liability hereunder.

11.03 Compliance by Landlord. Except as aforesaid, Landlord shall, at Landlord’s expense, comply with or cause to be complied with, all Legal Requirements which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises and/or the Building Common Areas and with respect to which Tenant is not obligated by Section 11.01 above (or any other tenant of the Building is not obligated) to comply and which materially adversely affect Tenant’s use or enjoyment of, or access to, the Premises. Landlord shall not be required to comply with any Legal Requirements for so long as Landlord shall in good faith be contesting, through appropriate proceedings brought in accordance with applicable Legal Requirements, Landlord’s obligation to comply therewith.

ARTICLE 12

REPAIRS

12.01 Repairs by Tenant. Tenant at its expense (or Landlord, at Tenant’s expense, as otherwise set forth herein) shall take good care of the Premises and the fixtures therein, and shall repair any non-structural damage to the Premises as and when needed to preserve them in good working order and condition. Tenant acknowledges that such obligation applies to, without limitation, (a) all core toilet rooms and service elevator corridors located on the floor of the Premises if Tenant shall lease all of the leasable area thereof, (b) all systems (other than base Building systems) exclusively serving the Premises to the extent the same are located in the Premises, including any Supplemental HVAC System (including the Existing AC Units) and any security control system serving the Premises (it being agreed that Tenant shall be responsible for any monthly maintenance fee payable in connection therewith), (c) any systems (other than Building systems) located outside of the Premises to the extent such systems exclusively serve the Premises, (d) Tenant’s Insurable Property, and (e) those portions of the base Building systems located within and exclusively serving the Premises, from the point of connection on the floor of the Premises to the Premises, (items (a) through (e) being referred to collectively as “Tenant’s Maintenance Items”). By way of example only of the items referred to in clause (c) above, Tenant shall be responsible for the maintenance and repair (but subject to the terms of the following sentence) of the following items with respect to the Premises (it being acknowledged by Landlord that the following list contain most of the currently anticipated items referred to in clause (c) above): (i) the electrical system serving the Premises from (but not including) the bus duct, including the transformers, switches and panels (but not the submeters), (ii) the plumbing and sanitary systems and installations serving the Premises from the points of connection to (but not including) the main vertical risers and stacks of the Building, including any private bathrooms and shower facilities, (iii) the sprinkler system serving the Premises from the point of connection to (but not including) the tamper and flow valves and (iv) the fire alarms serving the Premises from the point of connection to (but not including) the main fire alarm panel. Any repairs (1) in or to the Building outside of the Premises (including to any of the base Building systems) for which Tenant is responsible for as Tenant’s Maintenance Items and (2) to the core toilet rooms and service elevator corridors located on the floor of the Premises if Tenant shall lease all of the leasable area thereof, shall be performed by Landlord at Tenant’s expense equal to Landlord’s Charge therefor. With respect to any of the Tenant Maintenance Items (other than those referred to in the foregoing sentence), at the election of Tenant, any work by Tenant with respect to any of the Tenant Maintenance Items (other than those referred to in the foregoing sentence) may be performed by Landlord, in which event Tenant shall pay to Landlord as additional rent Landlord’s Charge therefor. Subject to the preceding two sentences and Section 16.07 below, all damage or injury, whether structural or non-structural, to the Building or to its fixtures, glass, appurtenances and equipment caused by the negligence or willful misconduct of Tenant, its employees, agents, or licensees, shall be repaired, restored or replaced promptly by Tenant at Tenant’s sole cost and expense or by Landlord (as set forth in the preceding two sentences). All aforesaid repairs, restorations and replacements shall be in quality and class equal to the original work or installations to the extent practicable and shall be done in a good and workmanlike manner upon and subject to all of the terms of this Lease. If (x) Tenant fails to perform any of the repairs set forth in this Section 12.01 within twenty (20) days after delivery of Notice to Tenant with respect thereto (except in the event of an emergency, in which event no such Notice shall be required) and (y) such failure shall constitute an imminent threat to persons or property or shall adversely affect the furnishing of Building services to other tenants in the Building or any Building system(s), the same may be made by Landlord at the expense of Tenant (which shall be equal to Landlord’s Charge therefor) and all such expenses shall be paid by Tenant to Landlord as additional rent within twenty (20) days after delivery of an invoice therefor.

12.02 Repairs by Landlord. Except for those repairs which are expressly required to be made by (or on behalf of) Tenant pursuant to Section 12.01 above, Landlord shall, at Landlord’s expense, make (or cause to be made) all repairs and replacements, structural and otherwise, necessary or desirable in order to keep in good order and repair (the need for which Landlord shall have knowledge) (a) all structural portions of the Building (whether located within or outside of the Premises), such as, by way of example only, the roof, foundation, footings, exterior walls, load-bearing columns, floor slabs, curtain wall, windows and sashes, (b) all Building Common Areas to the extent such areas serve or affect the Premises or Tenant’s use of the Premises and the Building Common Areas, and (c) all base Building systems (whether such base Building systems are located within or outside of the Premises) serving the Premises and the Building Common Areas to the extent such areas serve or affect the Premises or Tenant’s use of the Premises and the Building Common Areas, including the plumbing, sanitary, electrical, mechanical, fire protection, life safety and sprinkler systems of the Building and the HVAC System, in each case through the Term. Tenant agrees to deliver a Notice to Landlord of the necessity of repairs of which Tenant may have knowledge for which Landlord may be responsible under the provisions of the preceding sentence. Except as otherwise expressly provided herein, (i) there shall be no liability of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or others making repairs in or to any portion of the Building or the Premises or in and to the fixtures, appurtenances or equipment thereof, (ii) Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Landlord to comply with the covenants of this Article and (iii) Tenant’s sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 12 shall not apply in the case of fire or other casualty which are dealt with in Article 17 hereof.

ARTICLE 13

ALTERATIONS; FIXTURES

13.01 Alterations by Tenant.

A. Alterations and Material Alterations. Tenant shall make no alterations in or to the Premises and/or the systems serving the Premises (collectively, “Alterations”) except in compliance with the provisions of this Article 13 (and otherwise in accordance with the Rules and Regulations Regarding Alterations). Tenant shall make no Alteration without Landlord’s prior consent, which consent (other than with respect to a Material Alteration, which is covered by the terms of the following sentence) shall not be unreasonably withheld or delayed and shall be granted or denied within fifteen (15) Business Days following Landlord’s receipt of a complete set of Plans and Other Documentation with respect thereto (or within seven (7) Business Days with respect to any resubmission thereof solely incorporating Landlord’s comments and which is marked to set forth all changes from the prior version reviewed by Landlord). Notwithstanding the foregoing, Landlord’s consent may be withheld in its sole and absolute discretion with respect to any Material Alterations. Each use in this Article 13 of the term “contractor” shall be deemed to include both a general contractor and a subcontractor. Notwithstanding the foregoing, the parties herein acknowledge and agree that the following purely decorative Alterations shall not require the consent of Landlord (but shall otherwise comply with the applicable provisions of this Article 13, including the requirements of the Rules and Regulations Regarding Alterations): hanging art upon the walls of the Premises without the use of nails or screws (and provided such art does not require any electricity), painting or wallpapering the walls of the Premises, or installing carpet in the Premises provided that foregoing Alterations do not cost in excess of $[Omitted] in the aggregate in any calendar year.

B. Timing of Performance of Alterations. Subject to Section 13.05D hereof and the terms of the Building Operations Documents, Tenant may perform Alterations at such time as Tenant deems appropriate, both during Operating Hours and at other times, although any Prohibited Work being performed in the Premises when other tenants are in occupancy for the conduct of their business of all or any portion of the four (4) floors immediately above and/or below the Premises and which affects any other tenant’s use of its premises or the Building Common Areas used by other tenants of the Building shall be performed during hours other than Operating Hours.

C. Miscellaneous. As a condition precedent to Landlord’s consent to the performance by Tenant of any Alteration costing in excess of $[Omitted] in the aggregate (pursuant to a reasonable estimate prepared by Tenant’s contractor and reasonably acceptable to Landlord), Tenant shall, upon the request of Landlord, obtain and deliver to Landlord a performance bond and a labor and materials payment bond issued by a surety company reasonably satisfactory to Landlord and licensed to do business in the State of New York. Landlord and Landlord’s designees shall be obligee(s) or insured(s) under such surety bond. If any mechanic’s lien is filed against the Building for work claimed to have been done for or materials claimed to have been furnished to Tenant, it shall be discharged by Tenant within thirty (30) days after Tenant receives Notice thereof from Landlord or any other third party, at Tenant’s expense, by filing the bond required by law or payment or otherwise. If Tenant fails to discharge such lien within such thirty (30) day period, then Landlord (upon delivery of five (5) days’ prior Notice to Tenant) shall have the right to discharge same (by filing the bond required by law) and Landlord’s Charge in obtaining such bond shall be repaid in full by Tenant to Landlord as additional rent within twenty (20) days after delivery of an invoice therefor together with (as applicable) reasonable supporting documentation. In addition, Tenant shall defend, save and hold Landlord harmless from any such mechanic’s lien or claim, including Landlord’s actual, reasonable, out-of-pocket attorneys’ fees, costs and expenses incurred by Landlord. Landlord shall not be liable for any failure of any Building facilities or services to the extent caused by any act, omission, negligence or willful misconduct of Tenant or its agents, employees, contractors or construction managers, including any Alterations performed by or on behalf of Tenant, and Tenant shall correct any such faulty installation. Upon Tenant’s failure to correct same within twenty (20) days after delivery of a Notice to Tenant with respect thereto (or such longer period as may be reasonable under the circumstances, provided that Tenant commences the cure thereof within such twenty (20) day period and thereafter diligently prosecutes same to completion), except in the event of an emergency, in which event no such Notice shall be required, Landlord may make such correction and charge Tenant for the cost thereof (which cost shall be equal to Landlord’s Charge therefor and shall be payable by Tenant to Landlord as additional rent within twenty (20) days after delivery of an invoice therefor) with (as applicable) reasonable supporting documentation.

D. Port Authority Manual and QAD Approval. All Alterations shall be done at Tenant’s sole expense and in full compliance with all Legal Requirements, including the Port Authority Manual. Notwithstanding anything herein to the contrary, to the extent required by the Port Authority Manual, Tenant shall not commence any Alterations until all applicable requirements of the Port Authority Manual with respect to such Alterations shall have been fully satisfied, including the obtaining of the approval of QAD. The data to be supplied by Tenant in connection with any Alterations shall describe the fixtures, equipment and systems, if any, to be installed by Tenant, including those for the emission, handling and distribution of heat, air conditioning, domestic hot and cold water and electricity, in sufficient detail as shall enable QAD to determine whether the Port Authority Manual requirements have been complied with, and as shall enable Tenant’s contractor to perform the work described and shown in such Plans and Other Documentation with respect thereto (to the extent required by QAD) and shall show the proposed method of tying in such fixtures, equipment and systems to the utility lines or connections provided by Landlord in the electric closets located on the floor of the Premises. Landlord shall reasonably cooperate in connection with the performance by Tenant of Alterations (at Tenant’s expense equal to Landlord’s Charge therefor), including in connection with the foregoing. Tenant shall have the right to file Plans and Other Documentation for any proposed Alteration with any Governmental Authority (including QAD) prior to Landlord’s approval thereof, provided that (i) Tenant shall simultaneously deliver to Landlord a set thereof if same have not theretofore been delivered to Landlord, and (ii) in no event shall Tenant be permitted to commence the work or to obtain any required permits or licenses until Landlord has approved such Plans and Other Documentation pursuant to the provisions of this Article 13.

E. Plans and Other Documentation. Notwithstanding anything herein to the contrary, it is the intention of the parties hereto that if the review and/or approval of QAD shall be required with respect to an Alteration pursuant to the terms of the Port Authority Manual, then in addition to the furnishing by Tenant to QAD of plans and specifications with respect thereto in accordance with the applicable terms of the Port Authority Manual, Tenant shall be required to furnish such plans and specifications to Landlord with respect thereto (and obtain the approval of Landlord with respect thereto in accordance with the applicable terms hereof), together with all other documentation required by Landlord pursuant to the applicable provisions of this Lease and the Rules and Regulations Regarding Alterations (such plans and other documentation, collectively, the “Plans and Other Documentation”), it being agreed that Tenant shall otherwise fully comply with respect thereto with all of the other applicable provisions of this Article 13, including the requirements of the Rules and Regulations Regarding Alterations.

13.02 Required Insurance. Prior to commencing any Alteration, Tenant shall furnish to Landlord (subject to the terms of the Port Authority Manual):

(a) A certificate evidencing that Tenant’s contractors have procured workmen’s compensation insurance in statutory limits covering all persons employed in connection with the work who might assert claims for death or bodily injury against the holder of the Net Lease, Landlord, Tenant or the Building. Tenant shall request in writing that such certificate contain provisions that obligate the insurer to endeavor to notify Landlord at least ten (10) days in advance in the event of any cancellation of the coverage, although Tenant shall be obligated to deliver Notice to Landlord, at least twenty five (25) days in advance, of any such cancellation or material change of such policy.

(b) A certificate evidencing that Tenant and/or Tenant’s general contractor have procured Commercial General Liability insurance on a primary basis written with at least a $[Omitted] limit per occurrence (and $[Omitted] limit per location) in the aggregate (it being agreed that the general contractor (i) shall in no event be permitted to furnish less than $[Omitted] of such required coverage and (ii) may furnish all of such required coverage) for bodily injury, personal injury and property damage liability, including products and/or completed operations coverage, with insurers reasonably satisfactory to Landlord, and including Landlord, and such other parties as shall be designated by Landlord, as additional insureds. The foregoing amount of $[Omitted] shall be reduced to $[Omitted] with respect to all subcontractors retained directly by Tenant or by or on behalf of Tenant’s general contractor. Tenant shall request in writing that such certificate contain provisions that obligate the insurer to endeavor to notify Landlord at least ten (10) days in advance in the event of any cancellation of the coverage, although Tenant shall be obligated to deliver Notice to Landlord, at least twenty five (25) days in advance, of any such cancellation or material change of such policy.

(c) A certificate evidencing that Tenant (or Tenant’s contractors) has (have) procured Builder’s Risk (issued on a completed value basis) and temporary structures coverage (issued on a replacement cost basis) with respect to such Alteration in an amount reasonably satisfactory to Landlord.

(d) Such additional personal injury and property damage insurance (over and above the insurance required to be carried by Tenant pursuant to the provisions of Article 16 hereof) and general liability insurance (with completed operations endorsement) for any occurrence in or about the Building, in such limits and upon such terms as Landlord may require from time to time with insurers reasonably satisfactory to Landlord (provided that such additional insurance shall then be commonly required by landlords of Comparable Buildings).

13.03 Restoration.

A. All Alterations upon the Premises by either party, affixed to the realty so that they cannot be removed without material damage to the Premises or the Building (collectively “Fixtures”) shall be the property of Tenant during the Term (to the extent that Tenant shall have paid therefor) and shall be insured by Tenant, and upon expiration or earlier termination of this Lease shall (except as hereinafter provided) become the property of Landlord. For avoidance of doubt, the foregoing definition of Fixtures shall include any portion of the Existing FF&E that cannot be removed without material damage to the Premises or the Building. To the extent that Landlord shall have paid therefor, such items shall be the property of Landlord during the Term but shall be insured by Tenant. The foregoing shall be solely for federal, state and local income tax purposes and shall not be deemed or construed to modify in any manner the obligations of Landlord and Tenant elsewhere in this Lease, including Articles 11, 12, 16 and 17 hereof. All of such determinations shall be made by Landlord in its sole and absolute discretion. Nothing contained herein shall be deemed or construed to be a representation or warranty by Landlord that any tax deductions and/or tax credits are or will be available to Tenant with respect thereto. Notwithstanding the foregoing, (i) any Fixtures shall be deemed to be part of the Premises and (ii) legal title thereto shall belong to the Port Authority upon the installation thereof, without the doing of any other act or thing, and legal title thereto shall be and remain in the Port Authority, including upon the expiration or sooner termination of this Lease. Upon the expiration or sooner termination of this Lease, all Fixtures remaining in the Premises (except as hereinafter provided) shall be surrendered with the Premises, as a part thereof. All of Tenant’s movable fixtures and movable partitions, equipment, computer systems, furniture, furnishings and other items of personal property not affixed to the realty that are removable without material damage to the Premises or the Building (collectively, “Tenant’s Property”) shall remain the property of Tenant, and shall be removed by Tenant on or before the expiration of the Term or sooner termination thereof and in case of any damage to any structural elements of the Building or Building mechanical or utility systems by reason of such removal, Tenant shall repair any such damage. For avoidance of doubt, the foregoing definition of Tenant’s Property shall include any portion of the Existing FF&E that constitutes movable fixtures and movable partitions, equipment, computer systems, furniture, furnishings and other items of personal property not affixed to the realty that are removable without material damage to the Premises or the Building. If Tenant desires not to remove an item(s) of Tenant’s Property, Tenant shall deliver a Notice to Landlord not less than sixty (60) days prior to the expiration of the Term specifying the item(s) of Tenant’s Property which Tenant desires not to remove. If within thirty (30) days after the delivery of such Notice Landlord shall request that Tenant remove any of such item(s) of Tenant’s Property, Tenant shall at its expense, on or before the expiration of the Term, remove such item(s), and in case of any damage to any structural elements of the Building or Building mechanical or utility systems by reason of such removal, Tenant shall repair any such damage. All items of Tenant’s Property required to be removed by Tenant at the end of the Term remaining in the Premises after Tenant’s surrender of the Premises shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord, at Tenant’s expense, equal to Landlord’s Charge therefor. The foregoing obligations of Tenant shall also be applicable in connection with the earlier termination of this Lease for any reason.

B. With respect to any Alterations within the Premises that were performed by Tenant or on behalf of Tenant (as opposed to any Leasehold Improvements), Tenant (a) shall not be required to restore those Alterations that are of typical office nature, and (b) shall be required (on the expiration or earlier termination of this Lease) to restore those Alterations of an extraordinary nature (e.g., Supplemental HVAC System but only to the extent of draining the coolant from said Supplemental HVAC System, structural alterations, etc.). With respect to the Existing AC Units, Tenant shall be required on the expiration or earlier termination of this Lease to drain the coolant from said Existing AC Units. Except as set forth in the preceding sentence, Tenant shall not have any obligation to remove any Leasehold Improvements on the expiration or earlier termination of this Lease. In addition, in connection with any Alterations performed by Tenant within the Premises, provided Tenant delivers a cover letter to Landlord wherein it requests Landlord in bold type to identify such extraordinary items that Landlord will require be removed and restored on the expiration or earlier termination of this Lease, Landlord may identify same during its review of Tenant’s plans for such items. If (x) Tenant does not deliver said cover letter or (y) Landlord receives said cover letter and consents to such improvements, without identifying such extraordinary items Landlord will require be removed and restored, then Tenant shall be required to remove such extraordinary items on the expiration or earlier termination of this Lease. Notwithstanding anything herein to the contrary, Tenant shall remove all Wiring (hereinafter defined) at its expense (or, at Landlord’s election, Landlord shall remove same at Tenant’s expense, equal to Landlord’s Charge therefor) on or before the expiration of the Term, sooner termination thereof or, if Tenant permanently ceases to use any such Wiring at any time during the Term. In event any damage is caused by reason of the removal of Wiring, Tenant shall, at Tenant’s expense (or at Landlord’s election, Landlord shall at Tenant’s expense, equal to Landlord’s Charge therefor) repair any such damage. “Wiring” shall mean, collectively, all vertical and horizontal data and communication wiring installed by or for Tenant, including any wiring that shall run underneath the floor of the Premises or that is located outside of the Premises or in the plenum above the ceiling of the Premises, but not, unless Landlord elects otherwise, any conduit through which such wiring is run. Tenant’s obligation to remove Wiring shall also include any additional work required to cause all fire separations affected by such removal to be in compliance with all applicable Legal Requirements. For avoidance of doubt, the foregoing definition of “Wiring” shall not include any wiring that constitutes a part of the Existing FF&E.

C. Intentionally Omitted.

D. Intentionally Omitted.

E. The terms of this Section 13.03 shall survive the expiration of the Term or sooner termination of this Lease.

13.04 Miscellaneous Restrictions.

A. Before proceeding with any Alteration, Tenant shall submit to Landlord the required number of copies of Plans and Other Documentation for Landlord’s review and approval.

B. Tenant shall not be permitted to install any Fixtures which are subject to liens, chattel mortgages or security interests (as such term is defined in the Uniform Commercial Code as then in effect in New York) but Tenant shall be permitted to lease or finance all Tenant’s Property and to have liens, chattel mortgages and/or security interest thereon.

C. No Alterations shall be undertaken except after (x) delivery of reasonable prior Notice to Landlord (which may be delivered via electronic mail to the Building management office) with respect thereto and (y) to the extent applicable, issuance by QAD of all permits and authorizations required by applicable Legal Requirements (it being agreed that copies thereof shall be furnished to Landlord). Tenant shall be fully responsible at its expense for retaining all architectural, engineering and other technical consultants as QAD shall determine are necessary to prepare the Plans and Other Documentation in accordance with this Article 13 upon and subject to the terms of the Port Authority Manual. The Plans and Other Documentation to be submitted by Tenant to Landlord shall bear the seal of a licensed architect or professional engineer licensed in the State of New York who shall be responsible for the administration of the work, and shall be in reasonably sufficient detail for Tenant’s contractor to perform the work. Prior to engaging or retaining architect(s) or engineer(s) for any Alterations, Tenant shall submit the name or names of such architect(s) or engineer(s) to Landlord for its approval, it being agreed that any such approval shall not be unreasonably withheld or delayed.

D. All Alterations shall at all times comply with all Legal Requirements (including the Port Authority Manual) and the Rules and Regulations Regarding Alterations (including changes thereto adopted by Landlord in accordance with Article 26 below). Tenant, at its expense, shall cause all Alterations to be performed in a good and workmanlike manner. All Alterations shall be promptly commenced and completed and shall be performed in such manner so as not to interfere with the occupancy of any other tenant nor delay or impose any additional expense upon Landlord in the maintenance, cleaning, repair, safety, management, or security of the Building (or the Building’s equipment) or in the performance of any improvements. If any such additional expense is incurred by a party unaffiliated with Landlord and Landlord is responsible therefor pursuant to the terms of such tenant’s lease, Landlord may collect Landlord’s Charge thereof as additional rent from Tenant within twenty (20) days after delivery of an invoice therefor together with (if applicable) reasonable supporting documentation. Subject to the terms of the Rules and Regulations Regarding Alterations, Tenant shall (upon completion of any Alteration, at Landlord’s request), deliver three (3) complete sets of “As Built” drawings and plans to Landlord (which must include final, marked record drawings which incorporate all bulletins, revisions, clarification sketches and the like issued from each of Tenant’s HVAC, electrical, plumbing and fire safety and sprinkler designers and subcontractors, as applicable) prepared on an AutoCAD Computer Assisted Drafting and Design System (or its then equivalent) using naming conventions issued by the American Institute of Architects in June, 1990 (or its then equivalent) and magnetic computer media of such record drawings and specifications, translated into in a format compatible with AutoCAD Release 2000 or later or another format reasonably acceptable to Landlord.

E. Only Landlord or parties first approved by Landlord shall be permitted to act as a contractor or construction manager for any Alteration. Such approval by Landlord of any contractor or construction manager shall not be unreasonably withheld or delayed. Landlord reserves the right to exclude from the Building any party attempting to act as a contractor or construction manager in violation of this Article 13. In the event Tenant shall employ any contractor or construction manager permitted in this Article 13, such contractor or construction manager may have use of the Building facilities subject to the provisions of this Lease and the Rules and Regulations Regarding Alterations. A list of contractors approved by Landlord is available upon request from the Building management office. Notwithstanding anything herein to the contrary, Tenant acknowledges that in connection with any Alteration related to the first responders system; standby labor; the two-way radios system; debris hauling; hoisting; Wi-Fi installation; cellular wireless service installation; the freight elevators and passenger elevators; water treatment; PBX telephone systems; the Building’s security system including intercoms, CCTV, door contacts and biometric readers; the Building’s fire alarm system; BMS; the DAS and certain other items designated by Landlord in its sole and absolute discretion, a single subcontractor designated by Landlord or Landlord’s managing agent may be required to perform such work (and certain architectural and engineering services in connection therewith may be required by Landlord or Landlord’s managing agent to be furnished by Landlord’s engineer and Landlord’s architect or other consulting firms designated by Landlord). Upon the request of Tenant from time to time, Landlord shall use commercially reasonable efforts to assist Tenant in connection with the obtaining by Tenant of market rates from such subcontractors and the reasonable availability of such subcontractors. No approval by Landlord of any contractor, construction manager, architect or engineer shall be deemed to mean that any Landlord Party has given any assurance or made any representation or warranty with respect to the performance by or quality of work of such party(ies), and no Landlord Party shall have any responsibility for the actions, negligence, work or workmanship of such contractor, construction manager, architect or engineer.

F. The performance of any Alteration (or the use of any materials in connection with such Alteration) shall not be done in a manner which would disturb harmony with any trade engaged in performing any other work in the Building (including the creation of any work slowdown, sabotage, strike, picket or jurisdictional dispute) or create any actual interference with the operation of the Building. Tenant shall immediately stop the performance of any Alteration (or the use of any materials in connection with such Alteration) if Landlord delivers a Notice to Tenant that continuing such Alteration would so disturb harmony with any trade engaged in performing any other work in the Building or create any actual interference with the operation of the Building. Landlord and Tenant shall cooperate with one another in all reasonable respects to avoid any such labor disharmony. Except to the extent arising from the negligence or willful misconduct of Landlord or its employees, agents or contractors, Tenant hereby agrees to defend, save and hold Landlord harmless from any and all loss arising thereby, including any actual, reasonable, out-of-pocket attorneys’ fees and any claims made by contractors, subcontractors, construction managers, mechanics and/or laborers so precluded from having access to the Building. Tenant may at any time utilize Tenant’s employees to perform Alterations, whether or not such employees shall be unionized; provided, however, that such employees shall be properly licensed and qualified to perform such Alteration and shall not cause labor disharmony in the Building.

G. No approval of any plans or specifications by Landlord, QAD or any other Governmental Authority or consent by Landlord, QAD or any other Governmental Authority allowing Tenant to make any Alterations or any inspection of Alterations made by or for Landlord, QAD or any other Governmental Authority shall in any way be deemed to be a representation, warranty, or agreement by Landlord, QAD or any other Governmental Authority that the contemplated Alterations comply with any Legal Requirements (including the Port Authority Manual) or insurance requirements nor shall it be deemed to be a waiver by Landlord of the compliance by Tenant of any provision of this Lease.

H. Subject to Landlord’s consent, which shall be granted or withheld in accordance with and subject to the terms and conditions of this Article 13, Tenant shall be permitted to install a wireless intranet, internet and communications network (also known as “Wi-Fi”) within the Premises for the use within the Premises only of Tenant and its employees and invitees (the “Network”). Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building or other third parties (except as a courtesy for invitees at the Premises) to use the Network or any other communications service, including any wired or wireless internet service that passes through, is transmitted through, or emanates from, the Premises. Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors located in or about the Premises or installed in the Building to service the Premises, including any switches, all vertical and horizontal data and communication wiring installed by or on behalf of Tenant, including any wiring that shall run underneath the floor of the Premises or that is located outside of the Premises or in the plenum above the ceiling of the Premises or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency that will not cause radio frequency, electromagnetic or other interference to any other party or any equipment (e.g., cellular wireless, wireless data, two-way radio (provided that such two-way radio is integrated with Landlord’s system at the expense of Tenant, which expense shall be equal to Landlord’s Charge therefor), or first responder) of any other party, including Landlord, other stakeholders, other tenants or occupants of the Building or the World Trade Center or any other party and whether or not such interference is caused to equipment installed after the installation of Tenant’s Communications Equipment. Tenant’s Communications Equipment shall be clearly labeled by Tenant in accordance with the Building Operations Documents. In the event that Tenant’s Communications Equipment causes or is believed to cause any such interference, upon receipt of Notice (which may be oral) from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference. If the interference is not eliminated within twenty-four (24) hours after such Notice (or such shorter or longer period as shall be designated by Landlord in its sole and absolute discretion if Landlord believes a shorter or longer period to be appropriate), then, upon a Notice (which may be oral) from Landlord, Tenant shall shut down Tenant’s Communications Equipment until such interference shall have been resolved to Landlord’s reasonable satisfaction. Landlord shall in no event be deemed or construed to have represented or warranted to Tenant that Tenant shall be able to install Tenant’s Communications Equipment or a Network in the Premises that is operational or otherwise satisfactory to Tenant. Tenant acknowledges that Landlord has granted and/or may grant rights, licenses and other rights to install intranet, internet, satellite dishes, antennae, switches and other communications networks and equipment to other tenants and occupants of the Building and to telecommunications service providers and other third parties.

13.05 Charges and Other Restrictions.

A. Tenant shall reimburse Landlord, as additional rent within twenty (20) days after delivery of an invoice thereof together with (if applicable) reasonable supporting documentation, for Landlord’s Charge in connection with the review by any party (including Landlord and its personnel and any architect and/or engineer employed by Landlord in connection therewith) of Tenant’s plans and specifications for any Alterations.

B. Tenant shall pay to Landlord, as additional rent within twenty (20) days after delivery of an invoice thereof together with (if applicable) reasonable supporting documentation, a charge equal to Landlord’s Charge for all standby Building personnel reasonably required to supervise, assist and/or otherwise perform any services in connection with the performance by Tenant of any Alteration for the period that Landlord makes such Building personnel available therefor in accordance with standard Building procedures (including any applicable overtime costs Landlord incurs to make such personnel available therefor). To the extent that Tenant shall be performing any Alterations, Tenant shall be responsible for Tenant’s proportionate share of costs with respect to any additional costs incurred by Landlord in connection therewith (which shall be equal to Landlord’s Charge therefor), including standby Building labor and/or Building operating personnel that may be required to comply with applicable Legal Requirements and/or union jurisdictional requirements with respect to the balance of the World Trade Center (other than the Building).

C. In connection with any Alteration by Tenant, Tenant shall be responsible for any charges payable to Port Authority (in its governmental capacity) for the filing and review of Tenant’s architectural and engineering plans (including any permitting and filing fees of QAD) in accordance with the Port Authority Manual.

D. Notwithstanding anything herein to the contrary, the following terms shall be applicable to a shower, washer/dryer, dishwasher, cafeteria and any other “wet” installation other than a standard pantry to be installed by or on behalf of Tenant: (a) the plans and specifications with respect to any such “wet” installation shall be subject to Landlord’s approval upon and subject to the applicable terms of this Lease and shall be designed in such a manner so as to minimize the occurrence of any water leaks, (b) Tenant shall install in connection with any subsequent Alterations (upon and subject to the applicable terms of this Lease) a membrane waterproofing system (or its then equivalent), and a sealed and tiled floor with drains (or its then equivalent), throughout all of the “wet” areas of the Premises and Tenant shall maintain same throughout the term of this Lease in good working order, (c) Tenant shall be solely responsible at its expense throughout the term for (i) preserving the watertight integrity of the Premises and (ii) all leaks from such “wet” installation to all areas of the Building beneath the Premises and any damage caused thereby, (d) if any water leaks occur from such “wet” installation, Tenant, upon Landlord’s request, shall promptly cease the use of the item(s) causing the leak and shall promptly and diligently perform at its expense any Alteration reasonably requested by Landlord to remedy such problem, which Alteration shall be performed by Tenant upon and subject to all of the terms of this Lease and (e) subject to the terms of Sections 16.01C and 16.07 hereof, Tenant shall be responsible for all loss, cost, liability, claims, actual damages and expenses of any nature whatsoever arising out of any such leak that shall be incurred by Landlord and the other tenants of the Building Landlord and Tenant acknowledge that (x) except to the extent caused by or due to the negligence or willful misconduct of Landlord and/or its agents, contractors or employees (but subject to the terms of Section 16.07 hereof), Landlord shall have no liability to Tenant for any loss, damage, or expense which Tenant may sustain on account of such leak(s) into any portion of the Premises, (y) this Lease and the obligations of Tenant shall not be affected by reason of any such leak(s) and (z) the terms of this Section 13.05D are also subject to the applicable terms of Rules and Regulations Regarding Alterations.

ARTICLE 14

LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS

14.01 Cure Rights. If Tenant shall default in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, and such default shall continue beyond any applicable notice or cure periods, Landlord, without being under any obligation to do so and without thereby waiving such default, may, upon five (5) days’ prior Notice to Tenant (or such shorter periods, if any, as may be feasible in the case of an emergency), remedy such default for the account and at the expense of Tenant equal to Landlord’s Charge therefor. Subject to the terms of Section 30.03 hereof, if Landlord makes any expenditures in connection with such default and/or remedy thereof, including actual, reasonable, out-of-pocket attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid with interest at the Interest Rate shall be deemed to be additional rent hereunder and shall be paid to it by Tenant within twenty (20) days after submission by Landlord to Tenant of an invoice thereof together with (if applicable) reasonable supporting documentation. If the Term shall have expired or otherwise terminated at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

ARTICLE 15

NO LIABILITY; FORCE MAJEURE

15.01 No Representations. Landlord or Landlord’s agents have made no representations or promises with respect to the Building, the Land or the Premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

15.02 Force Majeure. The obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is unable to make or is delayed in making any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of Force Majeure. Landlord shall have no liability to Tenant (except as expressly set forth in Article 17 below in the event of fire or other casualty only) if by reason of Force Majeure, there is (a) a lack of access to the Building or the Premises (which shall include the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas); (b) reduced air quality or other contaminants in the Building that would adversely affect the Building or its occupants, including the presence of biological or other airborne agents within the Building or the Premises; (c) disruption of mail and deliveries to the Building or the Premises; (d) disruption of telephone and/or other communications services to the Building or the Premises; (e) disruption of any other services to the Premises or any of the Building systems; or (f) Tenant is otherwise unable to use and/or occupy the Premises for the conduct of its business.

15.03 No Liability of Landlord.

A. Landlord and its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Unless caused by or due to the negligence or willful misconduct of Landlord and/or its agents, servants or employees (but subject to the terms of Section 16.07 hereof), Landlord and its agents, servants and employees shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster and/or other Building material such as sheetrock and/or ceiling tiles, steam, gas, electricity, water, rain or snow leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature, nor shall Landlord and its agents, servants and employees be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work.

B. If at any time any windows of the Premises are temporarily or permanently closed up, Landlord shall not be liable to Tenant. Landlord shall use commercially reasonable efforts to minimize any unreasonable interference with Tenant’s use of the Premises and to close as few windows as possible and to proceed with due diligence to re-open any such closed windows.

15.04 No Recourse to Principals of Landlord. Except to the extent of Landlord’s leasehold estate and interest in and to the Building, no recourse shall be had on any of Landlord’s obligations under this Lease or for any claim based thereon or otherwise in respect thereof against Landlord or any Landlord Party whether directly or through Landlord or through any receiver, assignee, agent, trustee in bankruptcy or through any other person, firm or corporation, whether by virtue of any constitution, statute or rule of law or by enforcement of an assessment or penalty or otherwise, all such liability being expressly waived and released by Tenant.

15.05 Recourse to Landlord. Tenant shall look solely to Landlord’s leasehold estate and interest in and to the Building and the rents and profits therefrom (including insurance proceeds, financing proceeds and sale proceeds) for the satisfaction of any right of Tenant for the collection of judgment or other judicial process or arbitration award requiring the payment of money by Landlord in connection with this Lease and no other property or assets whatsoever shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant’s use and occupancy of the Premises or any other liability of Landlord to Tenant.

15.06 Reimbursement by Tenant. Subject to the terms of Section 30.03 hereof, Tenant shall reimburse Landlord as additional rent within twenty (20) days after delivery of an invoice, together with (if applicable) reasonable supporting documentation, for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to non-performance or non-compliance with, or breach or failure to observe, any term of this Lease upon Tenant’s part to be kept, observed, performed or complied with. If Tenant shall fail to make such payment within said twenty (20) days, Tenant shall also be liable for interest on such additional rent at the then Interest Rate until Landlord shall be fully reimbursed.

ARTICLE 16

INDEMNIFICATION; INSURANCE

16.01 Indemnity.

A. To the maximum extent permitted by law, but subject to Section 16.07 hereof, Tenant shall indemnify, defend and hold harmless Landlord and all other Landlord Parties from and against any and all claims against any of such parties arising from (i) the use or occupancy of the Premises or any business therein, (ii) any work or thing whatsoever done, or any condition created (other than by Landlord, its employees, agents or contractors) in or about the Premises or (iii) any negligent act or omission, or willful misconduct, of Tenant or any Tenant Party, whether resulting in injury or death to persons or damage to property or otherwise; except, in each case, to the extent that any such claim results from the negligence or willful misconduct of Landlord or any other Landlord Party (except, however, that Landlord or any other Landlord Party shall not be responsible for any portion thereof which is recovered or recoverable by Tenant from insurance maintained by Tenant covering such loss or damage); together with, in the case of clauses (i), (ii) and (iii) of this sentence, all actual, out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses.

B. If any claim that is within the scope of such indemnity by Tenant is asserted against any Landlord Party, then Landlord shall give prompt Notice thereof to Tenant and Tenant shall defend and control the defense of any action or proceeding brought on such claim with counsel chosen by Tenant, subject to the approval of Landlord (such approval not to be unreasonably withheld or delayed), or by Tenant’s insurance company. In connection with such defense by Tenant of any such action or proceeding, Tenant shall not settle any such matter without Landlord’s consent and neither Landlord nor any other Landlord Party shall be liable for any settlement made without Landlord’s consent.

C. Notwithstanding any provisions of this Lease to the contrary, except as expressly provided in Section 22.02B hereof, neither Landlord nor Tenant shall be liable to the other for Consequential Damages of any kind or nature.

D. In connection with any claim or demand arising from or in connection with this Lease, including, without limitation, any claims or demands in accordance with Section 16.0IA hereof, (even if such claim or demand is groundless, false or fraudulent), neither Tenant nor any of the Tenant Parties shall, without obtaining express advance written permission from Landlord, Net Lessor and the General Counsel of the Net Lessor, raise, assert or maintain any defense involving in any way the jurisdiction of the tribunal over the person of the Landlord or Net Lessor, if any, or the immunity of the Landlord, the Net Lessor as a sovereign and its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes regarding suits against the Port Authority, to the extent applicable.

E. The provisions of this Section 16.01 shall survive the expiration or earlier termination of this Lease.

16.02 Tenant’s Liability Insurance. Tenant agrees to maintain in full force and effect from the date upon which Tenant first enters the Premises or any portion thereof for the conduct of its business or any other purpose (and in any event not later than the Commencement Date), throughout the Term and thereafter, so long as Tenant is in occupancy of any part of the Premises, (A) a policy of commercial general liability insurance, which shall include contractual liability coverage covering Tenant’s operations within the Building to the extent and in the manner provided under the standard ISO form of commercial general liability policy, or its then equivalent, in use from time to time, under which Tenant is the named insured and Landlord, Agent and Net Lessor (and such other persons as Landlord may reasonably request by a Notice to Tenant from time to time) are named as additional insureds (but not loss payees), on ISO Form CG 0001 (12/07) or its then equivalent, (B) Statutory Workers Compensation Coverage with Employers Liability as required by Legal Requirements (“Workers Comp Coverage”), and (C) non-owned and hired cars coverage. Each such policy shall be issued by one or more insurers in a financial size category of not less than VIII and with general policy holders ratings of not less than A-, as rated in the most current available insurance reports published by A.M. Best & Company, Inc., or the then-equivalent thereof, and licensed to do business in the State of New York and authorized to issue such policies. Each policy of insurance procured by Tenant shall (i) contain endorsements providing that (w) such policy shall not be cancelled or amended without at least thirty (30) days’ prior notification to Tenant and Tenant shall promptly send a copy of such notice to Landlord and Landlord’s designees, (x) Tenant shall be solely responsible for the payment of premiums therefor notwithstanding that Landlord or any such designee is or may be named as an additional insured on a primary & non-contributory basis, (y) intentionally omitted; and (z) any policy of commercial general liability insurance maintained by Tenant pursuant to this Section 16.02 shall contain a standard separation of insureds provision; and (ii) not prohibit the release of claims given under Section 16.07 below, nor shall any of them be limited, terminated or materially affected thereby. As of the Execution Date, the limits of liability of such insurance shall be $[Omitted] per occurrence and $[Omitted] in the annual aggregate on a per location basis for commercial general liability insurance and excess liability insurance.

16.03 Tenant’s Casualty and Business Interruption Insurance.

A. Tenant shall take out on or prior to the date upon which Tenant first enters the Premises or any portion thereof for the conduct of its business, for the performance of any Alterations or any other purpose (and in any event not later than the Commencement Date) with respect to the Premises and keep in force during the Term the following: (a) fire or “all risk” insurance in an amount insuring the full replacement value of all of Tenant’s Insurable Property, with a replacement cost endorsement and (b) “all risk” or “special perils” business interruption or earnings insurance including the perils of flood, earthquake and terrorism damage, to cover the loss of gross profits and continuing expenses (including rent payable under this Lease) during the period of partial or total shutdown of Tenant’s business (it being understood that such insurance must provide coverage for rent payable under this Lease during partial and total shutdowns of Tenant’s business of at least twelve (12) consecutive months in duration). Such policies shall be written by an insurer of the A.M. Best & Company, Inc. financial size category and general policy holders rating, and include the required policy provisions, each as specified in Section 16.02 above, licensed to do business in the State of New York and authorized to issue such policies, and Landlord and Agent shall be named loss payees, if available, as their interests may appear under each of such policies.

16.04 Certificates of Insurance. On or before the Commencement Date in accordance with the foregoing terms, Tenant shall furnish Landlord with certificates evidencing the aforesaid insurance coverage, and renewal certificates shall be furnished to Landlord ten (10) days prior to the expiration date of each policy for which a certificate was theretofore furnished evidencing no interruption in coverage (it being understood, however, Tenant’s failure to furnish such certificate shall not limit or impair Tenant’s rights, obligations and liabilities under this Lease). Upon failure of Tenant to procure, maintain and pay all premiums therefor, Landlord may, at its option and after three (3) Business Days’ Notice to Tenant, do so, and Tenant agrees to pay the cost thereof to Landlord upon demand (which shall be equal to Landlord’s Charge; provided that if clause (iii) of the definition of Landlord’s Charge applies in this instance, then the 18% mark-up shall be reduced to 10%) as additional rent, together with interest thereon at the Interest Rate. Subject to the provisions of Sections 16.02 and 16.03 hereof and the following sentence of this Section 16.04, each such certificate shall evidence, with respect to each required policy (i) that the policy may not be cancelled, terminated, changed or modified without giving at least thirty (30) days’ advance notification thereof to Tenant, a copy of which notice Tenant shall promptly provide to Landlord and Net Lessor, (ii) intentionally omitted, and (iii) the protection afforded Tenant under any policy of commercial general liability insurance maintained by Tenant pursuant to Section 16.02 hereof with respect to any claim or action against Tenant by a third person shall pertain and apply with like effect with respect to any claim or action against Tenant by Landlord or Net Lessor and by Tenant against Landlord or Net Lessor, provided, however, that such endorsement shall not limit, vary, change or affect the protections afforded to Landlord and Net Lessor as additional insureds under the contractual liability endorsement required pursuant to Section 16.02 hereof or the protections afforded to Landlord as loss payee under Section 16.03 hereof. If the certificates of insurance provided by Tenant do not evidence the provisions required in the immediately preceding sentence, Tenant shall deliver to Landlord a copy of its insurance policies containing such provisions. For the avoidance of doubt, Landlord being named as an additional insured on Tenant’s certificates shall not create any liability on Landlord’s part for payment of premiums on Tenant’s policies.

16.05 No Violation of Building Policies. Tenant shall not commit or permit any violation of the public liability or “all risk” property policies covering the Building and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, that in case of any of the foregoing (i) would violate or result in termination of any such policies, or (ii) would result in reputable and independent insurance companies refusing to insure the Building or the property of Landlord in amounts reasonably satisfactory to Landlord.

16.06 Premium Increases. If, by reason of (i) Tenant’s failure to comply with any term or provision of this Lease, or (ii) any particular manner of use required by Tenant or any Tenant Party in connection with the Premises (other than general office use), in either case, causes the rates for liability and property insurance on the Building or on the property and equipment of Landlord to be higher than they otherwise would be, then if Tenant fails to cure same after Notice from Landlord, Tenant shall reimburse Landlord for the additional insurance premiums thereafter incurred and actually paid by Landlord that shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within twenty (20) days after Landlord’s delivery of an invoice therefor, together with reasonable supporting documentation. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or Premises issued by any body making insurance rates for the Premises, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rates then applicable to the Building or the Premises.

16.07 Waiver of Liability and Subrogation.

A. Landlord and Tenant, each at its own expense (if any) shall secure and maintain an appropriate clause in, or an endorsement upon, each fire or “all risk” policy obtained by it and covering the Building, the Premises and Tenant’s Insurable Property, pursuant to which the respective insurance companies irrevocably waive any and all right to subrogation. Each party hereby releases the other and its partners, members, agents, officers and employees (and in the case of Tenant, all other persons occupying or using the Premises in accordance with the terms of this Lease) with respect to any claim (including a claim for negligence) that it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) or otherwise occurring during the Term. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its members, partners, officers and employees and, in the case of Tenant, shall also extend to all other persons occupying or using the Premises in accordance with the terms of this Lease, and shall cover all deductibles maintained by each party in its policies irrespective of whether same exceed the amounts permitted hereunder.

B. The release provided for in Section 16.07A above shall not be affected in the event either party self-insures, whether or not such self-insurance is permitted under this Lease.

16.08 Additional Insurance. Notwithstanding anything herein to the contrary, Tenant acknowledges that Landlord may require Tenant to obtain such other insurance, or amendments to existing coverage, in such amounts as may reasonably be required by Landlord depending upon circumstances and what is commercially reasonable under those circumstances on a non-discriminatory basis.

16.09 Insurance Compliance. Notwithstanding anything to the contrary in this Lease, the carrying of insurance by Tenant in compliance with this Article 16 shall not modify, reduce, limit or impair Tenant’s obligations and liability under this Lease.

ARTICLE 17

DAMAGE BY FIRE OR OTHER CAUSE

17.01 Repairs by Landlord. If the Premises (including all Alterations, personal property, trade fixtures, furniture, furnishings, equipment (including the Existing FF&E) and other Tenant’s Property, as well as all Leasehold Improvements (collectively, “Tenant’s Insurable Property”)) or the Building (in such a manner that materially interferes with Tenant’s use of the Premises or reasonable access thereto) shall be damaged by fire or other cause, the damages (including to base Building construction) shall be repaired and restored to substantially the same condition as existed prior to the damage by and at the expense of Landlord (or by and at the expense of Tenant with respect to any of Tenant’s Insurable Property in accordance with the terms hereof) and, until the Casualty Rent Abatement Date (but subject to Landlord’s right to elect not to restore the same as provided below), Tenant shall receive an abatement of the Rent payable hereunder for all affected portions of the Premises, which shall be apportioned as of the date of such damage by fire or other cause (such date, the “Casualty Date”) according to the portion of the Premises (or all of the Premises, if the Premises is totally damaged or if Tenant does not have reasonable access thereto, as the case may be) which is usable by Tenant (and which Tenant has reasonable access to) for the normal conduct of its business. Landlord shall deliver the Premises to Tenant when the Limited Casualty Restoration Work with respect thereto shall be substantially completed so that Tenant may commence the repair and restoration of Tenant’s Insurable Property upon and subject to the terms hereof. The Full Casualty Restoration Work and the Limited Casualty Restoration Work shall include the portions of the Building and the Premises for which Landlord is responsible pursuant to the terms of Article 12 hereof. Landlord shall deliver a Notice to Tenant at least ten (10) days prior to the date on which Landlord expects that the Full Casualty Restoration Work and the Limited Casualty Restoration Work with respect to the Premises will each be substantially completed. If such damage occurs following the Commencement Date but prior to the expiration of the Fixed Rent Abatement Period, then (x) Tenant’s Rent abatement for the period prior to the expiration of the Fixed Rent Abatement Period shall be tolled as of the Casualty Date and (y) Tenant shall receive an abatement of Rent pursuant to the terms of this Article 17, which abatement shall end upon the Casualty Rent Abatement Date hereunder, at which point the balance of Tenant’s Rent abatement for the period prior to the expiration of the Fixed Rent Abatement Period shall recommence (it being agreed that it is the intent of the parties that the foregoing abatements of Rent shall be cumulative). Notwithstanding anything herein to the contrary, (i) Landlord shall not carry insurance on Tenant’s Insurable Property, (ii) Tenant agrees that Landlord will not be obligated to repair any damage to Tenant’s Insurable Property or to replace the same, and (iii) Tenant agrees that Tenant shall be obligated to repair any damages to Tenant’s Insurable Property.

17.02 Tenant’s Cancellation Rights.

A. Delivery of Damage Statement. In the event that the Premises or the Building (in such a manner that materially interferes with Tenant’s use of the Premises or reasonable access thereto) shall be damaged by fire or other cause, within ninety (90) days after the Casualty Date, Landlord shall deliver to Tenant a statement (hereinafter referred to as the “Damage Statement”) prepared by a reputable licensed architect, engineer or contractor having at least ten (10) years’ experience in such matters selected by Landlord setting forth such architect’s, engineer’s or contractor’s reasonable estimate as to the time required for Landlord to substantially complete the Full Casualty Restoration Work.

B. Tenant’s Right to Terminate. Subject to the terms of this Section 17.02, the parties hereto agree that if the estimated repair period with respect to the Premises as set forth in the Damage Statements extends beyond the date that is twelve (12) months following the Casualty Date, Tenant as its sole and exclusive remedy may elect to terminate this Lease by delivering Notice thereof to Landlord. Such Notice by Tenant to Landlord must be delivered not later than thirty (30) days following Tenant’s receipt of the Damage Statement, time being of the essence. Notwithstanding the foregoing, Tenant may not elect to terminate this Lease pursuant to the foregoing terms if (i) the Damage Statement also provides that such repair work by Landlord may be completed within the required period herein in accordance with a working schedule requiring the performance of all or a portion of such repair work on an overtime basis and (ii) Landlord agrees to perform such repair work in accordance with such working schedule. If Tenant shall not have so terminated this Lease (or Tenant shall not be entitled to so terminate this Lease, as the case may be) and if within the longer of (a) twelve (12) months following the Casualty Date or (b) the length of the repair period set forth in the Damage Statement (such longer period, as the same may be extended to the extent of delays caused by Force Majeure (not to exceed sixty (60) days in the aggregate) and/or Tenant, the “Restoration Period”), the Full Casualty Restoration Work shall not have been substantially completed, Tenant may as its sole and exclusive remedy, at any time following the end of the Restoration Period upon not less than thirty (30) days’ prior Notice to Landlord, terminate this Lease as of the date set forth in such Notice (the “Casualty Termination Date”). Notwithstanding the foregoing, if Tenant shall properly deliver such Notice, but the Full Casualty Restoration Work shall have been substantially completed by the Casualty Termination Date, then such Notice shall be null and void and of no force or effect and this Lease shall remain in full force and effect. If Tenant exercises either of such rights to terminate this Lease, this Lease shall expire upon the date set forth in such Notice, and Tenant shall promptly thereafter vacate the Premises and surrender the same to Landlord.

17.03 Landlord’s Cancellation Rights. If (a) the Premises are rendered wholly unusable or (b) whether or not the Premises are damaged in whole or in part, the Building shall be so damaged (i.e., damage which costs more than twenty five (25%) percent of the replacement cost of the Building to repair) that Landlord shall decide to demolish it or substantially renovate it or not to rebuild it, then Landlord may, within ninety (90) days after the Casualty Date, deliver to Tenant a Notice in writing of such decision (provided that Landlord shall also terminate leases of at least one-third (1/3) of the Building Office Space), and thereupon the term of this Lease shall expire by lapse of time upon the tenth (10th) day after such Notice is given, and Tenant shall promptly thereafter vacate the Premises and surrender the same to Landlord. Tenant hereby expressly waives the provision of Section 227 of the Real Property Law and agrees that the foregoing provision of this Article shall govern and control in lieu thereof, this Article being an express agreement.

17.04 Miscellaneous.

A. Advancement of Substantial Completion of Limited Casualty Restoration Work. The parties hereto acknowledge that the date on which the Limited Casualty Restoration Work with respect to the Premises shall be deemed to be substantially completed for the purposes of this Article 17 shall be advanced one (1) day for each day that the performance of the Limited Casualty Restoration Work is delayed on account of a delay by Tenant (it being agreed that the date on which the Limited Casualty Restoration Work shall be deemed to be substantially completed for the purposes of this Article 17 and the Casualty Termination Date shall not be advanced on account of any delay due to Force Majeure).

B. No Damages/Landlord Repairs. No damage, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to the terms of this Article 17. Landlord shall use its reasonable and diligent efforts to effect its repairs promptly and in such a manner as not unreasonably to interfere with Tenant’s occupancy (which reasonable efforts shall include coordination with Tenant in scheduling such repairs or restoration but which shall in no event obligate Landlord to pay overtime or other premium rates unless Tenant requests Landlord to incur such overtime costs, provided that Tenant shall pay to Landlord, as additional rent, within twenty (20) days after delivery of an invoice therefor (together with reasonable supporting documentation), an amount equal to the difference between (x) the overtime or other premium pay rates, including all fringe benefits and other elements of such pay rates, and (y) the regular pay rates for such labor, including all fringe benefits and other elements of such pay rates).

C. Termination of this Lease. If either party exercises its right to terminate this Lease pursuant to the terms of Sections 17.02 or 17.03 hereof, Landlord shall have no further duty to repair and/or restore the Premises.

17.05 Insurance Proceeds. Notwithstanding anything herein to the contrary, if Landlord or Tenant exercises any right to terminate this Lease following damage to the Premises, to Tenant’s Insurable Property or to the Building by fire or other cause in accordance with the terms of this Article 17, (a) any insurance proceeds received by Landlord or Tenant on account of any damage to the Building (including Leasehold Improvements but excluding any other of Tenant’s Insurable Property) shall be the sole property of Landlord and (b) any insurance proceeds received by Tenant on account of any damage to Tenant’s Insurable Property (excluding Leasehold Improvements) in excess of the amount of the replacement costs of Leasehold Improvements shall be the sole property of Tenant (except that the first portion of the insurance proceeds received by Tenant on account of any damage to Tenant’s Insurable Property in the amount of the replacement costs of Leasehold Improvements shall be the sole property of, and shall be paid to, Landlord).

17.06 Access by Tenant. Upon the substantial completion of the Limited Casualty Restoration Work with respect to the Premises pursuant to this Article 17, Landlord shall provide Tenant and its contractors access thereto to perform the repair work to be performed by Tenant hereunder, at such appropriate times and in such appropriate sequence during the progress of the Full Casualty Restoration Work with respect to the Premises as Landlord and Tenant shall mutually determine, each acting reasonably. Such access and work shall be upon and subject to all of the applicable terms of this Lease. Landlord’s contractors shall have full and complete priority with respect to the performance of the Limited Casualty Restoration Work.

17.07 Casualty Near End of Term. If more than twenty-five percent (25%) of the Premises or a substantial (i.e., more than fifty percent (50%)) portion of the Building shall be damaged by fire or other cause during the last twelve (12) months of the Term, Landlord or Tenant may, upon thirty (30) days’ Notice to the other party, cancel and terminate this Lease as of the date set forth in such Notice, as if such date were the stated Expiration Date of this Lease and Landlord shall have no duty to repair and/or restore the Premises.

ARTICLE 18

CONDEMNATION

18.01 Condemnation or Taking. In the event that the whole of the Premises shall be condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the Premises shall be so condemned or taken, then, effective as of the date of vesting of title, the Fixed Rent and any additional rent hereunder for such part shall be equitably abated and this Lease shall continue as to such part not so taken. In the event that only a part of the Building shall be so condemned or taken, then (a) if, in Landlord’s reasonable opinion, substantial structural alteration or reconstruction of the Building shall be necessary or appropriate as a result of such condemnation or taking (whether or not the Premises be affected), Landlord may terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by delivering Notice to Tenant of such termination within thirty (30) days following the date on which Landlord shall have received notification of vesting of title or (b) if Landlord does not elect to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the rent shall be abated to the extent, if any, hereinbefore provided. In the event that only a part of the Premises shall be so condemned or taken and this Lease and the terms and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore with reasonable diligence the remaining structural portions of the Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking.

18.02 Termination of this Lease. In the event of termination in any of the cases hereinabove provided, this Lease and the term and estate hereby granted shall expire as of the date thirty (30) days after the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the Term, and the rent hereunder shall be apportioned as of such date.

18.03 Condemnation Award. In the event of any condemnation or taking hereinabove mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. Tenant shall have no claim for the value of any unexpired portion of the Term. Notwithstanding the foregoing, Tenant shall have the right to make a separate claim in any such condemnation proceeding for (a) the value of all Alterations made to the Premises by Tenant at Tenant’s expense (and for which Landlord did not give Tenant any credits or allowances), (b) the value of Tenant’s furniture, fixtures, machinery and equipment contained in the Premises and (c) expenses (including moving expenses and actual, reasonable, out-of-pocket attorneys’ fees) incurred by Tenant as a result of any such condemnation proceeding, provided that no such award to Tenant shall reduce the amount of any award to Landlord.

18.04 Condemnation Near End of Term. If more than twenty-five percent (25%) of the Premises or a substantial (i.e., more than fifty percent (50%)) portion of the Building shall be taken in condemnation during the last twelve (12) months of the Term, Landlord or Tenant may upon thirty (30) days’ Notice to the other, cancel and terminate this Lease as of the date set forth in such Notice, as if such date were the stated Expiration Date of this Lease.

ARTICLE 19

BANKRUPTCY

19.01 If pursuant to the Bankruptcy Law, Tenant is permitted to assign or otherwise transfer this Lease (whether in whole or in part in disregard of the restrictions contained in this Article and/or Article 8 above), Tenant agrees that adequate assurance of future performance by the assignee or transferee permitted under the Bankruptcy Law shall mean the deposit of cash security (or a letter of credit) with Landlord in an amount equal to the sum of one year’s Fixed Rent then reserved hereunder plus an amount equal to all additional rent payable under Articles 4 and 7 above for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord without interest for the balance of the Term as a security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed. If Tenant receives or is to receive any valuable consideration for such an assignment or transfer (in part or in whole) of this Lease, Landlord shall receive the same percentage of such consideration as it would have received had the assignment or transfer (and the calculation thereunder) been made pursuant to Section 8.01 above.

ARTICLE 20

DEFAULTS AND REMEDIES; WAIVER OF REDEMPTION

20.01 Default by Tenant.

A. If (a) Tenant defaults in fulfilling any of the covenants of this Lease on Tenant’s part to be fulfilled, other than the covenants for the payment of Fixed Rent or additional rent, then, in any one or more of such events, upon Landlord serving a ten (10) days’ Notice upon Tenant specifying the nature of said default, and upon the expiration of said ten (10) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said ten (10) day period, and if Tenant shall not have diligently commenced curing such default within such ten (10) day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default or (b) Tenant shall default in the performance of any term or condition of this Lease (other than the payment of Fixed Rent or additional rent) more than three (3) times in any period of nine (9) months, or, with respect to the payment of any item of Fixed Rent or additional rent, more than two (2) times in any period of six (6) months, and notwithstanding that such defaults shall have each been cured within the applicable period, as above provided, if any further similar default shall occur or (c) Tenant shall default in the payment of Fixed Rent or any item of additional rent hereunder for more than five (5) Business Days after Notice from Landlord of such default or (d) a Bankruptcy Event, then (in the event of (a), (b), (c), or (d) above) Landlord may serve a three (3) days’ Notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) days, this Lease and the Term shall end and expire as fully and completely as if the date of expiration of such three (3) day period were the Expiration Date set forth herein and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

B. If the Notices provided for in Section 20.01A hereof shall have been given, and the Term shall expire as aforesaid; then Landlord may, without additional Notice, dispossess Tenant and the legal representative of Tenant and any other occupant of the Premises by self-help, summary proceedings or other legal actions or proceedings, and remove their effects and hold the Premises as if this Lease had not been made, but Tenant shall remain liable hereunder as hereinafter provided.

20.02 Remedies of Landlord. In the case of any such dispossession by summary proceedings or other legal actions or proceedings, (a) the Fixed Rent and additional rent shall become due thereupon and be paid to the time of such dispossession, together with such expenses as Landlord may incur for actual, reasonable, out-of-pocket attorneys’ fees, brokerage, and/or putting the Premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term and may grant market concessions or free rent; and/or (c) Tenant or the legal representative of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected or to be collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term (after first deducting any market concessions granted in such lease(s) such as free rent and any work allowance and all other costs incurred by Landlord in connection with such lease(s), including brokerage commissions and actual, reasonable, out-of-pocket attorneys’ fees). The failure of Landlord to re-let the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. Any such damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease and any suit brought to collect the amount of the deficiency for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar proceeding. In lieu thereof, Landlord may immediately accelerate such deficiency for the entire balance of the term assuming that the Premises are relet within a reasonable time given the then market conditions at a market rent for a lease for the balance of the term and giving due consideration for market concessions including free rent, work allowance or other economic terms that would be granted in such a lease and costs incurred by Landlord in connection with such lease (including brokerage commissions and actual, reasonable, out-of-pocket attorneys’ fees), discounted to present value using the average of the published prime interest rate (during the 12-month period immediately prior to such acceleration) upon unsecured loans charged by JPMorgan Chase Bank (or Citibank if JPMorgan Chase Bank shall not then have an announced prime rate) on loans of ninety (90) days. Landlord at Landlord’s option may make such alterations, repairs, replacements and/or decorations in the Premises as Landlord in Landlord’s reasonable judgment considers advisable and necessary for the purpose of re-letting the Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or in the event that the Premises are re-let, for failure to collect the rent thereof under such re-letting. Any such action may be an action for the full amount of all rents and damages suffered or to be suffered by Landlord. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for and the right to invoke any remedy at law or in equity which is not inconsistent with the terms of this Lease. Mention in this Lease of any particular remedy, shall not preclude Landlord from any other remedy, in law or in equity. The foregoing remedies and rights of Landlord are cumulative. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant’s being evicted or dispossessed for any cause in accordance herewith, or in the event of Landlord obtaining possession of the Premises by reason of the violation of Tenant of the covenants and conditions of this Lease, or otherwise.

ARTICLE 21

COVENANT OF QUIET ENJOYMENT

21.01 Landlord covenants and agrees with Tenant that Tenant may peaceably and quietly enjoy the Premises, subject, nevertheless, to the terms and conditions of this Lease, including Article 9 hereof.

ARTICLE 22

SURRENDER OF PREMISES

22.01 End of Term. Upon the expiration or other termination of the Term, Tenant shall quit and surrender the Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, the elements and any cause beyond Tenant’s control excepted (subject to any obligation of Tenant to repair and restore pursuant to the terms of Section 13.03 hereof and any other repair and restoration obligation expressly set forth herein) and subject to the terms of Section 13.03 hereof, Tenant shall remove all Tenant’s Property therefrom. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term.

22.02 Holdover Charges.

A. Subject to the other terms hereof, possession of the entire Premises must be surrendered to Landlord at the expiration or sooner termination of the Term. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender possession of the Premises as aforesaid may be substantial, may exceed the amount of annual Fixed Rent and additional rent theretofore payable hereunder and may be impossible accurately to measure. Tenant desires to limit such amounts and wishes to avoid the payment to Landlord of any Consequential Damages if Tenant fails to timely surrender possession of the Premises. If possession of the entire Premises is not surrendered to Landlord upon the expiration or sooner termination of the Term, then Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in all or any part of the Premises, as liquidated damages for use and occupancy, one and one-half (1 1⁄2) times during the first thirty (30) days of such holding over and two (2) times thereafter, the amount of Fixed Rent and additional rent payable by Tenant under this Lease with respect to the entire Premises during the last month of the term hereof, which aggregate sum Tenant agrees to pay to Landlord, in full without setoff, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over, nor shall Landlord be precluded by accepting such aggregate sum for use and occupancy from exercising all rights and remedies available to it to obtain possession of the Premises. The parties hereto acknowledge that during the first sixty (60) days of such holding over, the foregoing charges (a) shall be paid by Tenant to Landlord in lieu of the imposition by Landlord of any Consequential Damages with respect thereto and (b) represent a fair and reasonable estimate of the fair market value for the use and occupancy of the Premises during such period.

B. However, if possession of the entire Premises is not surrendered to Landlord within ninety (90) days after the expiration or sooner termination of the Term (such ninety (90) day period subject to extension on account of a Force Majeure event but such extension shall not exceed sixty (60) days in the aggregate), then at Landlord’s sole option (and in addition to the above use and occupancy charges paid by Tenant during such period), Tenant shall also be liable to Landlord for all losses and damages, including Consequential Damages, which Landlord may reasonably incur or sustain by reason of such holding over, including, without limitation, damages incurred or sustained by reason of Landlord’s inability to timely place a new tenant in possession of the Premises or any other portion of the floor or Building if resulting from such holding over.

C. Notwithstanding anything herein to the contrary, the parties absolutely and unconditionally waive any and all rights to dispute or otherwise adjudicate whether the remedies set forth in Sections 22.02A and 22.02B constitute a penalty or are otherwise unenforceable, such waiver being a material inducement to Landlord to enter into this Lease and to accept the terms of this Lease.

ARTICLE 23

DEFINITION OF LANDLORD

23.01 Subject to the other terms of this Lease, the term “Landlord” wherever used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Building or the tenant under the Net Lease affecting the Land and the Building or the Building, to whom this Lease may be assigned, or a mortgagee in possession, so that in the event of any sale, assignment or transfer of the Building, or of Landlord’s interest as a lessee under the Net Lease, or of such ground or underlying lease, in each case, to an unrelated third party, such owner, tenant or mortgagee in possession shall thereupon be released and discharged from all covenants, conditions and agreements of Landlord hereunder arising from and after the effective date of such sale, assignment or transfer; but such covenants, conditions and agreements arising from and after the effective date of such sale, assignment or transfer shall be deemed assumed by and binding upon each new owner, tenant or mortgagee in possession for the time being of the Building, until sold, assigned or transferred.

ARTICLE 24

NOTICES

24.01 Any Notice shall be in writing sent by (i) hand, against a signed receipt, (ii) certified or registered mail, return receipt requested, or (iii) a nationally recognized overnight courier service providing a signed receipt of delivery, addressed, as the case may be, to Tenant at Tenant’s address set forth in the opening paragraph to this Lease, and after occupancy of the Premises for the conduct of business by Tenant, at the Premises, with a copy of all Notices to cure, Notices of default and/or Notices of termination given to Tenant, excluding rent demands as a predicate for a nonpayment of rent proceeding to [Omitted], [Omitted], Attention: Mattew E. Kasindorf, Esq., and to Landlord at Royal 1 WTC Management LLC, One Bryant Park, New York, New York 10036, Attention: Jonathan Durst, with copies to [Omitted], [Omitted], Attention: [Omitted] and The Port Authority of New York and New Jersey, [Omitted], Attention: Director WTC Redevelopment. Either party may, by Notice as aforesaid designate a different, or further address or addresses for Notices to it. Any such Notice which is sent by (a) hand or by such registered or certified mail shall be deemed to have been given when the addressee either actually receives such Notice or refuses to accept delivery thereof and (b) such courier service shall be deemed to have been given one (1) Business Day after the date it shall have been sent by such courier service.

24.02 Any Notice given by counsel for Landlord or Tenant (or by the Agent) shall be deemed a valid Notice if addressed and sent in accordance with the provisions of this Article 24.

ARTICLE 25

BUILDING OPERATIONS DOCUMENTS

25.01 Compliance with Building Operations Documents. Tenant, its servants, employees, agents, visitors and licensees shall comply with the Building Operations Documents. Tenant may furnish copies of the Building Operations Documents (as the same may hereafter be amended in accordance with Article I above) to Tenant’s contractors, subcontractors and potential contractors and subcontractors.

25.02 Miscellaneous Terms. Any failure by Landlord to enforce any provision in the Building Operations Documents now or hereafter in effect, either against Tenant or any other tenant in the Building, shall not constitute a waiver of the enforceability of any such provision. Landlord shall not enforce any of the provisions in the Building Operations Documents in a manner which would be discriminatory toward Tenant.

ARTICLE 26

BROKER

26.01 Each of Landlord and Tenant warrants and represents that it has not dealt with any broker in connection with this transaction other than Newmark & Company Real Estate, Inc. as agency broker representing the Landlord and procuring broker representing the Tenant, and Royal 1 WTC Management LLC (collectively, the “Broker”). Each of Landlord and Tenant agrees to indemnify, defend, save and hold the other harmless from any claims for fees and commissions and against any liability (including actual, reasonable, out-of-pocket attorneys’ fees and disbursements) arising out of a breach or alleged breach of the foregoing warranty and representation by the indemnifying party (it being agreed, however, that Tenant’s indemnity hereunder shall not apply to any claims made by the Broker). Landlord shall be responsible for payment of any commission or other fee earned by the Broker with respect to the Lease pursuant to a separate agreement. The terms of this Article shall survive the expiration or sooner termination of this Lease.

ARTICLE 27

COMPLIANCE WITH SECURITY HANDBOOK

27.01 By its execution of this Lease, Tenant at its expense agrees to (a) comply with the Information Security Handbook, (b) require all of its employees, consultants and contractors (and any other parties required by the Information Security Handbook) to comply with the Information Security Handbook and the terms of this Article 27 and (c) include in each sublease and other occupancy agreement an express obligation that all subtenants and other occupants of any portion of the Premises (and all of their employees, consultants, contractors and any other parties required by the Information Security Handbook) must comply with the Information Security Handbook and the terms of this Article 27.

27.02 Tenant and all entities dealing with Tenant (including any contractors and consultants) that have access to information with respect to the Building and/or the World Trade Center shall be obligated, prior to any access thereby to such information, to execute and deliver the Port Authority’s then standard form of Non-Disclosure and Confidentiality Agreement. Any individual employed by Tenant or by any entity dealing with Tenant (including any contractors and consultants) that has access to information with respect to the Building and/or the World Trade Center shall, if obligated by Port Authority, be obligated, prior to any access thereby to such information, to (a) execute and deliver the Port Authority’s then standard form of Non-Disclosure and Confidentiality Agreement, (b) attend any required training classes regarding the handling of Confidential and Privileged Information and (c) obtain a SWAC (secure worker access consortium) card, which shall include a background check.

27.03 Notwithstanding anything contrary contained in this Lease or in the Information Security Handbook, Landlord may elect, in its sole and absolute discretion, to restrict access by Tenant and any party dealing with Tenant (including any contractors and consultants) to Confidential and Privileged Information by means of a secure electronic “war room” or by making copies of same available for inspection and review by Tenant and/or such parties dealing with Tenant at Landlord’s offices (or at the offices of Landlord’s designee) in New York City, in either case in lieu of providing copies of such Confidential and Privileged Information to Tenant and/or such parties dealing with Tenant.

ARTICLE 28

SECURITY DEPOSIT

28.01 Simultaneously herewith, Tenant shall deposit with Landlord a Letter of Credit in the amount of the Security Deposit as security for the full, faithful and punctual performance by Tenant of all of the terms of this Lease. In the event Tenant defaults in the performance of any of the terms of this Lease, including the payment of rent, or in the event of a Bankruptcy Event, Landlord may draw down the proceeds of all or any portion of the Letter of Credit in its sole and absolute discretion and use, apply or retain the whole or any part of the proceeds thereof to the extent required for the payment of any rent or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms of this Lease, including any damages or deficiency in the re-letting of the Premises, whether accruing before or after summary proceedings or other re-entry by Landlord. In the case of every such use, application or retention, Tenant shall, within ten (10) Business Days after demand therefor, deliver to Landlord an amendment to the Letter of Credit so that the same shall be equal to its former amount. The Security Deposit, without interest, shall be returned to Tenant within ninety (90) days after the expiration or sooner termination of this Lease, delivery of exclusive possession of the Premises to Landlord in the manner required hereunder and the payment by Tenant of all Rent hereunder.

28.02 The letter of credit shall be a clean, irrevocable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon any commercial bank which is a member of The Clearing House Payments Company L.L.C. (hereinafter referred to as the “Issuing Bank”) with offices for banking purposes in the City of New York and having a net worth of not less than [Omitted] and 00/100 ($[Omitted]) Dollars, which Letter of Credit shall be drawable upon in New York City, have a term of not less than one year, be in the form attached hereto as Exhibit F, be for the account of Landlord and be in the amount of the Security Deposit. Tenant acknowledges that it is a material inducement to Landlord to enter into this Lease that the security be maintained in the form of a Letter of Credit and that Tenant’s failure to provide and maintain such Letter of Credit throughout the Term shall constitute a material default under this Lease, and Tenant further acknowledges that notwithstanding anything in this Lease, Tenant shall not be permitted to provide cash security. The Letter of Credit shall provide that:

A. The Issuing Bank shall pay to Landlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;

B. The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term (and shall remain in effect for not less than six (6) months following the Expiration Date), unless the Issuing Bank sends notification (hereinafter referred to as the “Non-Renewal Notice”) to Landlord by certified or registered mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed;

C. If Landlord receives a Non-Renewal Notice and Tenant fails to provide a replacement Letter of Credit which meets the requirements of this Lease not fewer than thirty (30) days prior to the expiration of the Letter of Credit, such failure shall constitute a material default under this Lease and Landlord shall have the right, exercisable by a sight draft, to receive the monies represented by the Letter of Credit (which monies shall be held by Landlord as a cash deposit pursuant to the terms of this Article 28 pending the replacement of such Letter of Credit or Tenant’s default; however, Landlord’s holding of such cash security shall not be deemed a waiver of Tenant’s default of its obligation to maintain the security in the form of a Letter of Credit);

D. Upon Landlord’s sale of Landlord’s interest in the Land and the Building, the Letter of Credit shall be transferable by Landlord, without charge, as provided in Section 28.03 hereof; and

E. If a Bankruptcy Event occurs, Landlord shall have the right, exercisable by a sight draft, to receive monies represented by the Letter of Credit.

28.03 In the event of a sale of Landlord’s interest in the Land and the Building, Landlord shall have the right to transfer (at no expense to Landlord) the Letter of Credit deposited hereunder to the vendee or lessee, and Landlord shall be released by Tenant from all liability for the return of such Letter of Credit. In such event, Tenant agrees to look solely to the new landlord for the return of said Letter of Credit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said Letter of Credit to a new landlord.

28.04 Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the monies or Letter of Credit deposited hereunder as security, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

28.05 Landlord agrees that it will not draw down the proceeds of the Letter of Credit except in the event of a default by Tenant hereunder or a Bankruptcy Event or the non-renewal of such Letter of Credit by the Issuing Bank.

28.06 In the event that at any time during the Term, Landlord, in Landlord’s reasonable opinion, believes (a) that the net worth of the Issuing Bank shall be less than the minimum amount specified in Section 28.02 hereof, or (b) that circumstances have occurred indicating that the Issuing Bank may be incapable of, unable to, or prohibited from honoring the then existing Letter of Credit (hereinafter referred to as the “Existing L/C”) in accordance with the terms thereof, then, upon the happening of either of the foregoing, Landlord may send Notice to Tenant (hereinafter referred to as the “Replacement Notice”) requiring Tenant within thirty (30) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the “Replacement L/C”) from an Issuing Bank meeting the qualifications described in Section 28.02 hereof. Upon receipt of a Replacement L/C meeting the qualifications of Section 28.02 hereof, Landlord shall forthwith return the Existing L/C to Tenant. In the event that (i) a Replacement L/C meeting the qualifications of Section 28.02 hereof is not received by Landlord within the time specified, or (ii) Landlord reasonably believes an emergency exists, then in either event, the Existing L/C may be presented for payment by Landlord and the proceeds thereof shall be held by Landlord in accordance with Article 28 hereof, subject, however, to Tenant’s obligation to replace such cash security with a new letter of credit meeting the qualifications of Section 28.02 hereof.

28.07 This Section 28.07 is applicable to the named Tenant (i.e., Mobo Systems, Inc. d/b/a Olo) only. Provided that the named Tenant (a) is not then in default under this Lease, (b) is not then subject to a Bankruptcy Event, (c) has a net worth (exclusive of intangibles, including goodwill) computed in accordance with GAAP equal to or greater than fifteen (15) times the then annual Fixed Rent and Recurring Additional Rent reserved hereunder, which net worth shall be evidenced by certified financial statements prepared by Tenant’s independent certified public accountants (if such certified financial statements are regularly prepared therefor by a certified public accountant) or reasonably detailed uncertified financial statements (if certified financial statements are not regularly prepared therefor by a certified public accountant), and (d) shall have timely made all payments of Fixed Rent and additional rent, then after the third (3rd) anniversary of the final day of the Fixed Rent Abatement Period, the named Tenant shall be entitled to reduce the amount of the Letter of Credit to [Omitted] Dollars ($[Omitted]). The Letter of Credit shall be reduced by Tenant’s delivering to Landlord either (x) an amendment to the Existing L/C (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the Existing L/C to the amount of the permitted reduction or (y) a replacement Letter of Credit (which replacement must be reasonably acceptable to Landlord in all respects and in accordance with Section 28.02), in the then reduced amount of the Letter of Credit. If a new Letter of Credit in the form required hereunder is so delivered, Landlord shall promptly after such delivery return the prior Letter of Credit to the Issuing Bank.

28.08 Tenant shall pay Landlord’s actual, reasonable, out-of-pocket attorneys’ fees in connection with the replacement, substitution or amendment of the letter of credit described herein or the drawing thereon by Landlord.

ARTICLE 29

CONSENTS

29.01 Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any such consent or approval, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event of a determination favorable to Tenant, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no personal or other liability to Tenant for its refusal to give such consent or approval. The sole remedy for Landlord’s unreasonably withholding or delaying of consent or approval shall be as set forth in this Section 29.01.

ARTICLE 30

MISCELLANEOUS

30.01 In the event that an excavation or any construction should be made for building or other purposes upon land adjacent to the Building, or should be authorized to be made, Tenant shall, upon reasonable prior Notice, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction or other purpose, the right, in a manner so as to avoid interference with Tenant’s business, to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, or the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise.

30.02 Each of Landlord and Tenant waives the right to trial by jury in any summary proceeding that may hereafter be instituted against such party and any other action that may be brought hereunder, provided such waiver is not prohibited by law. Tenant shall not interpose any counterclaim in any summary proceeding, except for compulsory counterclaims.

30.03 Notwithstanding anything herein to the contrary, if (a) Landlord or Tenant, after a default by either party hereto (which continues beyond the expiration of any applicable notice or cure periods), commences an action or proceeding with respect thereto, the prevailing party shall recover its actual, reasonable, out-of-pocket attorneys’ fees, disbursements and court costs from the other party in connection with such matter and (b) Landlord, after a default by Tenant which continues beyond the expiration of any applicable notice or cure periods, places the enforcement of this Lease or the collection of any Fixed Rent, additional rent or other sum due, or to become due hereunder, in the hands of an attorney (but without the commencement of an action or proceeding), Landlord shall recover its actual, reasonable, out-of-pocket attorneys’ fees and disbursements from Tenant in connection with such matter. The provisions of this Section 30.03 shall survive the expiration or sooner termination of this Lease.

30.04 The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or, as applicable, any of the Building Operations Documents attached hereto or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agent shall not operate as a termination of this Lease or a surrender of the Premises. The receipt or acceptance by Landlord, or payment by Tenant, of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver shall be in writing and signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent required to be paid shall be deemed to be other than on account of the earliest such rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

30.05 This Lease with its exhibits, schedules and annexes (and all guaranties, and other documents being executed by the parties or their guarantors in connection with this Lease) contain the entire agreement between Landlord and Tenant and any executory agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is signed by the parties hereto. This Lease may not be orally waived, terminated, changed or modified. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.

30.06 The captions of Articles and Sections in this Lease and its Table of Contents are inserted only as a convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provision thereof. References to Articles and Sections are to those in this Lease unless otherwise noted.

30.07 No credit, refund, offset, or abatement of rent shall be granted in respect of any service provided or available to Tenant as provided in this Lease which is not desired or utilized by Tenant.

30.08 If any term, covenant, condition, provision or clause (collectively referred to as “terms and conditions” in this “representation of severability/enforcement of remedies” provision) of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be deemed by a competent tribunal to be invalid or unenforceable to any extent, the remaining terms and conditions of this Lease or the application thereof to any circumstances or to any person, firm or corporation other than those as to which any terms and conditions is held invalid or unenforceable, shall not be affected thereby and each remaining terms and conditions and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law. Notwithstanding the foregoing, in no event whatsoever shall any such determination of invalidity or unenforceability by a competent tribunal be construed as precluding either party from seeking enforcement of, or appropriate remedies with respect to, the other terms, conditions and provisions of this Lease.

30.09 No vault or cellar or sub-cellar space not within the property line of the Building is leased hereunder, anything to the contrary indicated elsewhere in this Lease notwithstanding.

30.10 Each of the schedules and exhibits appended to this Lease is incorporated by reference herein as if set out in full herein. If, and to the extent that, any of the provisions of the body of this Lease conflict, or are otherwise inconsistent, with any of the schedules and exhibits appended to this Lease or the Building Operations Documents, then, whether or not such inconsistency is expressly noted in the body of this Lease, the more stringent provision shall govern. The term “including” when used herein shall mean “including, without limitation.” Each use in this Lease of the term “commercially reasonable efforts” shall be deemed to mean that the party obligated to use such efforts shall not be required to incur any material costs, to perform any work on an overtime basis or to commence an action or proceeding.

30.11 Notwithstanding anything herein to the contrary, it is to be strictly understood and agreed that (X) the submission by Landlord to Tenant of any drafts of this Lease or any correspondence with respect thereto shall (i) be deemed submission solely for Tenant’s consideration and not for acceptance and execution, (ii) have no binding force or effect, (iii) not constitute an option for the leasing of the Premises or a lease or conveyance of the Premises by Landlord to Tenant and (iv) not confer upon Tenant or any other party any title or estate in the Premises, (Y) the terms and conditions of this Lease shall not be binding upon either party hereto in any way unless and until (a) it is unconditionally executed and delivered by both parties in their respective sole and absolute discretion and (b) all other conditions precedent to the effectiveness thereof shall have been fulfilled or waived, and (Z) if this Lease and other agreements are not so executed and delivered for any reason whatsoever (including either party’s willful or other refusal to do so or bad faith), neither Landlord nor Tenant shall be liable to the other with respect to this Lease on account of any written or parol representations or negotiations, or drafts, comments or correspondence between the parties or their respective agents or representatives on any legal or equitable theory (including part performance, promissory estoppel, undue enrichment, fraud, breach of good faith negotiation obligation or otherwise).

30.12 Whenever this Lease shall provide that a consent shall not be unreasonably withheld or delayed, such consent shall also not be unreasonably conditioned.

30.13 Confidentiality.

A. Subject to the terms of applicable Legal Requirements, including the FOI Policy, neither Landlord nor Tenant nor any of any their respective employees, representatives, agents or consultants shall publicize, advertise or otherwise disclose any of the economic terms (including Fixed Rent or Additional Rent payable hereunder) nor any of the material terms of this Lease which are not otherwise in the public domain without the prior written consent of the other party except to the extent that such information is already in the public domain (other than by reason of a violation of this Section) or disclosure thereof shall be required to be made (a) to any actual or prospective lenders, insurers, underwriters, investors, purchasers, mortgagees, overlessors, assignees or subtenants (or any of their respective employees, representatives, agents or consultants), (b) by Legal Requirements, (c) in any arbitration or litigation between the parties, (d) to any Governmental Authority providing to Landlord and/or Tenant business incentives, or to any Governmental Authority which is a party to an agreement pursuant to which such business incentives are being provided to Tenant, (e) to the partners, members, directors and officers of Landlord and Tenant, as well as such parties’ legal counsel and accountants who need to know such information for the purpose of complying with the terms and conditions hereof or (f) in Landlord’s or Tenant’s financial statements as shall be required by GAAP. The terms of this Section shall survive the expiration or sooner termination of this Lease and shall be subject to the terms of Section 27.03 hereof.

B. Each party acknowledges that the terms of this Lease as well as certain information furnished by the parties to each other in connection with this Lease may contain trade secrets or other proprietary information (the terms of this Lease together with all such information collectively, “Secure Information”). Subject to applicable Legal Requirements, including the FOI Policy, each party will maintain the confidentiality of all Secure

Information, and all other non-public information of any form provided by the other party pursuant to the terms of this Lease and which is/are not otherwise in the public domain; provided, however, that the foregoing shall not restrict either party from making any disclosure of such information (on a need-to-know basis only) to either party’s executive officers or senior staff, and legal and financial advisors, and/or to comply with any applicable Legal Requirements, provided, that each party shall in each case inform the party to which such disclosure is made that such information is confidential, inform such party of the confidentiality provisions of this Lease and obtain a written undertaking from such party to keep such information confidential in accordance with such confidentiality provisions. In the event that either party is requested by subpoena, court order or other similar process to disclose such information or if either party receives any freedom of information request under the FOI Policy seeking disclosure of the materials described in this Section 30.13B, the party receiving such request (the “Disclosing Party”) shall promptly, but in all cases prior to complying with such subpoena, court order or similar process or freedom of information request, provide the other party (the “Other Party”) with Notice of such request, including a description of the documents or information requested thereby, and to the extent that the Other Party determines that the requested documents or information contain trade secrets or other proprietary information, then the Other Party shall provide to the Disclosing Party within ten (10) Business Days of the date such Notice is given a letter setting forth which documents or information it seeks to have withheld and the basis for its determination. If, after reviewing such request, the Disclosing Party determines that it must disclose or cause its agents or representatives to disclose any such requested documents or information, it shall promptly deliver Notice to the Other Party of such determination prior to disclosure and the Other Party shall have an additional ten (10) Business Days to seek relief from a court of competent jurisdiction preventing such disclosure. The Disclosing Party shall not release or share such documents or information until after said additional ten (10) Business Day period and during the pendency of such litigation except to the extent required or directed to do so by a court of competent jurisdiction.

30.14 No Individual Liability.

A. No partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives of Landlord, nor the Port Authority, nor any commissioner, officer, employee, contractor, licensee, agent or representative thereof, shall be charged personally by Tenant with any liability or be held liable under any term or provision of this Lease or because of its execution or attempted execution or because of any breach or attempted or alleged breach thereof.

B. Except as otherwise expressly provided, no partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives of Tenant, shall be charged personally by Landlord with any liability or be held liable under any term or provision of this Lease or because of its execution or attempted execution or because of any breach or attempted or alleged breach thereof.

30.15 Trademark. Neither Tenant nor any occupant of the Premises shall use the words “One World Trade Center,” “1 WTC,” “World Trade Center,” “Port Authority” or any combination thereof for any purpose whatsoever, including as or for any corporate, firm or trade name, trademark or designation or description of merchandise or services, except that the foregoing shall not prevent the use (in a conventional manner and without emphasis or display) of the words “World Trade Center” as a part of Tenant’s or such occupant’s business address or by reference in the ordinary course of its business. Neither Tenant nor any occupant of the Premises shall use the name of the Building or any part or abbreviation thereof for any purpose whatsoever, except that the foregoing shall not prevent the use of the name of the Building or any part thereof (in a conventional manner and without emphasis or display) as a part of Tenant’s or such occupant’s business address or by reference in the ordinary course of its business.

30.16 Tenant’s OFAC Compliance.

A. Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the OFAC List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is/are prohibited by Legal Requirements or that this Lease is in violation of Legal Requirements, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Legal Requirement or Tenant is in violation of Legal Requirements.

B. Tenant covenants and agrees (a) to comply with all requirements of Legal Requirements relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately deliver Notice to Landlord in writing if any of the representations, warranties or covenants set forth in this Section or the preceding Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof.

C. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the OFAC List at any time during the Term shall be a material default (as to which no notice or cure period is applicable) hereunder. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the OFAC List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default (as to which no notice or cure period is applicable) hereunder.

30.17 No Liability. Reference to Landlord having “no liability to Tenant” or being “without liability to Tenant” or terms of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered, or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

30.18 Right to Challenge Bills. Except as otherwise expressly provided herein, all bills, invoices and statements rendered to Tenant pursuant to this Lease shall be binding and conclusive on Tenant unless, within sixty (60) days after receipt of same, Tenant notifies Landlord that it is disputing same (which Notice shall specify the particular respect(s) in which such disputed bill, invoice or statement is inaccurate or inappropriate). Tenant shall have the right to make any payments under protest without waiving any of its rights set forth under this Section 30.18.

30.19 Shaft Space. Tenant shall utilize any shaft space provided to Tenant in a reasonably efficient manner as shown on approved plans (and subject to Landlord’s on-site review thereof and on-site direction with respect thereto at Tenant’s expense, equal to Landlord’s Charge therefor).

30.20 Sales Tax. Landlord has attached a copy of a signed letter issued by the Port Authority regarding certain sales tax matters as Exhibit C. Upon Tenant’s written request not more than once every calendar year, Landlord shall cause the Port Authority to reissue a fully executed copy of a letter regarding such matters, if and to the extent same is available. No Landlord Party has made any representations or warranties with respect to the contents of such letters and no Landlord Party shall have any liability if any of the terms of such letters shall be incorrect in any respect or if Tenant for any reason shall not receive any such sales tax exemption.

30.21 Government Incentives. Landlord agrees to cooperate with Tenant in Tenant’s efforts to negotiate and implement an incentive package with various governmental entities and to execute and deliver any estoppel and other certificates or documentation reasonably and customarily required by such entities and making any reasonably required modifications to this Lease, provided that no such certificate, documentation or Lease modification shall (a) increase any obligation of Landlord under this Lease (except to a de minimis extent), (b) adversely affect any right of or benefit to Landlord under this Lease (except to a de minimis extent), (c) relieve Tenant of any of its obligation under this Lease, or (d) adversely affect other tenants or occupants in the Building in any way (except to a de minimis extent). Any and all fees, costs and expenses imposed by the governmental entities shall be borne solely by Tenant, and Tenant shall reimburse Landlord within thirty (30) days of Landlord’s demand therefor, for any and all reasonable out-of-pocket fees. costs and expenses actually incurred by Landlord in connection with Tenant’s requests and in cooperating with Tenant as provided in this Section 30.21, including, without limitation, the reasonable costs and expenses of Landlord’s counsel, consultants and professionals (except solely to the extent that any of such fees, costs and expenses relate to the performance of obligations with respect thereto that must be generally complied with by Landlord (as opposed to Tenant), in which event Tenant shall not be obligated to reimburse Landlord for such costs and expenses).

30.22 Tenant hereby acknowledges that (a) the amount of the markup imposed as part of Landlord’s Charge (including in connection with any unrelated third party approved or selected by Landlord in accordance with the applicable terms of this Lease), and the amounts listed under Exhibit D annexed hereto, are all deemed to be commercially reasonable, and (b) the amount charged to Landlord by any unrelated third party selected by Landlord in accordance with the applicable terms of this Lease is deemed to be commercially reasonable.

30.23 Landlord and Tenant acknowledge that (a) certain portions of the Building will be serviced by a neutral host distributed antenna system (the “DAS”), (b) the DAS antennas will be provided throughout these areas to effect adequate coverage, (c) the DAS will transmit and receive cell phone signals to and/or from wireless carriers, and (d) the DAS will not include any Wi-Fi connectivity. Tenant acknowledges that the DAS is being provided without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from any and all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to. or caused by, the failure or inability of such system to provide service to Tenant. Tenant acknowledges that Tenant shall be obligated, at its sole expense, subject to the terms of this Section 30.23, to reinstall. disconnect and/or relocate (as applicable) portions of the DAS within the Premises in connection with Tenant’s initial preparation of the Premises for use and occupancy and/or any Alterations. Notwithstanding anything herein to the contrary, prior to the commencement of Tenant’s initial preparation of the Premises for use and occupancy and/or any alterations, decorations, installations, additions or improvements performed by or on behalf of Tenant that affects the DAS in any manner at all (collectively, the “DAS Related Work”), including, without limitation, any work requiring the reinstallation, disconnection and/or relocation of any portion of the DAS (including, without limitation, any of the DAS antennas) or any work involving the demolition of any walls or the movement and/or removal of any portion of the ceiling, Tenant shall, at its sole expense, coordinate the design, planning and performance of any DAS Related Work with Landlord, Agent, the owner of the DAS (if not Landlord), and the contractor supplying the maintenance and repair services for the DAS (such parties, collectively, the “DAS Parties”). Tenant acknowledges that all DAS Related Work shall be subject to such changes and conditions as may be required by any of the DAS Parties and will require prior written approval therefrom. Any DAS Related Work shall be performed by the single subcontractor designated by Landlord or Landlord’s managing agent at Tenant’s expense in accordance with the terms of this Lease, including, without limitation, Article 13 and the Building Operations Documents (or the equivalent).

30.24 Tenant shall at all times comply (and cooperate with Landlord to comply) with Legal Requirements and/or all rules and regulations established by Landlord from time to time for the Building with respect to (i) the recycling of all corrugated cardboard, paper, magazines, catalogs, phone books and newspapers, as well as any metals, plastics and glass and (ii) composting organic waste generated by Tenant.

30.25 With respect to the provisions of Chapter 9 of Title 22 of the New York City Administrative Code, Tenant hereby waives, to the fullest extent same may be waived under applicable Legal Requirements, all rights and benefits that may be afforded to Tenant by virtue of such statute, including any consequential or punitive damages that may be imposed thereunder. In the event all or any portion of such waiver is determined to be invalid (pursuant to Legal Requirements, by a court of competent jurisdiction or otherwise). such determination shall not affect or modify or be deemed to affect or modify any other portions of this Lease in any manner.

ARTICLE 31

SUCCESSORS AND ASSIGNS

31.01 The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, except as otherwise expressly provided herein, their assigns.

ARTICLE 32

HAZARDOUS MATERIALS

32.01 Representations by Landlord. Landlord represents and warrants to Tenant that as of the Execution Date, Landlord has not received any notification of any violation of Environmental Laws at or in connection with the Land, the Building or the Premises.

32.02 Use of Hazardous Materials. Neither Landlord nor Tenant shall cause or permit any Hazardous Material to be used. transported, stored, released, handled, produced or installed in, on or from the Premises or the Building. The term “Hazardous Material(s)”- shall, for the purposes hereof, mean any flammable, explosive or radioactive materials; hazardous wastes; hazardous and toxic substances or related materials; mold; asbestos or any material containing asbestos; and any other waste, substance or material regulated under any federal, state or local law, ordinance, rule or regulation covering pollution or protection of the environment or human health and safety, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act. as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing (collectively, “Environmental Laws.”). However, the foregoing shall not be deemed to restrict (a) the normal and reasonable use of fuels, lubricants, pesticides, cleaning materials, paint and paint thinners, asphalt. caulks and other chemicals commonly used in copy machines, computers, word processing equipment and other business machines typically found in first-class offices and (b) the normal and reasonable use of materials customarily used in the cleaning and operation of first-class office buildings in midtown Manhattan, provided in all events that the same are used, handled and stored in accordance with all applicable Legal Requirements.

32.03 Removal of Hazardous Materials. If Landlord or Tenant breaches the terms of Sections 32.01 or 32.02 of this Lease, such party at its expense shall remove such Hazardous Material from the Premises and the Building in accordance with the applicable terms of this Lease and all applicable Legal Requirements; it being the intent of the parties that, neither party hereto shall be responsible for the removal of Hazardous Materials introduced by the other (and/or its agents, contractors and/or employees). All work required to be performed by Landlord at its expense pursuant to the terms of this Article 32 shall be performed upon and subject to the applicable terms of this Lease (including the terms of Article 10 hereof). If Tenant fails to perform any of the work required to be performed by Tenant pursuant to the terms of this Article 32 within thirty (30) days after delivery of Notice to Tenant with respect thereto (except in the event of an emergency, in which event no such Notice shall be required), then such work may be performed by Landlord at Tenant’s expense equal to Landlord’s Charge therefor, but otherwise upon and subject to the applicable terms of this Lease (including the terms of Article 10 hereof). Subject to the terms of the first sentence of this Section 32.03, if any Hazardous Materials which were not brought or introduced into the Building by Tenant are found in the Building, the Premises or at, on or under the Land, Landlord shall promptly remove or cause to be removed such Hazardous Materials at Landlord’s expense in accordance with the applicable terms of this Lease and all applicable Legal Requirements.

32.04 Survival. The provisions of this Article 32 shall survive the expiration or sooner termination of this Lease.

ARTICLE 33

SUBMISSION TO JURISDICTION

33.01 Jurisdiction; Venue; Governing Law. Landlord and Tenant each hereby (a) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York in respect to any action or proceeding concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings if the same is brought in New York City; (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (d) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Landlord and Tenant further agree that any action or proceeding in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York. This Lease and the rights and obligations of the parties hereunder shall be governed by and construed, and all actions, proceedings and all controversies and disputes arising under or of or relating to this Lease shall be resolved, in accordance with the internal substantive laws of the State of New York applicable to agreements made and to be wholly performed within the State of New York.

33.02 Compliance with the Litigation Legislation. Notwithstanding the foregoing nor anything to the contrary contained in this Lease, Tenant hereby expressly acknowledges that any litigation instituted by Tenant against the Port Authority must be brought in accordance with the requirements of the Litigation Legislation and nothing contained in Section 33.01 above or any other provisions of this Lease shall be deemed a waiver by the Port Authority of any provisions, rights or requirements thereunder.

ARTICLE 34

SIGNAGE; NAME OF BUILDING; ADDRESS

34.01 Building Name. Landlord shall have the right at any time and from time to time to name the Building for any person(s) or tenant(s) and to change any such name(s) at any time in its sole and absolute discretion without the consent or approval of Tenant.

34.02 Address. Landlord shall have the right at any time and from time to time to change the address of the Building in its sole and absolute discretion without the consent or approval of Tenant. As of the Execution Date, the address of the Building shall be either One World Trade Center or 1 World Trade Center (as determined by Landlord in its sole and absolute discretion). All governmental approvals, permits or licenses required in connection therewith shall be obtained and maintained by Landlord at its expense. Tenant at its expense shall cooperate with Landlord in connection with the obtaining and maintaining by Landlord of any address of the Building.

34.03 Signage.

A. Following the Commencement Date, Tenant at its expense shall have the right to install one (1) or more signs identifying Tenant (and any subtenant of Tenant) in a location(s) within the Premises on the eighty-second (82nd) floor of the Building. If Tenant subsequently ceases to lease all of the leasable area of the eighty-second (82nd) floor of the Building, (a) Tenant at its expense upon the request of Landlord shall remove any of the above signage on such floor that is no longer included within the Premises, (b) Landlord at Tenant’s expense equal to Landlord’s Charge therefor shall install one (1) Building standard sign identifying Tenant in a location designated by Landlord on or adjacent to the exterior doors of the Premises on such floor and (c) Landlord at Tenant’s expense equal to Landlord’s Charge therefor shall install Building standard directional signage in the elevator lobby on such floor. Tenant at its expense shall maintain all of such signs during the Term and Tenant shall remove all of such signs (and repair any damage caused by the removal thereof) prior to the expiration or sooner termination of this Lease. The parties agree that there shall be no (x) other separate identification of Tenant (or any subtenant) outside of the Premises and (y) restrictions on Landlord’s right to install any signage (i) for Landlord (including, as applicable, the Port Authority and/or The Durst Organization to the extent said entities or an affiliate thereof have a direct or indirect interest in Landlord), (ii) for any managing or leasing agent of the Building, (iii) for other tenants or occupants at the Building, or (iv) required by applicable Legal Requirements, the Port Authority and/or QAD.

ARTICLE 35

ARBITRATION

35.01 Applicable Clauses. In any instance where this Lease expressly provides, or the parties otherwise agree, that a dispute with respect to a specific matter may be submitted to arbitration, then either party may submit such dispute for resolution by non-expedited arbitration in The City of New York in accordance with JAMS Comprehensive Arbitration Rules and Procedures, as amended from time to time (collectively, the “JAMS Rules”), except to the extent modified by the terms of this Article; provided, however, that with respect to any such arbitration, (i) the arbitrator shall have no right to award damages; (ii) the decision and award of the arbitrator shall be final and conclusive on the parties; (iii) a single arbitrator designated in accordance with the JAMS Rules shall resolve all disputes submitted to arbitration other than those Sections referred to in clause (iv) below; and (iv) with respect to disputes under this Lease in which three (3) arbitrators are required pursuant to the express provisions of this Lease, each party shall, on the date it submits such dispute to arbitration, select and appoint (in its sole and absolute discretion) one arbitrator to act as its designee in accordance with the JAMS Rules and the two party-designated arbitrators shall jointly select the third arbitrator consistent with JAMS Rule 15 (where applicable in this Article 35 to account for an arbitration with three arbitrators instead of one, the term “arbitrator” shall mean the plural “arbitrators”). No arbitrator may serve on the panel unless he or she has agreed in writing to abide by the terms of this Article. Except with respect to the interpretation and enforcement of the arbitration procedures (which shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et. seq.), the arbitrators shall apply the laws of the State of New York (without giving effect to its choice of law principles) in connection with the dispute. If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized (but not directed) to enter judgment for the appearing party.

35.02 Arbitration Procedures. The arbitrator conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of applicable Legal Requirements. Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. Unless the parties agree otherwise in writing, and consistent with the FOI Policy, the parties, the arbitrators and JAMS shall treat the proceedings, any related discovery and the decisions of the arbitrators as confidential. Subject to the terms of the immediately preceding sentence, the parties may disclose the existence, content, or results of the arbitration in accordance with the JAMS Rules, applicable professional standards and Legal Requirements. Judgment may be had on the decision and award of the arbitrator so rendered in any court of competent jurisdiction. Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years’ experience in New York City in a calling connected with the matter of the dispute. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances. Notwithstanding anything herein to the contrary, (x) the arbitrator conducting any arbitration pursuant to the terms of this Article 35 shall be required to determine the successful party in any such arbitration and to select either the amount or item (as the case may be) proposed by Landlord or the amount or item (as the case may be) proposed by Tenant with respect to each amount or item (as the case may be) that shall be in dispute, based on which amount or item (as the case may be) he (or they, as the case may be) determines is closer to the correct determination thereof (i.e., if there are three (3) disputed items, the arbitrator shall select either the disputed item proposed by Landlord or the disputed item proposed by Tenant with respect to each of such three (3) disputed items, but the arbitrator shall not be obligated to select either all three (3) disputed items proposed by Landlord or all three (3) disputed items proposed by Tenant), (y) in connection with any arbitration proceeding pursuant to the terms of this Article 35, the unsuccessful party in such proceeding shall pay (1) to the successful party all out-of-pocket fees and expenses, including reasonable attorneys’ fees, incurred by the successful party in connection with such proceeding and (2) the fees and expenses of the arbitrator conducting any arbitration (it being agreed that if there are multiple disputed items and the arbitrator shall select disputed items proposed by both Landlord and Tenant, the arbitrator may determine the percentage of the fees and expenses of the successful party and the arbitrator to be paid by the unsuccessful party) and (z) Landlord and Tenant agree that (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor be entitled to recover, any damages. Pending a final determination pursuant to such arbitration, Tenant shall pay to Landlord any sum due hereunder in accordance with Landlord’s position. In the event it is determined in connection with the resolution of such dispute that Tenant has overpaid any sum, Landlord shall promptly, at Landlord’s election, either refund or credit such overpaid amount to Tenant without interest, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such overpaid amount without interest to Tenant. In no event whatsoever shall any determination of invalidity or unenforceability of any term be construed as precluding either party from seeking enforcement of, or appropriate remedies with respect to, the other terms, conditions or provisions of this Lease. Any arbitration proceeding hereunder shall be subject to the terms of Article 35 hereof.

35.03 Survival. This Article 35 shall survive the expiration or sooner termination of this Lease.

ARTICLE 36

RENEWAL OPTION

36.01 Provided that Tenant is not in monetary or material non-monetary default after notice hereunder on (i) the date Tenant delivers to Landlord the Election Notice (unless simultaneously with Tenant’s delivery of the Election Notice, Tenant cures the default) and (ii) the expiration date of the initial Term (it being understood that Landlord may waive any of such conditions in its sole discretion), Tenant shall have the option to renew the initial Term (the “Renewal Option”) with respect to the entire Premises for one (1) additional five (5) year term (the “Renewal Term”) commencing on the day after the last day of the initial Term and ending on the last day of the month immediately preceding the month in which occurs the fifth (5th) anniversary of the commencement date of the Renewal Term, which shall thereupon become the Expiration Date of this Lease. The Renewal Option may be exercised by notice (the “Election Notice”) to Landlord delivered no later than the date that is eighteen (18) months prior to the final day of the Term. The annual Fixed Rent for the Renewal Term shall be equal to one hundred percent (100%) of the annual fair market rental value of the Premises determined pursuant to the provisions of Sections 36.03 and 36.04 hereof.

36.02 Notwithstanding anything herein to the contrary, the Renewal Option may not be exercised by Tenant unless the named Tenant herein is the Tenant hereunder and is actually occupying (i.e., exclusive of any subtenants) one hundred percent (100%) of the Premises except for any Permitted Licensees at the time of the delivery by Tenant of the Election Notice and on the expiration date of the initial term. If the foregoing condition shall not be fully satisfied, then at Landlord’s option Tenant’s Election Notice shall be null and void and of no force or effect and Tenant shall have no further right to renew this Lease pursuant to the terms of this Article 36.

36.03 This Lease, as so extended during the Renewal Term, shall be upon the same terms and conditions as contained in this Lease, except that (i) the annual Fixed Rent for the Renewal Term shall be equal to one hundred percent (100%) of the annual fair market rental value of the Premises, determined in the manner set forth in this Article 36 as of the commencement date of the Renewal Term, it being agreed that such annual fair market rental value shall be a “gross rent” (i.e., with the PILOT Rate (or Taxes, if applicable), Expenses and the CAM Amount being paid on an escalated basis above a base number, which base number therefor is included in the gross rent), it being understood that such fair market value shall be based upon Landlord’s then determined rentable square footage of the Premises; (ii) the Premises shall be delivered in its then “AS IS” condition; (iii) Landlord shall not be required to do any work to the Premises or to provide any work allowance or fixed rent abatement period or concession in connection with Tenant’s continued occupancy of the Premises; (iv) Tenant shall continue to pay Recurring Additional Rent in accordance with the terms of Article 4 hereof, it being agreed that the base period for the PILOT Rate (or the base year for Tenant’s Tax Payment, if applicable), and the base year for Expenses during the Renewal Term shall be the PILOT Semi-Annual Period (for PILOT), the New York City real estate fiscal year (for Taxes), or the calendar year (for Expenses) in which occurs the commencement date of the Renewal Term, and the CAM Base Amount shall be equal to the CAM Amount for the calendar year in which occurs the commencement date of the Renewal Term; and (v) the fact that this Lease shall not contain any further Renewal Option. For purposes of this Article 36, the fair market rental value of the Premises shall be determined by taking into consideration the following factors (together with the terms of clauses (i) through (v) above): (a) the rental value for a direct lease of space of similar size and comparable condition in any first class office building located in Manhattan south of Canal Street for the first five (5) years of a ten (10) year lease term and (b) the lack of the necessity of Tenant to relocate and do additional work and (c) any other then relevant factors (which factors are subject in all events to the other express terms of this Article).

36.04 The exercise of the Renewal Option shall only be effective upon, and in strict compliance with, the following terms and conditions:

(i) The Renewal Option must be exercised in the manner (and no later than the date) specifically set forth herein or the Renewal Option shall be deemed waived and all of Tenant’s rights with respect thereto shall wholly cease, terminate and expire. Time shall be of the essence in connection with the exercise of the Renewal Option and the delivery of the Election Notice hereunder. If Tenant shall fail to timely deliver the Election Notice in accordance with the terms of this Article 36, Tenant shall have no further right to renew this Lease pursuant to the terms of this Article 36 and Tenant agrees upon request of Landlord to confirm such non-exercise in writing, but failure to do so by Tenant shall not operate to revive any rights of Tenant under this Article 36.

(ii) Landlord and Tenant shall seek to agree as to the amount of the fair market rental value of the Premises, taking into consideration the factors set forth in this Article 36. If Landlord and Tenant shall not agree as to the annual fair market rental value thereof by the date which is seven (7) months prior to the commencement date of the Renewal Term, then each of Landlord and Tenant, on the date which is the later to occur of (i) the date which is four (4) months after the Election Notice is given and (ii) six (6) months prior to the commencement date of the Renewal Term, simultaneously shall meet at the Building management office and exchange Arbitration Notices (as defined below), and in such event said annual fair market rental value with respect to the Premises shall be determined by arbitration in a single proceeding with three (3) arbitrators in accordance with the provisions of Article 35, except that the arbitrators so specified in such Arbitration Notices shall be licensed real estate brokers, managers or appraisers doing business in Manhattan south of Canal Street and having not less than ten (10)

years’ active experience as real estate brokers of office space or managers or appraisers of office buildings and leased office space in Manhattan south of Canal Street. In making their determinations, the arbitrators shall (a) consider only the criteria set forth in Section 36.03 hereof and follow the directions set forth in this Article 36 and (b) calculate the annual fair market rental value with respect to the Premises on a “gross basis” (i.e., with the PILOT Rate (or Taxes, if applicable), Expenses and the CAM Amount being paid on an escalated basis above a base number, which base number therefor is included in the gross rent) by selecting either the fair market rental value proposed by Landlord or the fair market rental value proposed by Tenant in their respective Arbitration Notices (i.e., so-called “baseball” arbitration without compromise).

(iii) “Arbitration Notices” shall mean any notice by Landlord or Tenant to the other pursuant to the terms of Article 36 or Article 37 hereof setting forth (a) the annual fixed rent of the Premises or First Offer Space, as applicable, on a “gross basis” (i.e., with the PILOT Rate (or Taxes, if applicable), Expenses and the CAM Amount being paid on an escalated basis above a base number, which base number therefor is included in the gross rent) for which the party in question believes that Landlord could lease the Premises to an unrelated third party in an arm’s length transaction in the then Manhattan real estate marketplace for the first five (5) years of a ten (10) year lease term (which annual fixed rental may include periodic increases and which amounts may differ from any terms previously proposed by the parties) and (b) an arbitrator designated by such party meeting the standards therefor set forth herein.

36.05 The parties hereto acknowledge that the only item to be determined by Landlord and Tenant pursuant to this Article 36 with respect to the Premises (whether by an agreement of the parties or by an arbitration proceeding, as the case may be) shall be the amount of the annual fixed rent payable by Tenant with respect to the Premises on a “gross basis.”

36.06 If at the commencement date of the Renewal Term, the amount of the Fixed Rent payable during that Renewal Term in accordance with the foregoing paragraphs of this Article shall not have been determined, then, pending such determination, Tenant shall pay Fixed Rent at the rate proposed by Landlord for that Renewal Term (the “Temporary Rate”). After the determination by arbitration of the annual fair market rental value of the Premises, if such rental value is greater or less than the “Temporary Rate” Landlord shall promptly pay to Tenant the excess of the Temporary Rate over (or Tenant shall promptly pay to Landlord the shortfall of the Temporary Rate below) the rental value determined by the arbitration, together with interest at one percent (1%) above the Prime Rate on the amount so paid; and the Fixed Rent so determined by the arbitration shall be payable during that Renewal Term.

36.07 In addition to the Fixed Rent payable by Tenant during the Renewal Term with respect to the Premises determined as herein provided, Tenant shall pay, from and after the commencement date of the Renewal Term, all additional rent and other costs and charges with respect to the Premises as are set forth in this Lease (including but not limited to additional rent as set forth in Article 4 hereof, subject to the terms of this Article 36).

36.08 Upon the determination of the Fixed Rent for the Renewal Term, Landlord and Tenant shall promptly execute an agreement reasonably satisfactory to Tenant and Landlord specifying the Fixed Rent and any other terms and conditions with respect to the Premises as may be reasonably requested by Landlord and Tenant. Failure of either party to execute and deliver such agreement shall not affect in any manner Tenant’s obligation to pay, and Landlord’s right to receive, such rent.

36.09 Any termination, cancellation or surrender of this Lease shall terminate any rights of Tenant pursuant to this Article 36. Except as otherwise expressly set forth in this Article 36, all of the terms of this Lease shall apply to the Premises during the Renewal Term.

ARTICLE 37

RIGHT OF FIRST OFFER

37.01 The term “First Offer Space” as used in this Article 37 shall mean the entire leasable area of the eight-first (81st) floor of the Building Office Space (other than the Building Common Areas located thereon), as may be offered by Landlord to Tenant pursuant to the provisions of this Article 37.

37.02 Provided that (a) the named Tenant is in actual occupancy (i.e., exclusive of any subtenants or assignees) of not less than one hundred percent (100%) of the Premises, except for any Permitted Licensees, both on the date of the exercise of the Right of First Offer and on the ROFO Commencement Date, (b) this Lease remains in full force and effect, (c) no monetary or material non-monetary default shall have occurred and be continuing, and (d) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described on the financial statements submitted by Tenant to Landlord in connection with this Lease, if the First Offer Space becomes available for leasing during the Term, and Landlord in good faith desires to offer the First Offer Space for lease on the open market, then, before offering the First Offer Space to any third party, Landlord shall first deliver to Tenant a written notice (“Landlord’s First Offer Notice”) offering to Tenant the right (the “Right of First Offer”) to add the First Offer Space to the Premises. Landlord’s First Offer Notice shall set forth (i) Landlord’s proposed increase in Fixed Rent if Tenant were to exercise the Right of First Offer, (ii) Landlord’s determination of the rentable square footage of the First Offer Space and (iii) the estimated ROFO Commencement Date. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to offer the First Offer Space to Tenant at any time after Landlord has delivered Landlord’s First Offer Notice, it being acknowledged that the Right of First Offer is a one (1) time right.

37.03

A. Tenant’s rights under this Article 37 are subject and subordinate to the rights of (X) Landlord to conduct, negotiate and/or document the initial lease-up of all or any portion of the First Offer Space, and (Y) each of the then existing tenants and/or occupants (each, an “Existing Tenant”) under their then respective existing leases or other rights of occupancy with respect to all or any portion of the First Offer Space, to renew or otherwise extend the respective terms of their leases or other rights of possession (whether or not pursuant to an option contained in such Existing Tenant’s lease or otherwise) or to execute a new lease with Landlord.

B. Tenant shall have twenty (20) days from the date of the Landlord’s First Offer Notice within which to accept said offer by delivering to Landlord written notice of such acceptance (“Tenant’s First Offer Acceptance Notice”) time being of the essence with respect thereto. Tenant’s First Offer Acceptance Notice shall expressly set forth (i) that Tenant elects to add the First Offer Space to the Premises and (ii) whether Tenant accepts or rejects Landlord’s proposed increase in Fixed Rent as provided in the Landlord’s First Offer Notice, and if Landlord’s proposed increase in Fixed Rent is rejected, Tenant’s First Offer Acceptance Notice shall also set forth Tenant’s proposed increase in Fixed Rent with respect to the First Offer Space. Unless Tenant’s First Offer Acceptance Notice expressly rejects Landlord’s proposed increase in Fixed Rent as provided in the Landlord’s First Offer Notice, the delivery of Tenant’s First Offer Acceptance Notice shall be deemed and construed to be an acceptance of Landlord’s proposed increase in Fixed Rent. If Tenant’s First Offer Acceptance Notice expressly rejects Landlord’s proposed increase in Fixed Rent as provided in the Landlord’s First Offer Notice, then the increase in Fixed Rent shall be determined in accordance with Sections 37.08 and 37.09 below. If Tenant fails to deliver Tenant’s First Offer Acceptance Notice to Landlord within said twenty (20) day period, time being of the essence with respect thereto, the Right of First Offer shall automatically and conclusively be deemed to be null and void ab initio and of no force or effect whatsoever, it being understood and agreed to that in such event, Landlord shall have the absolute right, free of any rights and/or claims of Tenant of any kind or nature whatsoever and without any liability to Tenant whatsoever, to lease, license and/or allow the use and/or occupancy of the First Offer Space, and accordingly, the First Offer Space shall no longer be subject to the Right of First Offer. Alternatively, if Tenant duly exercises the Right of First Offer by delivering to Landlord the Tenant’s First Offer Acceptance Notice within said twenty (20) day period, time being of the essence with respect thereto, then the First Offer Space shall be leased to Tenant on all of the same terms, provisions, covenants and conditions of this Lease, except only as specifically modified by this Article 37. Notwithstanding anything to the contrary contained in this Section 37.03 or in Landlord’s First Offer Notice, after Tenant’s delivery of the Tenant’s First Offer Acceptance Notice, Landlord may elect, in its sole discretion, to accelerate the ROFO Commencement Date upon not less than thirty (30) days prior written notice to Tenant.

37.04 In the event that Tenant duly and timely exercises the Right of First Offer in the manner set forth above, then, effective as of the date that vacant possession of the First Offer Space shall be delivered to Tenant (the “ROFO Commencement Date”):

(i) The Fixed Rent shall be increased by the annual fair market rental value for the First Offer Space as of the date on which vacant possession of same is scheduled to be delivered to Tenant, which if Tenant rejected Landlord proposed increase in Fixed Rent as provided in Subsection 37.03B, such amount shall be determined pursuant to Sections 37.08 and 37.09 below;

(ii) Tenant shall pay Recurring Additional Rent with respect to the First Offer Space pursuant to Articles 4 and 6 hereof and this Article 37;

(iii) The rentable square footage of the First Offer Space shall be determined solely by Landlord using the same loss factor that Landlord is then using in offering space in the Building on the open market to qualified parties (if Landlord shall then have space available for leasing), or if Landlord shall not then have space available for leasing, then using the same loss factor that Landlord would use at that time if Landlord were to offer the First Offer Space on the open market to qualified parties;

(iv) The Letter of Credit amount shall be increased by an amount equal to six (6) months of the Fixed Rent applicable to the First Offer Space, or four (4) months if the provisions of Section 28.07 are applicable; provided, that if the Tenant has a net worth (exclusive of intangibles, including goodwill) for the twelve month period prior to the ROFO Commencement Date which is in excess $[Omitted] computed in accordance with GAAP (which net worth shall be evidenced by certified financial statements prepared by Tenant’s independent certified public accountants (if such certified financial statements are regularly prepared therefor by a certified public accountant) or reasonably detailed uncertified financial statements (if certified financial statements are not regularly prepared therefor by a certified public accountant)), then the Letter of Credit shall be increased by an amount equal to two (2) months of the Fixed Rent applicable to the First Offer Space; and

(v) The First Offer Space shall be delivered in its then “AS IS” condition.

37.05 In the event that Tenant duly and timely exercises the Right of First Offer pursuant to this Article 37, the parties shall immediately be bound thereby without the execution of an amendment to this Lease; provided, however, at the request of either Landlord or Tenant, the parties shall promptly execute and deliver a written amendment to this Lease, in form and substance satisfactory to Landlord, reflecting: (i) the addition of the First Offer Space as part of the Premises for the remainder of the Term, (ii) the increase of the Fixed Rent (provided that if Tenant rejected Landlord’s proposed increase in Fixed Rent as provided in Subsection 37.03B, such increase shall be included in a further amendment as set forth in Section 37.11 after the same shall be determined in accordance with Sections 37.08 and 37.09), and (iii) that Tenant shall pay Recurring Additional Rent with respect to First Offer Space in accordance with the terms of Articles 4, 6 and this Article 37 (it being agreed that Tenant’s Share, PILOT Space and PILOT Square Feet shall each be appropriately increased on account of the First Offer Space, provided that the CAM Base Amount, Expense Base, PILOT Base Rate and Tax Base Amount shall be calculated using the then current base years in which the estimated ROFO Commencement Date occurs).

37.06 Notwithstanding anything to the contrary, if Tenant timely exercises the Right of First Offer pursuant to this Article 37 and such exercise shall occur during the last eighteen (18) months of the initial Term, then Tenant shall be deemed, pursuant to Article 37, to have exercised its Renewal Option.

37.07 Tenant acknowledges and agrees that once Tenant gives the Tenant’s First Offer Acceptance Notice, the same shall be binding upon Tenant and Tenant shall have no right to withdraw or rescind such notice, subject, however, to Landlord’s rights pursuant to Section 37.14 below.

37.08 Promptly following Tenant’s exercise of the Right of First Offer, if Tenant expressly rejects in Tenant’s First Offer Acceptance Notice Landlord’s proposed increase in Fixed Rent provided for in Landlord’s First Offer Notice, then, Landlord and Tenant shall seek to agree as to the amount of such fair market rental value for the First Offer Space, taking into consideration the fair market rental value of space of similar size and similar condition in comparable downtown Manhattan office buildings (including the Building) available for a comparable term and that reflects adjustments for CAM Base Amount, Expense Base, PILOT Base Rate and Tax Base Amount and any other then relevant factors. If they shall not agree as to such value by the date which is one (1) month after the Right of First Offer shall be exercised by Tenant, then said annual fair market rental value shall be determined by arbitration as hereinafter in this Article provided.

37.09 If Landlord and Tenant shall be unable to agree as to the annual fair market rental value for the First Offer Space by the date which is one (1) month after the Right of First Offer shall be exercised by Tenant, then each of Landlord and Tenant, by no later than two (2) months after the date the Right of First Offer shall be exercised by Tenant, then each of Landlord and Tenant on a date thereafter designated by Landlord and reasonably acceptable to Tenant, simultaneously shall meet at the Building management office and shall exchange Arbitration Notices. In such event the annual fair market rental value for the First Offer Space shall be determined by arbitration in accordance with the applicable terms of Section 36.04(ii) of this Lease, except that in making their determinations, the arbitrators shall consider only the criteria set forth in this Article 37, as applicable to the First Offer Space, and follow the directions set forth in this Article 37. In making their determinations, the arbitrators shall (a) consider the criteria set forth in Sections 37.04, 37.05 and 37.08 hereof, and (b) follow the directions set forth in this Article 37. The arbitrators shall be required to select either the fair market rental value for the First Offer Space proposed by Landlord or the fair market rental value for the First Offer Space proposed by Tenant in their respective Arbitration Notices (i.e., so-called “baseball” arbitration without compromise). The decision of the arbitrators shall be final and binding.

37.10 If on the ROFO Commencement Date, the annual fair market rental value with respect to the First Offer Space shall not have been determined in accordance with the provisions of Sections 37.08 and/or 37.09 above, then, pending such determination, Tenant shall pay Fixed Rent for the First Offer Space at the rate proposed by Landlord (each, a “Temporary Offer Space Rate”). After the determination by arbitration of the annual fair market rental value of the First Offer Space, if such rental value is greater (or less) than the Temporary Offer Space Rate, Landlord shall provide to Tenant a rent credit in the amount equal to the excess of the Temporary Offer Space Rate over (or Tenant shall promptly pay to Landlord the shortfall of the Temporary Offer Space Rate below) the rental value determined by the arbitration, together with interest at the Prime Rate on the amount so paid; and the annual fair market rental value for the First Offer Space shall be added to the Fixed Rent payable by Tenant under this Lease.

37.11 Upon determination of the annual fair market rental value for the First Offer Space pursuant to Sections 37.08 and 37.09 above, Landlord and Tenant shall execute, acknowledge and deliver to each other an agreement specifying the amount of the Fixed Rent for the First Offer Space (but any failure to execute such an agreement shall not affect Tenant’s obligation to pay and Landlord’s right to receive such Fixed Rent).

37.12 In no event shall the existence of any one or more of the conditions set forth in Section 37.03 above be deemed or construed to relieve Tenant of its obligations pursuant to this Article 37, it being understood and agreed to that such conditions are for the sole benefit of Landlord and may be waived in whole or in part, only by the written election of Landlord. In addition to the foregoing, if any one or more of the conditions set forth in Section 37.03 above shall exist either at the time of the giving of the Tenant’s First Offer Acceptance Notice or on the ROFO Commencement Date, then, (x) at Landlord’s option, to the extent the First Offer Space has not then been delivered to Tenant, Tenant’s First Offer Acceptance Notice shall be null and void and of no force or effect and (y) for so long as any one or more of such conditions exist and/or otherwise remain uncured by Tenant, Landlord shall have the right in its sole discretion to lease all or any portion of the First Offer Space or to otherwise grant options or rights with respect to any First Offer Space to any other party, free of any rights of Tenant set forth in this Article 37, which options and rights shall be superior to the rights granted to Tenant pursuant to this Article 37, whether or not Tenant subsequently cures such conditions.

37.13 Nothing contained in this Article 37 shall be construed (i) to obligate Landlord to exercise any “takeover,” “takeback,” or “sublease-back” rights or to refuse its consent to any proposed sublease or assignment by a tenant in possession of any portion of any First Offer Space; or (ii) to obligate Landlord to buyout any tenant, terminate or cancel any lease, or to evict a tenant of any portion of the First Offer Space, notwithstanding the fact that any such tenant is in default under its lease thereof.

37.14 Notwithstanding anything to the contrary contained herein, in the event Landlord fails or is unable to deliver all or any portion of the First Offer Space to Tenant as a result of the holding over of any tenant, subtenant, occupant or otherwise, Landlord shall not be subject to any liability whatsoever for such failure or inability to deliver possession of the First Offer Space, and the exercise of the Right of First Offer by Tenant shall remain effective, but the Fixed Rent and additional rent shall not commence with respect to the First Offer Space and the First Offer Space shall not be or become a part of the Premises until the date upon which the same is actually delivered to Tenant.

37.15 Tenant expressly waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages, direct or indirect, which may result from Landlord’s failure or inability to deliver possession of the First Offer Space. Tenant agrees that the provisions of this Article 37 are intended to constitute “express provisions to the contrary” within the meaning of said Section 223-a.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the date first above written.

LANDLORD: WTC TOWER 1 LLC

By: Tower 1 Holdings LLC, its Sole Member

By: Tower 1 Joint Venture LLC, its Sole Member

By: Durst WTC Holding LLC, its Authorized Signatory

By: The Durst Manager LLC, its Manager

By: SRDA Manager, LLC, its Managing Member

By.	/s/ Jonathan D. Durst
Name: Jonathan D. Durst
Title: President

TENANT: MOBO SYSTEMS, INC., d/b/a Olo

By:	/s/ Matthew Tucker
Name: Matthew Tucker
Title: Chief Operating Officer

-Signature Page to Lease-

TENANT ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 3rd     day of     June                 in the year 2019 before me, the undersigned, a Notary Public in and for said state, personally appeared Matthew Tucker personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Valerie J. Stanolevich
Notary Public

-Acknowledgment Page to Lease-

EXHIBITS LIST

EXHIBIT A	FLOOR PLAN*

EXHIBIT B	STANDARD FORM OF NON-DISTURBANCE AGREEMENT-NET LESSOR

EXHIBIT C	SALES TAX LETTER

EXHIBIT D	SUPPLEMENTAL AND OVERTIME HVAC RATES

EXHIBIT E	RULES AND REGULATIONS

EXHIBIT F	FORM OF LETTER OF CREDIT

EXHIBIT G	CLEANING SPECIFICATIONS

*

Each floor plan included in the above Exhibits is attached solely for the limited purpose(s) set forth herein. Such floor plans may not include details or reflect conditions beyond the scope of such limited purpose(s) and, accordingly, the parties shall rely on such floor plans solely for such limited purpose(s).

-Acknowledgment Page to Lease-

EXHIBIT A

FLOOR PLAN

[Omitted]

A-1

EXHIBIT B

STANDARD FORM OF NON-DISTURBANCE AGREEMENT -NET LESSOR

[Omitted]

B-1

EXHIBIT C

SALES TAX LETTER

[Omitted]

C-1

EXHIBIT D

SUPPLEMENTAL AND OVERTIME HVAC RATES

[Omitted]

D-1

EXHIBIT E

[Omitted]

E-1

EXHIBIT F

FORM OF LETTER OF CREDIT

[Omitted]

F-1

EXHIBIT G

CLEANING SPECIFICATIONS

[Omitted]

G-1